As filed with the Securities and Exchange Commission on September 22, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PSB Financial, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	6036 (Primary Standard Industrial Classification Code Number)	39-4296886 (I.R.S. Employer Identification Number)
202 North Main St.
P.O. Box 191
Deer Lodge, Montana 59722
(406) 846-2202
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Phillip K. Willett
President and Chief Executive Officer
202 North Main St.
P.O. Box 191
Deer Lodge, Montana 59722
(406) 846-2202
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Jason E. Kuwayama, Esq. C.J. Wauters, Esq. Godfrey & Kahn, S.C. 833 East Michigan St., Suite 1800 Milwaukee, Wisconsin 53202 (414) 273-3500	Michael Krebs, Esq. Kate Henry, Esq. Nutter, McClennen & Fish, LLP 155 Seaport Boulevard Boston, Massachusetts (617) 439-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐
If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
(Proposed Holding Company for Pioneer State Bank, successor to Pioneer Federal Savings and
Loan Association)
Up to 1,380,000 Shares of Common Stock
(Subject to Increase to up to 1,587,000 Shares)
PSB Financial, Inc., referred to as “PSB Financial” throughout this prospectus, is offering shares of its common stock for sale in connection with the conversion of Pioneer Federal Savings and Loan Association, referred to as “Pioneer Federal” throughout this prospectus, from the mutual form of organization to the stock form of organization as a new entity to be known as “Pioneer State Bank.” There is currently no market for our common stock. We expect our common stock to be quoted on the OTCQB Market operated by OTC Markets Group following the completion of the stock offering and conversion. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, referred to as the “JOBS Act” throughout this prospectus.
The shares of common stock are first being offered for sale in a subscription offering in priority order (i) to members of Pioneer Federal with at least $50 on deposit as of the close of business on June 30, 2024, (ii) to the employee stock ownership plan of Pioneer State Bank; (iii) to members of Pioneer Federal with at least $50 on deposit as of the close of business on [           ], 2025, and (iv) to other members of Pioneer Federal as of the close of business on [           ], 2025. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in Beaverhead and Powell Counties in Montana. Any shares of common stock not purchased in the subscription offering or the community offering may be offered for sale to the public through a syndicate of broker-dealers, referred to as the “syndicated community offering” throughout this prospectus. The syndicated community offering, if held, may commence before the subscription offering and the community offering (including any extensions) have expired. However, no shares purchased in the subscription offering or the community offering will be issued until any syndicated community offering is completed. We may sell up to 1,587,000 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 1,020,000 shares to complete the stock offering and conversion.
The minimum purchase order is 25 shares. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 30,000 shares ($300,000) of common stock, and no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 60,000 shares ($600,000) of common stock, in all categories of the stock offering combined.
The subscription offering will expire at 12:00 noon, Mountain time, on [           ], 2025. We expect that the community offering, if held, may expire at the same time. We may extend the expiration date of the subscription offering and any community offering without notice to you until [           ], 2026, or longer if the Division of Banking & Financial Institutions of the State of Montana, referred to as the “MDOB” throughout this prospectus, and the Federal Deposit Insurance Corporation, referred to as the “FDIC” throughout this prospectus, approve a later date. No single extension may exceed 90 days and the stock offering must be completed by [           ], 2026. Once submitted, orders are irrevocable unless the subscription offering and/or the community offering are terminated or extended, with regulatory approval, beyond [           ], 2026, or the number of shares of common stock to be sold is increased to more than 1,587,000 shares or decreased to less than 1,020,000 shares. If the subscription offering and any community offering are extended beyond [           ], 2026, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the stock offering is increased to more than 1,587,000 shares or decreased to less than 1,020,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription offering and any community offering will be returned promptly with interest. Funds received in the subscription offering and any community offering will be held in a segregated account at Pioneer Federal and will earn interest at 0.77% per annum until completion or termination of the stock offering.
Keefe, Bruyette & Woods, Inc., referred to as “KBW” throughout this prospectus, will assist us in selling our shares of common stock on a best-efforts basis in the subscription offering and any community offering, and will serve as sole manager for any syndicated community offering. KBW is not required to purchase any shares of common stock we are offering for sale.
OFFERING SUMMARY
Price: $10.00 per share
	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	1,020,000	1,200,000	1,380,000	1,587,000
Gross offering proceeds	$10,200,000	$12,000,000	$13,800,000	$15,870,000
Estimated offering expenses, excluding selling agent fees and expenses(1)	$1,700,000	$1,700,000	$1,700,000	$1,700,000
Selling agent fees and expenses(1)(2)	$300,000	$300,000	$300,000	$300,000
Estimated net proceeds	$8,200,000	$10,000,000	$11,800,000	$13,870,000
Estimated net proceeds per share(1)	$8.04	$8.33	$8.55	$8.74

(1)
See “The Stock Offering and Conversion — Plan of Distribution; Selling Agent and Underwriter Compensation” for a discussion of KBW’s compensation for the stock offering including any additional compensation to be received by KBW and other broker-dealers in the event of a syndicated community offering.

(2)
Excludes records agent fees and expenses payable to KBW, which are included in estimated offering expenses. See “The Stock Offering and Conversion — Records Management.”

This investment involves a degree of risk, including the possible loss of principal.
See “Risk Factors” beginning on page 14.
These securities are not deposits or savings accounts and are not insured or guaranteed by the FDIC or any other governmental agent. None of the Securities and Exchange Commission, the MDOB, the FDIC, the Board of Governors of the Federal Reserve System or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
For assistance, contact the Stock Information Center at [                 ] toll-free.
The date of this prospectus is [           ], 2025.

PIONEER FEDERAL
SAVINGS AND LOAN
Member FDIC

TO BE SUCCEEDED BY PIONEER STATE BANK

MONTANA
200
Missouri River
287
Powell
200
200
279
15
141
Helena
12
Deer Lodge
90
274
287
43
43
278
Dillon
Beaverhead
15

Main Office
Deer Lodge
202 N Main St

Dillon
32 N. Washington St

Helena
MONTANA

i

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SUMMARY
The following summarizes the significant aspects of Pioneer Federal’s mutual-to-stock conversion and the related offering of common stock by PSB Financial. It may not contain all of the information that is important to you. For additional information, you should read this entire document carefully, including the financial statements and the related notes and the section entitled “Risk Factors,” before making an investment decision.
PSB Financial, Inc.
PSB Financial, a newly formed Maryland corporation, is offering for sale shares of its common stock in connection with the conversion of Pioneer Federal from a mutual savings association (meaning it has no stockholders) to Pioneer State Bank, a Montana stock bank. As a mutual savings bank, all depositors are members of and have voting rights in Pioneer Federal as to all matters requiring a vote of members. The following diagram depicts Pioneer Federal’s current organizational structure:
On September 10, 2025, Pioneer Federal formed Pioneer State Bank, a new Montana state-chartered banking entity formed for the purpose of facilitating the conversion. Upon the completion of the stock offering and the receipt of the necessary approvals from the MDOB, the FDIC and the Federal Reserve, Pioneer Federal will merge with and into Pioneer State Bank, with Pioneer State Bank surviving the merger. We refer in this prospectus to the merger of Pioneer Federal with and into Pioneer State Bank, and the related effects on Pioneer Federal, as the “conversion.”
Following the merger, Pioneer Federal, having been merged with and into Pioneer State Bank, will cease to have members and its former members will no longer have voting rights in Pioneer Federal. All voting rights formerly vested in Pioneer Federal will be vested in PSB Financial as the sole stockholder of Pioneer State Bank. The stockholders of PSB Financial will possess exclusive voting rights with respect to PSB Financial common stock.
Upon completion of the stock offering and conversion, PSB Financial will be 100% owned by its stockholders (including Pioneer Federal members who subscribe in the offering) and Pioneer State Bank will be 100% owned by PSB Financial.

The following diagram depicts our organizational structure after the completion of the stock offering and conversion:
PSB Financial was incorporated on September 11, 2025 and has not engaged in any business to date. Upon completion of the stock offering and conversion, PSB Financial will register as a bank holding company and will be subject to regulation and examination by the Board of Governors of the Federal Reserve System, referred to as the “Federal Reserve Board” throughout this prospectus, see “Regulation and Supervision.”
PSB Financial’s principal office is located at 202 North Main St., Deer Lodge, MT 59722, and the telephone number at that address is (406) 846-2202.
Pioneer Federal
Pioneer Federal is a state chartered mutual savings and loan association regulated by the MDOB and the FDIC. Pioneer Federal is also a member of the Federal Home Loan Bank of Des Moines (the “FHLB”). Pioneer Federal is a community-oriented financial institution serving southwestern Montana. We conduct our business from our main office in Deer Lodge, Montana, and our branch office, located in Dillon, Montana. Our loan portfolio consists primarily of one- to four-family residential mortgage loans. To a substantially lesser extent, we also originate commercial real estate loans, construction and land development loans, commercial loans, home equity loans and lines of credit, and consumer and automobile loans. We offer a variety of deposit accounts including non-interest-bearing demand accounts, interest-bearing demand accounts, savings accounts and certificates of deposit. In addition, we offer electronic banking services including mobile banking as well as online banking and bill pay.
We consider our primary market area for loan originations and deposit gathering to be Beaverhead and Powell Counties, as well as Deer Lodge, Granite, Silver Bow, Madison, Lewis & Clark counties and contiguous areas, in the western region of Montana. Both Deer Lodge and Dillon are close to the population hub of Butte, Montana, with Dillon approximately 60 miles southwest of Butte and Deer Lodge approximately 35 miles northwest of Butte.
Our primary market area is predominately rural with centralized town centers. According to the latest available data from the United States Census Bureau, Beaverhead County has a population of approximately 9,590 and Powell County has a population of approximately 7,240. The primary economic drivers in our market area are agriculture, tourism, and energy and resources including forest and mineral products. The market area economy has a focus on general agriculture, including cattle/sheep ranching and outdoors activities with a cross-section of other economic sectors including mining, healthcare and services. Various national parks or forestlands are located in the region.
Agriculture is one of the primary economic drivers for Beaverhead County, with cattle and hay the primary agriculture activities. Both market area counties have a large tourism economic sector, as the area is known for its outdoor recreational activities including fishing, snowmobiling, and hiking with both counties containing various national protected areas and national forests. Major employers in the primary market area include the Montana State Prison, Barrett Hospital and Healthcare, and High Divide Minerals, Inc., a large talc mine. In addition, other major employers include the local public schools, the University of Montana Western, Deer Lodge Medical Center, and various government agencies, including the U.S. Forest Service and the Bureau of Land Management.
Our loan portfolio consists primarily of fixed-rate mortgage loans secured by one- to-four family residential properties. To a significantly lesser extent, Pioneer Federal also originates commercial loans, construction and land development loans, home equity lines of credit and consumer and automobile loans. Essentially all of the commercial real estate and non-real estate loans in our portfolio reflect purchased participations. Pioneer Federal has not historically sold conforming, fixed-rate residential mortgage loans with longer terms into the secondary market.
We originate loans through employee and director marketing and advertising efforts, our existing customer base, walk-in customers and referrals from customers.
We generally do not purchase loans, except for participation interests in loans originated by other financial institutions acting as the lead lender. We generally originate loans for retention in our loan portfolio, allowing for continued direct contact with the borrower over the life of the loan. We historically have not sold loans off of our balance sheet. At June 30, 2025, we had no loans held-for-sale and $824,000 of loans serviced for others.
Our primary revenue source is interest income earned on loans and investments. Noninterest income is not a significant revenue source.
At June 30, 2025, we had total assets of $113.3 million and total deposits of $85.8. We had net interest income of $1.7 million for the six months ended June 30, 2025, and $3.2 million and $3.3 million for the years ended December 31, 2024 and 2023, respectively.
Our main office is located at 202 North Main Street, Deer Lodge, Montana, and the telephone number at that address is (406) 846-2202. Our website address is www.pioneerfed.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.
Business Strategy
Our principal objective is to build long-term value for our stockholders and positively impact our communities, customers and employees by operating a strong and trusted community savings association focused on serving our regional market area. Our current business strategy, which represents the business strategy that we intend to continue for the foreseeable future following the conversion as Pioneer State Bank, includes:
•
Continuing to focus on originating fixed-rate one- to four-family residential mortgage loans and residential construction/permanent loans for retention in the loan portfolio;

•
Modestly increasing relative volume of commercial loans, including real estate and non-real estate secured loans, by expanding our commercial underwriting and credit administration staff, while seeking to manage credit and other risks related to commercial lending;

•
Managing credit risk to maintain an acceptably low level of nonperforming assets, representing a continuation of our historical ability to minimize nonperforming assets by employing experienced credit professionals, having well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring;

•
Continuing efforts to grow low-cost “core” deposits, which we anticipate will provide additional fee income through ancillary services and fees that the deposit accounts may generate;

•
Remaining a community-oriented institution and relying on high quality service to maintain and build our local customer base;

•
Strengthening our digital-based banking capabilities, including through a new main data processing vendor anticipated in 2026, to remain an attractive option for current and potential customers, recognizing that customers can be expected to seek out banking institutions that have a technology platform that offers sufficient digital banking services; and

•
In addition to organic growth, we may consider expansion opportunities in our market area or in contiguous markets that we believe would enhance our franchise value and stockholder returns. These opportunities may include establishing new, or de novo, branch offices, acquiring branch offices, establishing loan production offices, or acquiring other financial institutions. We are considering branching opportunities that may arise in our primary market area, including a potential branch office in western Montana in late 2026 or the first six months of 2027.

We expect the strategies outlined above to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion and the stock offering, subject to any changes necessitated by future market conditions and other factors.
See “Business of Pioneer Federal” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Strategy” for a further discussion of our business strategy.
Pioneer State Bank
Pioneer State Bank is a newly chartered Montana commercial stock bank, incorporated on September 10, 2025. Pioneer State Bank has had no operations and will not operate independently prior to the conversion, having been formed for the purpose of facilitating the conversion. Upon the completion of the stock offering and the approval of the MDOB and the FDIC, Pioneer Federal will merge with and into Pioneer State Bank. The directors and officers of Pioneer State Bank are the directors and officers of Pioneer Federal. Pioneer State Bank will succeed to all of the rights, obligations, duties and liabilities of Pioneer Federal, and all banking operations previously conducted by Pioneer Federal will be conducted through Pioneer State Bank. As a Montana state-chartered bank, Pioneer State Bank will be subject to examination and regulation by the MDOB, as its chartering authority, and is also subject to examination by the FDIC, its primary federal regulatory and deposit insurer.
Reasons for the Stock Offering and Conversion
Our principal objective is to build long-term value for our stockholders and positively impact our communities, customers and employees by operating a strong and trusted community savings association focused on serving our regional market area. Our current business strategy, which represents the business strategy that we will continue following the conversion as Pioneer State Bank, includes:
•
Continuing to focus on originating fixed-rate one- to four-family residential mortgage loans and residential construction/permanent loans for retention in the loan portfolio;

•
Modestly increasing the capabilities and balances of commercial loans, including real estate and non-real estate secured loans, while seeking to limit the related risks, such as interest rate risk, credit risk and liquidity risk;

•
Managing credit risk to maintain an acceptably low level of nonperforming assets, representing a continuation of our historical ability to minimize nonperforming assets by employing experienced credit professionals, having well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring;

•
Continuing efforts to grow low-cost “core” deposits, which we define as checking accounts, savings accounts, money market accounts, and certificates of deposit not exceeding $250,000;

•
Remaining a community-oriented institution and relying on high quality service to maintain and build our local customer base;

•
Strengthening our digital-based banking capabilities, including through our use of a new main data processing vendor anticipated to begin in 2026, to remain an attractive option for current and potential customers, recognizing that customers can be expected to seek out banking institutions that have a technology platform that offers sufficient digital banking services; and

•
Seeking to expand operations primarily through organic growth while also considering branching opportunities that may arise in the primary market area, including a potential branch office in western Montana in late 2026 or the first six months of 2027.

We expect these strategies to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion and stock offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.
See “The Stock Offering and Conversion” for a more complete discussion of our reasons for conducting the stock offering and conversion.
Terms of the Stock Offering
PSB Financial is offering for sale between 1,020,000 and 1,380,000 shares of common stock to eligible members of Pioneer Federal and to the employee stock ownership plan of Pioneer State Bank in a subscription offering. To the extent shares remain available, we may offer shares for sale in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in Beaverhead and Powell Counties in Montana. We may also offer for sale shares of common stock not purchased in the subscription offering or in any community offering to the general public in a syndicated community offering. The number of shares of common stock to be sold may be increased to up to 1,587,000 shares as a result of demand for the shares of common stock in the stock offering or changes in market conditions. Once submitted, orders are irrevocable unless the number of shares of common stock offered for sale is increased to more than 1,587,000 shares or decreased to fewer than 1,020,000 shares, or the stock offering is extended beyond [     ], 2026. Subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the stock offering is extended beyond [         ], 2026, we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.77% per annum. If the number of shares offered for sale is increased to more than 1,587,000 shares or decreased to less than 1,020,000 shares, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled and funds delivered for the purchase of shares of common stock in the stock offering will be returned promptly with interest at 0.77% per annum. We will give these subscribers an opportunity to place new orders for a specified period of time.
The shares of common stock are being offered for sale at a purchase price of $10.00 per share. All investors will pay the same purchase price per share, and investors will not be charged a commission to purchase shares of common stock in the stock offering. KBW, our marketing agent for the stock offering, will use its best efforts to assist us in selling shares of our common stock but is not obligated to purchase any shares of common stock in the stock offering.
Important Risks of Owning PSB Financial Common Stock
Before you order shares of our common stock, you should read the “Risk Factors” section beginning on page 14 of this prospectus.
How We Determined the Offering Range and the $10.00 per Share Purchase Price
The amount of common stock PSB Financial is offering for sale is based on an independent appraisal of the estimated pro forma market value of PSB Financial, assuming the stock offering and conversion are completed. Feldman Financial Advisors, Inc., referred to as “Feldman Financial” throughout this prospectus, our independent appraiser, has estimated that, as of September 2, 2025, this market value was $12.0 million. Based on applicable federal regulations, this market value forms the midpoint of a valuation range with a minimum of $10.2 million and a maximum of $13.8 million. Based on this valuation and the $10.00 per share purchase price, the number of shares of common stock being offered for sale in the stock offering ranges from a minimum of 1,020,000 shares to a maximum of 1,380,000 shares. We may sell up to 1,587,000 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share purchase price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.
The independent appraisal is based in part on Pioneer Federal’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the stock offering and an analysis of a peer group of 10 publicly traded thrift holding companies with total assets ranging from $2,783.8 million to $987.5 million as of September 2, 2025 that Feldman Financial considered comparable to PSB Financial. In selecting the peer group, Feldman Financial considered certain key criteria such as asset size, stock exchange listing, capital level, profitability and other financial characteristics, operating strategy, and market area. Because of the regulatory appraisal guidelines and the limited number of publicly traded savings institutions and thrift holding companies, the selection process by Feldman Financial resulted in each of the peer group companies having total assets greater than Pioneer Federal’s asset size. The peer group also exhibited moderately higher profitability levels than Pioneer Federal. Feldman Financial believed that the peer group’s similar operating fundamentals and business strategies with regard to Pioneer Federal provided a meaningful basis of comparison for valuation pricing purposes. When preparing the independent appraisal, Feldman Financial made downward adjustments for earnings growth and viability, liquidity of the stock issue, and marketing of the stock issue. The downward adjustment for earnings growth and viability was prompted by Pioneer Federal’s lower return on average assets and less favorable efficiency ratio as compared to the peer group companies. The downward adjustment for the liquidity of the issue took into consideration the lower number of shares to be outstanding and the lower market capitalization expected in comparison to the peer group companies. The downward adjustment for marketing of the issue was based on the risk and uncertainty related to a new offering in the current environment of market volatility. For additional information, including the list of peer group companies, see “The Stock Offering and Conversion — Determination of Share Price and Number of Shares to be Issued.”
The following table presents a summary of selected pricing ratios for the peer group companies and for PSB Financial (on a pro forma basis) utilized by Feldman Financial in its independent appraisal. See “The Stock Offering and Conversion — Determination of Share Price and Number of Shares to be Issued” for information regarding the peer group companies. These ratios are based on PSB Financial’s book value, tangible book value and core earnings at and for the 12 months ended June 30, 2025. The peer group ratios are based on financial data as of June 30, 2025 and stock prices as of September 2, 2025. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 165.8% on a price-to-core earnings basis and a discount of 47.9% on a price-to-tangible book value basis.
	Price-to-core earnings multiple(1)	Price-to-book value ratio	Price-to-tangible book value ratio
PSB Financial (pro forma basis, assuming completion of the stock offering and conversion)(2)
Adjusted Maximum	55.56x	52.22%	52.22%
Maximum	50.00x	48.31%	48.31%
Midpoint	45.45x	44.46%	44.46%
Minimum	40.00x	40.14%	40.14%
Valuation of peer group companies, all of which are fully converted (historical basis):
Average	17.10x	82.30%	85.37%
Median	16.44x	83.67%	84.84%

(1)
Price-to-earnings multiples calculated by Feldman Financial for the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different from those presented in “Pro Forma Data.”

(2)
Pro forma pricing ratios for PSB Financial calculated by Feldman Financial for the independent appraisal are based on pro forma financial data at and for the 12 months ended June 30, 2025. These ratios are different from those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the stock offering and conversion the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, Feldman Financial used the pricing ratios presented in the appraisal to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the common stock of the institutions in the peer group. The value of the common stock of any company may be affected by a number of factors such as financial performance, asset size and market location.
For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Stock Offering and Conversion — Determination of Share Price and Number of Shares to be Issued.”
How We intend to Use the Proceeds from the Stock Offering
We believe the stock holding company form of organization will provide us with access to additional resources to expand the products and services we offer our customers. Our primary reasons for converting and raising additional capital through the stock offering are to:
•
Strengthen PSB Financial’s capital base by retaining up to 50% of net proceeds;

•
Invest at least 50% of the net proceeds in Pioneer State Bank with contributions ranging from $4.1 million to $6.9 million;

•
Fund the Employee Stock Ownership Plan (“ESOP”) to purchase shares;

•
Enhance our strategic financial flexibility;

•
Allow us the flexibility to pay cash dividends to shareholders in the future;

•
Enhance investment portfolio for growth;

•
Support general corporate purposes for long-term stability;

•
Expand lending capabilities and product offerings; and

•
Invest in securities for diversified income streams.

For more information, see “How We Intend to Use the Proceeds from the Stock Offering.”
Persons Who May Order Shares of Common Stock in the Stock Offering
We are offering the shares of common stock in a subscription offering in the following descending order of priority:
(i)   First, to members of Pioneer Federal with at least $50 on deposit as of the close of business on June 30, 2024;
(ii)   Second, to Pioneer State Bank’s employee stock ownership plan, which will receive, without payment, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the stock offering. We expect the employee stock ownership plan to purchase up to 8% of the shares of common stock sold in the stock offering;
(iii)   Third, to members of Pioneer Federal with at least $50 on deposit as of the close of business on [      ], 2025; and
(iv)   Fourth, to other members not otherwise in (i) or (ii) of Pioneer Federal as of the close of business on [     ], 2025.
Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with a preference given to the local community, natural persons (and trusts of natural persons) residing in Beaverhead and Powell Counties in Montana. If held, the local community offering may begin concurrently with, during or after the subscription offering. We may also offer for sale shares of common stock not purchased in the subscription offering or in any community offering to the general public through a syndicated community offering, which would be managed by KBW. We have the right to accept or reject, in our sole discretion, orders received in any community offering or syndicated community offering. Any determination to accept or reject stock orders in any local community offering or syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering for sale, we may not be able to fill your order, in full or in part. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Stock Offering and Conversion.”
Limits on How Much Common Stock You May Purchase
The minimum number of shares of common stock that may be purchased is 25.
Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than the greater of: (i) 30,000 shares ($300,000) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the stock offering combined, when combined with your purchases, cannot exceed 60,000 shares ($600,000) of common stock:
•
your spouse, or relatives of you or your spouse, who reside with you;

•
most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

•
other persons who may be your associates or who may be acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 60,000 shares ($600,000). See the detailed definitions of “associate” and “acting in concert” in the section of this prospectus entitled “The Stock Offering and Conversion — Limitations on Common Stock Purchases.”
Federal regulations provide that such purchase limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the stock offering do not exceed in the aggregate 10.0% of the number of shares of the common stock sold in the stock offering. Any request to purchase additional shares of common stock in the event the purchase limitation is so increased will be determined by our Board of Directors in its sole discretion.
Subject to any required regulatory approval, we may increase or decrease the purchase limitations at any time. See the detailed description of the purchase limitations in the section of this prospectus entitled “The Stock Offering and Conversion — Limitations on Common Stock Purchases.”
How You May Purchase Shares of Common Stock in the Subscription Offering and in any Community Offering
In the subscription offering and any community offering, you may pay for your shares only by:
•
personal check, bank check or money order, from the purchaser, made payable directly to PSB Financial, Inc.;

•
authorizing us to withdraw available funds (without any early withdrawal penalty) from your Pioneer Federal deposit account(s), other than checking accounts, or individual retirements accounts (IRAs). To use funds from a checking account, submit a check; or

•
cash.

Cash will only be accepted at Pioneer Federal’s main office and will be converted to a bank check. Please do not submit cash by mail.
Pioneer Federal is prohibited by law from lending funds to anyone to purchase shares of common stock in the stock offering. Additionally, you may not use any type of third-party check to pay for shares of common stock. Wire transfers will not be accepted. You may not submit a Pioneer Federal line of credit check for payment. You may not designate withdrawal from a Pioneer Federal account with check-writing privileges; instead, you may submit a check. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount and will immediately withdraw the amount from your checking account(s). You may not authorize direct withdrawal from a Pioneer Federal IRA. See “Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”
You may subscribe for shares of common stock in the subscription offering and any community offering by delivering a completed and signed original stock order form, together with full payment payable to PSB Financial, Inc. or authorization to withdraw funds from one or more of your Pioneer Federal deposit accounts, provided that the stock order form is received before 1:00 p.m., Mountain time, on [      ], 2025, which is the expiration of the subscription offering period. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by paying for overnight delivery to the address listed on the stock order form. You may also hand-deliver stock order forms to our offices, located at 202 North Main St., Deer Lodge, Montana and 32 N. Washington St., Dillon, Montana. Do not mail stock order forms to any of Pioneer Federal’s offices.
See “The Stock Offering and Conversion — Procedure for Purchasing Shares in the Subscription Offering and any Community Offering.”
Using Individual Retirement Account Funds to Purchase Shares of Common Stock
You may be able to subscribe for shares of common stock using funds in your Pioneer Federal IRA or other retirement account. If you wish to use some or all of the funds in your Pioneer Federal IRA or other retirement account, the applicable funds must be first transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center as soon as possible, but in no event less than two weeks before the [      ], 2025 subscription deadline, for assistance with purchases using funds in your IRA or other retirement account you may have at Pioneer Federal or elsewhere. Whether you may use such funds to purchase shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held. See “The Stock Offering and Conversion — Procedure for Purchasing Shares in the Subscription Offering and any Community Offering — Using Individual Retirement Account Funds.”
Purchases by Directors and Executive Officer
We expect our directors and executive officer, together with their associates, to subscribe for 102,700 shares ($1,027,000) of common stock in the stock offering, representing 10.1% of shares to be outstanding based on the sale of stock at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officer as a group, will purchase any specific number of shares of our common stock. They will pay the same price per share that all others who purchase shares of common stock in the stock offering will pay. Our directors and executive officer are subject to the same minimum purchase requirements and purchase limitations as other participants in the stock offering as set forth under “— Limits on How Much Common Stock You May Purchase.” Purchases by our directors and executive officer and their associates will be included in determining whether the required minimum number of shares have been subscribed for in the stock offering. For more information, see “Subscriptions by Directors and Executive Officer.”
Deadline for Submitting Orders for Shares of Common Stock in the Subscription Offering and any Community Offering
The deadline for submitting orders to purchase shares of common stock in the subscription offering and in any community offering is 12:00 noon, Mountain time, on [      ], 2025, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by 12:00 noon, Mountain time. Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 noon, Mountain time, on [      ], 2025, regardless of whether we have been able to locate each person entitled to subscription rights. See “The Stock Offering and Conversion — Procedure for Purchasing Shares in the Subscription Offering and any Community Offering — Expiration Date.”
You May Not Sell or Transfer Your Subscription Rights
Applicable regulations prohibit you from selling or transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription rights priority than you do. Taking this action may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.
Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares
If we do not receive valid orders for at least 1,020,000 shares of common stock, we may take additional steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:
•
increase the purchase limitations; and/or

•
seek regulatory approval to extend the stock offering beyond [           ], 2026.

If we extend the stock offering beyond [       ], 2026, we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.77% per annum from the date the stock order was processed.
If one or more purchase limitations are increased, we will not resolicit all subscribers. However, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be given the opportunity to increase their subscriptions up to the newly applicable purchase limit. We may increase the individual or aggregate purchase limitations to an amount generally not to exceed 5.0% of the common stock sold in the stock offering. See “The Stock Offering and Conversion — Limitations on Common Stock Purchases.”
Conditions to Completion of the Stock Offering and Conversion
The Board of Directors of Pioneer Federal has approved the plan of conversion. In addition, the FDIC has conditionally approved the plan of conversion and the Federal Reserve Board has conditionally approved PSB Financial’s application to become the bank holding company of Pioneer State Bank. We cannot complete the stock offering and conversion unless:
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The plan of conversion is approved by at least a majority of votes eligible to be cast by members of Pioneer Federal (depositors of Pioneer Federal). A special meeting of members to consider and vote upon the plan of conversion has been scheduled for [           ], 2025;

•
We sell at least 1,020,000 shares of common stock, which is the minimum of the offering range; and

•
We receive the final approval required from the MDOB and the FDIC to complete the Conversion and the final approval required from the Federal Reserve Board with respect to PSB Financial’s holding company application.

Any approval by the MDOB, the FDIC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

Our Dividend Policy
Following completion of the stock offering and conversion, our Board of Directors will be authorized to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions. See “Our Dividend Policy” for additional information.
Market for Common Stock
We anticipate that the common stock sold in the stock offering will be quoted on the OTCQB Market operated by OTC Markets Group following the completion of the stock offering and conversion. See “Market for the Common Stock.” KBW has advised us that it intends to make a market in our common stock following the stock offering, but it is under no obligation to do so. See “Market for the Common Stock.”
Delivery of Shares of Stock
All shares of common stock of PSB Financial sold in the stock offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the stock offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the stock offering. Shares of common stock sold in any syndicated community offering may be delivered electronically through The Depository Trust Company. We expect trading in the common stock to begin on the business day of or on the business day immediately following the completion of the stock offering and conversion. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, it is possible that purchasers may not be able to sell the shares of common stock that they have purchased, even though trading in the common stock will have begun. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.
Possible Change in the Offering Range
Feldman Financial will update its independent appraisal before we complete the stock offering and conversion. If, as a result of demand for the shares or chances in market conditions, Feldman Financial determines that our pro forma market value has increased, we may sell up to 1,587,000 shares in the stock offering without further notice to you. If our pro forma market value at that time is either below $10.2 million or above $15.87 million, then, after consulting with the MDOB and the FDIC, we may:
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terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the stock offering with interest at 0.77% per annum;

•
set a new offering range; or

•
take such other actions as may be permitted by the MDOB, the FDIC, the Federal Reserve Board, the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission (referred to in this prospectus as the “SEC”).

If we set a new offering range, we will promptly return funds, with interest at 0.77% per annum, received in the stock offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In a resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.
Possible Termination of the Stock Offering
We may terminate the stock offering at any time before the special meeting of members of Pioneer Federal that has been called to vote on the plan of conversion, and at any time after member approval with the concurrence of the MDOB and the FDIC. If we terminate the stock offering, we will promptly return funds and cancel deposit withdrawal authorizations, as described above.
Benefits to Management and Potential Dilution to Stockholders Resulting from the Stock offering and Conversion
We expect Pioneer State Bank’s ESOP, which is a tax-qualified retirement plan for the benefit of all of our employees being established in connection with the stock offering and conversion, to purchase up to 8% of the shares of common stock that we sell in the stock offering. If we receive orders for more shares of common stock than the maximum of the offering range, the ESOP will have first priority to purchase shares over this maximum, up to a total of 8% of the shares of common stock that we sell in the stock offering. This would reduce the number of shares available for allocation to eligible depositors of Pioneer State Bank. For further information, see “Management — Executive Compensation — Employee Stock Ownership Plan.”
Purchases by the ESOP in the stock offering will be included in determining whether the required minimum number of shares have been sold in the stock offering. Subject to market conditions and receipt of regulatory approval, the ESOP may instead elect to purchase shares of common stock in the open market following the completion of the stock offering in order to fill all or a portion of its intended subscription.
We also intend to implement a stock-based benefit plan no earlier than six months after completion of the conversion. Stockholder approval of this plan will be required, and the stock-based benefit plan cannot be implemented until at least six months after the completion of the conversion according to applicable federal regulations. If adopted within 12 months following the completion of the conversion, and provided that upon completion of the stock offering Pioneer State Bank has at least a 10% tangible capital to assets ratio, FDIC conversion regulations would allow for the stock-based benefit plan to reserve a number of shares of common stock equal to not more than 4% of the number of shares sold in the stock offering, or up to 55,200 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will also reserve a number of shares equal to not more than 10% of the number of shares of common stock sold in the stock offering, or up to 138,000 shares of common stock at the maximum of the offering range, for the exercise of stock options granted to key employees and directors. If the stock-based benefit plan is adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt a stock-based benefit plan encompassing more than 138,000 shares of our common stock assuming the maximum of the offering range. We have not yet determined whether we will present this plan for stockholder approval within 12 months following the completion of the conversion or whether we will present this plan for stockholder approval more than 12 months after the completion of the stock offering and conversion.
The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that would be available under a stock-based benefit plan if such plan is adopted within one year following the completion of the stock offering and conversion and Pioneer Federal has at least a 10% tangible capital to assets ratio at that time. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the ESOP for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased(1)			Dilution Resulting from Issuance of Shares for Stock Benefit Plans	Value of Grants(2)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Issued		At Minimum of Offering Range	At Adjusted Maximum of Offering Range
Employee stock ownership plan	81,600	126,960	8.00%	—(3)	$816,000	$1,269,600
Stock awards	40,800	63,480	4.00%	3.85%	408,000	634,800
Stock options	102,000	158,700	10.00%	9.09%	499,800	777,630
Total	224,400	349,140	22.00%	12.28%	$1,723,800	$2,682,030

(1)
The stock-based benefit plan may award a greater number of options and shares, respectively, if the plan is adopted more than 12 months after the completion of the conversion.

(2)
The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.90 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 4.24%; and a volatility rate of 28.65% based on an index of publicly traded financial institutions. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

(3)
Represents the dilution of stock ownership interest. No dilution is reflected for the employee stock ownership plan because these shares are deemed to be purchased in the stock offering.

Income Tax Consequences
PSB Financial and Pioneer Federal have received an opinion from their counsel, Godfrey & Kahn, S.C., regarding the material federal income tax consequences of the merger and stock offering. PSB Financial and Pioneer Federal have also received an opinion of Wipfli LLP, tax advisors to PSB Financial and Pioneer Federal, regarding the material Montana state income tax consequences of the merger and stock offering. As a general matter, the merger and stock offering are expected to qualify as a “reorganization” under Section 368(a)(1)(F) of the Code for federal and state income tax purposes and no gain or loss will be recognized to either Pioneer Federal or Pioneer State Bank as a result of the merger. Gain or loss, if any, will be realized by account holders of Pioneer Federal, but only in an amount not in excess of the fair market value, if any, of the non-transferrable subscription rights received. See “The Stock Offering and Conversion — Material Income Tax Consequences” for a complete discussion of the income tax consequences of the stock offering and conversion.
How You Can Obtain Additional Information — Stock Information Center
Our banking personnel may not, by law, assist with investment-related questions about the stock offering. If you have questions regarding the stock offering and conversion, call our Stock Information Center at [                 ] (toll-free). The Stock Information Center is open Monday through Friday between 9:00 a.m. and 3:00 p.m., Mountain time, excluding bank holidays.

RISK FACTORS
You should carefully consider the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in the shares of common stock.
Risks Relating to Our Strategy
We may not be able to successfully execute our strategic plan.
An important goal of our recently adopted strategic plan is increasing, in an orderly and diligent manner, our commercial real estate lending as a percentage of our loan portfolio. For a more complete discussion of our strategic plan, see “The Stock Offering and Conversion — Reasons for the Conversion”. The key assumptions underlying our strategic plan include:
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that we will be able to attract and retain qualified personnel, including seasoned commercial loan officers, credit analysts and other commercial loan professionals, required to increase our volume of commercial real estate and multifamily loan originations;

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that we will be able to fund our loan growth by growing deposits with our overall cost of funds at a rate consistent with our expectations;

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that we will be able to successfully originate high-quality commercial real estate that performs over time in accordance with our expectations; and

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that there will be no material change in the competitive dynamics in our market, including as a result of us seeking to increase our market share.

It is possible that one or more factors, including factors outside of our control, may hinder or prevent us from achieving our strategic objectives. For example, hiring, training and retaining seasoned commercial lending personnel in western Montana is costly and challenging, and we may not be able to timely increase the number of commercial loan officers and other commercial loan professionals sufficiently to achieve the growth in commercial real estate lending that we seek.
Similarly, we operate in a highly competitive banking market in which it can be expensive to attract and retain deposits. Our ability to compete successfully depends on a number of factors, including customer convenience, quality of service, personal contacts, pricing and range of products. In addition, we may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. If we are unsuccessful in competing for new depositors or retaining our current depositors, we may be forced to rely more heavily on borrowings and other sources of funding to operate our business and meet withdrawal demands, thereby adversely affecting our net interest margin and financial performance.
If one or more of the key assumptions underlying our strategic plan prove incorrect, we may not be able to successfully execute our strategic plan, and any shortfall may be material.
Risks Related to Our Lending Activities
Our concentration in residential mortgage loans — particularly one- to four-family residential mortgage loans — exposes us to lending risks.
At June 30, 2025, one- to four-family residential mortgage loans (including residential construction loans) totaled $78.0 million or 90.0% of total loans. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Declines in real estate values could cause some of our residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.
Our commercial real estate loans involve credit risks that could adversely affect our financial condition and results of operations.
At June 30, 2025, commercial real estate loans totaled $4.4 million or 5.1% of total loans. Given their larger balances and the complexity of the underlying collateral, commercial real estate loans generally have more risk than the one- to four-family residential real estate loans we originate. Commercial real estate loans also typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. In addition, if we foreclose on commercial real estate loans, our holding period for the collateral may be longer than for residential property if there are fewer potential purchasers of the collateral. Furthermore, if loans that are collateralized by commercial real estate become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan. Because the repayment of commercial real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, their repayment can be affected by adverse conditions economic conditions and in the local real estate market. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of nonperforming loans. As our commercial real estate loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase.
The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy.
A majority of our loans are made to borrowers and secured by collateral within our primary market area. As a result, we face greater risk of loan defaults and losses if there is economic downturn in our primary market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely repayments on their loans. A number of factors, including a return of recessionary conditions and/or negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans, investments, and collateral securing our loans, and our ongoing operations, costs and profitability. Any of these negative events may result in higher-than-expected loan delinquencies, increase our levels of nonperforming and classified assets, and reduce demand for our products and services, which may cause us to incur losses and may adversely affect our capital, liquidity and financial condition.
If our allowance for credit losses is not sufficient to cover actual credit losses, our earnings could decrease.
We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for credit losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for credit losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolios of commercial real estate loans and commercial business loans, as well as any future credit deterioration, could require us to increase our allowance for credit losses in the future. Material additions to our allowance would materially decrease our net income. As of June 30, 2025, our allowance for credit losses was $1,099,000.
In addition, our bank regulators and independent auditors periodically review our allowance for credit losses and, as a result of such reviews, we may be required to increase our provision for credit losses or recognize further loan charge-offs. However, regulatory agencies and independent auditors are not directly involved in the process of establishing the allowance for credit losses, as the process is our responsibility and any adjustment of the allowance is the responsibility of our management. Any increase in our allowance for credit losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.
We are subject to environmental liability risk associated with lending activities or properties we own.
In the course of business, we may acquire, through foreclosure, properties securing loans originated or purchased that are in default. Particularly in commercial real estate lending, there is a risk that material environmental violations could be discovered on these properties. In this event, we might be required to remedy these violations at the affected properties at our sole cost and expense. The cost of remedial action could substantially exceed the value of affected properties. We may not have adequate remedies against the prior owner or other responsible parties and could find it difficult or impossible to sell the affected properties. These events could have an adverse effect on our financial condition and results of operations.
Risks Related to Market Interest Rates
Prevailing high market interest rates have reduced, and may continue to reduce, our profits and asset values.
Net income is the amount by which net interest income and noninterest income exceed noninterest expense and the provision for credit losses. Net interest income makes up a majority of our income and is based on the difference between:
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the interest income we earn on interest-earning assets, such as loans and securities; and

•
the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

Our interest-bearing liabilities generally have shorter contractual maturities than our interest-earning assets. Furthermore, the rates we earn on our other interest-earning assets and the rates we pay on our interest-bearing liabilities are generally fixed for a contractual period of time. This imbalance can create significant earnings volatility because market interest rates change over time. Generally, in a period of rising interest rates, the interest income we earn on our interest-earning assets may not increase as rapidly as the interest we pay on deposits and other interest-bearing liabilities. Conversely, in a period of declining interest rates, the interest income we earn on our interest-earning assets may decrease more rapidly than the interest we pay on our interest-bearing liabilities, as borrowers prepay mortgage loans and as mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower, prevailing interest rates.
The higher-interest rate environment prevailing since March 2022, when the Federal Open Market Committee voted to increase the federal funds rate multiple times from a range of 0.00% to 0.25% to a range of 5.25% to 5.50% on July 26, 2023, coupled with the inverted interest rate yield curve until recently, has had an adverse effect on our net interest spread. An inverted interest rate yield curve is where short-term interest rates (which are typically the interest rates at which we and other financial institutions borrow funds and incur interest expense) are higher than long-term interest rates (which are typically the rates at which we and other financial institutions lend funds and earn interest income). Our net interest spread increased to 2.90% for the six months ended June 30, 2025, from 2.63% for the six months ended June 30, 2024.
Changes in market interest rates may also negatively affect the value of our assets, including the value of our investment securities available for sale, and ultimately affect our earnings. The value of investment securities available for sale generally decreases when market interest rates rise and generally increase when market interest rates decline. As of June 30, 2025 and December 31, 2024, net unrealized losses on investment securities available for sale were $575,000 and $777,000, respectively,
For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management of Market Risk.”
Risks Related to Laws and Regulations
Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.
Pioneer Federal is, and Pioneer State Bank will be, subject to extensive regulation, supervision and examination by the MDOB and the FDIC. PSB Financial will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and is intended primarily for the protection of the federal deposit insurance fund and the depositors of Pioneer State Bank rather than the protection of PSB Financial’s stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the adequacy of the level of our allowance for credit losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.
Failure to comply with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.
The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with FinCEN. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing any acquisitions or establishing or acquiring new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand.
Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.
In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits. The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.
We are an “emerging growth company,” and any decision on our part to comply with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.
PSB Financial qualifies as an “emerging growth company” under the JOBS Act. For as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not available to emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation. As an emerging growth company, PSB Financial also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors audit our internal control over financial reporting. In addition, as an emerging growth company, we expect to elect to take advantage of the extended transition periods for adopting new or revised financial accounting standards until the date they are required to be adopted by private companies (however, if any new or revised financial accounting standards would not apply to private companies, we would not be able to delay their adoption). Accordingly, our financial statements may not be comparable to those of public companies that adopt new or revised financial accounting standards as of an earlier date. Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We are also a “smaller reporting company,” and even if we no longer qualify as an emerging growth company, any decision on our part to comply with certain reduced reporting and disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors.
In addition to qualifying as an emerging growth company, PSB Financial qualifies as a “smaller reporting company” under the federal securities laws. For as long as it continues to be a smaller reporting company, we may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not available to companies that are not smaller reporting companies, including, but not limited to, reduced financial disclosure obligations and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.
Risks Related to Economic Conditions
Inflation can have an adverse impact on our business and on our customers.
Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. While the United States has experienced a relatively low and stable inflation rate since the 1980s, inflation reached record highs in 2021 and 2022 in the wake of the COVID-19 pandemic. The year-over-year inflation rate was 7% at the end of 2021 and 6.5% at the end of 2022. As inflation increases and market interest rates rise, the value of our investment securities, particularly those with longer maturities, would decrease, although this effect can be less pronounced for floating rate instruments. In addition, inflation generally increases the cost of goods and services we use in our business operations, such as electricity and other utilities, which increases our noninterest expenses. Our customers are also affected by inflation and the rising costs of goods and services used in their households and businesses, which could have a negative impact on their ability to repay their loans with us or result in decreases in borrowing and deposits.
We have a high concentration of loans secured by real estate in our market area. Adverse economic conditions, both generally and in our market area, could adversely affect our financial condition and results of operations.
We have relatively few loans outside of our market area. Consequently, we have a greater risk of loan defaults and losses in the event of an economic downturn in our market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely payments of their loans. A return of recessionary conditions, inflationary pressure and/or negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans, investments, and collateral securing our loans, and our ongoing operations, costs and profitability. Any of these negative events may result in higher-than-expected loan delinquencies, increase our levels of nonperforming and classified assets, and reduce demand for our products and services, which may cause us to incur losses and may adversely affect our capital, liquidity and financial condition.
A worsening of economic conditions could reduce demand for our products and services and/or increase our level of nonperforming loans, which could adversely affect our financial condition and results of operations.
Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in our primary market area. A deterioration in local economic conditions could result in any or all of the following consequences, which could have a material adverse effect on our business, financial condition, liquidity and results of operations, and could more negatively affect us compared to financial institutions with a more geographically diverse footprint:
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demand for our products and services may decline;

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loan delinquencies, problem assets and foreclosures may increase;

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collateral for loans, especially real estate, may decline in value, reducing customers’ future borrowing power and the value of assets and collateral associated with existing loans; and

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the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, tariffs and international trade disputes, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, an epidemic or pandemic, increased unemployment, natural disasters or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.
The soundness of other financial institutions could adversely affect us.
Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing and counterparty relationships. We have exposure to several different counterparties, and we routinely execute transactions with counterparties in the financial industry, including brokers, dealers, and other financial institutions. Defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, could lead to market-wide liquidity problems and losses or defaults by us or by other institutions and organizations. Many of these transactions expose us to credit risk in the event of default of our counterparty. In addition, our credit risk may be exacerbated when the collateral held by us cannot be liquidated or is liquidated at prices insufficient to recover the full amount of the financial instrument exposure due to us. There can be no assurance that any such losses would not materially and adversely affect our financial condition and results of operations.
Risks Related to Our Funding
If we are unable to generate core deposits, we may be required to rely more heavily on wholesale funding strategies for funding and liquidity needs, which could have an adverse effect on our profitability.
We must maintain sufficient funds to respond to the needs of depositors and borrowers. Deposits have traditionally been Pioneer Federal’s primary source of funds for use in lending and investment activities. We also receive funds from loan repayments, investment maturities and income on other interest-earning assets. While we emphasize generating transaction accounts, we cannot guarantee if and when this will occur. Further, the considerable competition for deposits in our market area also has made, and may continue to make, it difficult for us to obtain reasonably priced deposits. Moreover, deposit balances can decrease if customers perceive alternative investments as providing a better risk/return tradeoff. If we are not able to increase our lower-cost transactional deposits at a level necessary to fund our asset growth or deposit outflows, we may be forced to seek other sources of funds, including other certificates of deposit, Federal Home Loan Bank advances, brokered deposits and lines of credit to meet the borrowing and deposit withdrawal requirements of our customers, which may be more expensive and have an adverse effect on our net interest margin and profitability. In addition, if our capital levels fell such that we were no longer considered “well capitalized,” under federal law we would be subject to restrictions on accepting brokered deposits and on paying above-market rates for deposits. Additionally, if, based on a decrease in our tangible equity, the Federal Home Loan Bank of Des Moines were to determine that we have inadequate capital levels, in its discretion, it may limit our ability to utilize Federal Home Loan Bank advances.
Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.
We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. As we continue to grow, we are likely to depend more on these other sources, which may include Federal Home Loan Bank borrowings and brokered deposits, among others. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected. Moreover, if Pioneer State

Bank at any point ceases to be categorized as “well capitalized” under banking regulations, it would be prohibited from accepting or renewing brokered deposits without FDIC consent.
Risks Related to Competitive Matters
Strong competition within our market area may limit our growth and profitability.
Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, financial technology (or “fintech”) companies, and unregulated or less regulated non-bank entities. Many of these competitors are substantially larger than us and have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates and/or more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market area. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. See “Business of Pioneer Federal — Competition.”
Our small size makes it more difficult for us to compete.
Our small asset size makes it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations and will be disproportionately affected by the incremental expenses associated with being a publicly traded company.
The grant of bank charters and special purpose charters by the Office of the Comptroller of the Currency to fintech companies could present a market risk to us.
In July 2018, the Office of the Comptroller of the Currency announced that it would begin to accept and evaluate charters for entities that wanted to conduct certain components of a banking business pursuant to a federal charter, known as a special purpose national bank charter. An institution with a special purpose national bank charter may engage in paying checks, lending money and taking deposits. The Office of the Comptroller of the Currency has granted national bank charters to companies that were previously non-bank fintech companies. Recipients of any special purpose national bank charters or bank charters to fintech applicants’ charters may undertake business activities that are competitive with the activities of Pioneer State Bank, which could increase our competition and result in a material adverse effect on our financial condition and results of operations.
Risks Related to Operational Matters
We depend on our management team and other key employees to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.
We depend on the services of the members of our management team who direct our strategy and operations, particularly our President and Chief Executive Officer who also currently serves as our principal financial officer. Our management and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”
We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.
Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. We have established policies and procedures to prevent or limit the impact of system failures, interruptions and security breaches, including privacy breaches and cyber-attacks. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.
If there is a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.
Our transition to a new main data processing platform, which is scheduled for 2026, could significantly disrupt the continuity of our banking services including branch, telephone, online and mobile banking.
We are scheduled to transition to a new main data processing platform vendor in 2026. The transition to a new main data processing platform is a complex undertaking, requiring substantial planning and coordination between the bank and its data processing vendors. From time to time, other banks have experienced significant disruptions in the continuity of their banking services including branch, telephone, online and mobile banking as the result of technical problems encountered during the conversion of a core data processing platform to a new platform. Any significant disruption in the continuity of our banking services could have a material adverse effect on our business, financial condition and operating results.
We outsource critical operations to third-party service providers. Systems failures, interruptions and cybersecurity breaches could have a material adverse effect on us.
We outsource a majority of our data processing requirements to third-party providers. Accordingly, our operations are exposed to the risk that these vendors will not perform according to our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel, and our third-party service providers may be vulnerable to unauthorized access, computer viruses, phishing schemes and other security breaches. We may have to expend additional resources to protect against the threat of such security breaches and computer viruses, or to alleviate problems caused by such security breaches or viruses. To the extent that the activities of our third-party service providers or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, regulatory scrutiny, litigation costs and other possible liabilities. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.
Our Board of Directors relies to a large degree on management and outside consultants in overseeing cybersecurity risk management.
Our Board of Directors has appointed an Information Systems Officer, who is largely responsible for overseeing information systems security. We also have an Information Technology Committee to assist in directing the information technology functions of our business. Both the Information Systems Officer and Information Technology Committee provide reports to our Board.
Pioneer Federal also engages outside consultants to support its cybersecurity efforts. The directors of Pioneer Federal do not have formal training or significant experience in cybersecurity risk management in other business entities comparable to Pioneer Federal or to the future businesses of Pioneer State Bank or PSB Financial.
We are a community bank and our ability to maintain our reputation is critical to the success of our business. The failure to do so may materially adversely affect our performance.
We are a community bank, and our reputation is one of the most valuable components of our business. A key factor in implementing our business strategy is our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents and questionable or fraudulent activities of our customers. Social media may exacerbate the risk of negative publicity, including by amplifying and accelerating the dissemination of rumors and disinformation. The Financial Stability Board, an international body that monitors and makes recommendations about the global financial system, released a report in October 2024 acknowledging the potential for social media to facilitate or accelerate deposit runs through the propagation of information, including rumors or false information. In its report, the Financial Stability Board noted that the repetition of information in social media, which users experience through the re-posting or liking of other people’s posts, can reinforce a message and may make the message more believable. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our business and operating results.
The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will substantially increase our expenses.
As a result of the completion of the stock offering and conversion, we will become a publicly traded reporting company, meaning that we will be required to file periodic financial reports under the Securities Exchanges Act of 1934, as amended (the “Exchange Act”). The obligations of being a public company, including our periodic reporting obligations, will require significant expenditures and place additional demands on our management team. We will make changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert management’s attention from our operations.

We are subject to litigation risk, and any pending or potential litigation may have an adverse effect on our business, financial condition and results of operations.
Although we are not a party to any material pending or potential legal proceedings, pending or potential legal proceedings, including class action lawsuits, can pose significant financial and other risks to our organization. Prosecuting or defending against a lawsuit or other legal proceeding is often costly. Legal issues, such as lawsuits, unenforceable contracts, and adverse judgments, can potentially disrupt our operations, potentially materially reduce our earnings, capital and liquidity, and otherwise materially and adversely affect our business, financial condition, results of operations, and reputation.
Acquisition and other growth-driven transactions and initiatives involve execution, financial and other risks.
Although we presently have no definitive plans or agreements to engage in any acquisitions or material growth initiatives, a significant element of our business strategy is to pursue acquisition and growth opportunities that complement our business plan and strategies should they arise. Among the execution risks of acquisitions are failure to identify and compete for acquisition candidates, failure to effectively integrate the operations of an acquired institution with our own, and failure to effectively manage the operations of the larger combined company so as to realize the expected benefits, financial and otherwise, of a transaction. Expansion initiatives involve significant upfront expenses and similar execution risks, including cost overruns, failure to effectively manage expanded operations or to compete in expanded markets so as to realize the expected benefits of such initiatives. From a financial perspective an acquisition could involve significant cash expenditures and/or a material increase in the number of our outstanding shares of common stock, which could materially dilute stockholder value by diluting stockholders’ equity per share and earnings per share. In addition, a portion of the purchase price of an acquisition may likely be allocated to goodwill and other identifiable intangible assets. Under current accounting rules, if goodwill or other identifiable intangible assets becomes impaired, we would be required to incur a non-cash impairment charge which could have a material adverse effect on our earnings, stockholders’ equity, and stock price. Pursuit of acquisitions and material growth initiatives may also disrupt our business by diverting management time and resources away from our daily business operations.
Risks Related to Accounting Matters
Changes in management’s estimates and assumptions may have a material impact on our financial statements and our financial condition or operating results.
In preparing this prospectus, as well as in preparing the periodic reports PSB Financial will be required to file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), upon the completion of the stock offering and conversion, including PSB Financial’s financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for credit losses and the fair value of financial instruments.
Changes in accounting standards could affect reported earnings.
The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the SEC and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our consolidated financial condition and results of operations, in some cases, we could be required to apply new or revised guidance retroactively.

Risks Related to the Stock Offering
We will have a relatively high capital level after the completion of the stock offering. We expect our return on equity to be low following the stock offering and conversion, which could negatively affect the trading price of our shares of common stock.
Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the relative performance of financial institutions. Our return on average equity was 0.81% for the six months ended June 30, 2025, 1.24% for the year ended December 31, 2024 and 1.49% for the year ended December 31, 2023. Our average equity to average assets was 16.41% for the six months ended June 30, 2025, 16.10% for the year ended December 31, 2024, and 15.34% for the year ended December 31, 2023. Our total equity capital was $18.4 million as of June 30, 2025. Assuming the completion of the stock offering and conversion, our pro forma consolidated stockholders’ equity at June 30, 2025 is estimated to be between $25.4 million at the minimum of the offering range and $30.4 million at the adjusted maximum of the offering range. We expect our return on equity to be lower than our peers unless and until we are able to leverage our capital, including the additional capital from the stock offering. Our return on equity also will be negatively affected by added expenses associated with our ESOP and the stock-based benefit plans we intend to adopt after the completion of the stock offering and conversion, as well as the additional costs that we will incur as a publicly traded company, including our periodic reporting obligations. Our ability to increase earnings organically is relatively limited primarily given our small size and the demographics of our market area. Unless and until we can increase our earnings and leverage our capital including the capital raised in the stock offering, we expect that our return on equity will be low, which may have an adverse effect on the trading price of our shares of common stock.
The future price of our shares of common stock may be less than the $10.00 purchase price per share in the stock offering.
If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the $10.00 purchase price. The aggregate purchase price of the shares of common stock sold in the stock offering is based upon an independent third-party appraisal of the pro forma market value of PSB Financial. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock, and is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the stock offering and conversion, which may result in our stock trading below the initial offering price of $10.00 per share. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. This is particularly true of stocks with a low trading volume, which we anticipate to be the case for PSB Financial. Price fluctuations in our common stock may be unrelated to our operating performance.
There will be a limited trading market in our common stock, which could hinder your ability to sell our common stock and may lower the market price of the stock.
We have never issued stock and, therefore, there is no current trading market for the shares of common stock. Upon completion of the stock offering and conversion, we expect our common stock will be quoted on the OTCQB Market. We expect that our “public float,” which is the total number of our outstanding shares of common stock less the number of shares held by our ESOP and by our directors and executive officers, and which is used as a measure of shares available for trading, will be relatively low comparable to the holding companies of other community banks of comparable size to Pioneer State Bank. The limited trading market could also result in a wider spread between the “bid” and “ask” prices for the common stock, which could make it more difficult to sell a large number of shares at one time and could mean a sale of a large number of shares at one time could depress the market price.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of any changes in the stock price immediately following the stock offering.
A statement reflecting ownership of the shares of common stock you purchased in the stock offering may not be delivered to you for several days after the completion of the stock offering and conversion and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may be unable sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of any changes in the price of the common stock price once trading commences following the completion of the stock offering and conversion.
A significant percentage of our common stock will be held by our directors and executive officer and benefit plans.
We expect that our directors and executive officer, together with their associates, will subscribe for 102,700 shares of common stock in the stock offering. In addition, we intend to establish an ESOP that will purchase 8.0% of the shares sold in the stock offering. As a result, upon consummation of the stock offering and conversion, an aggregate up to 184,300 shares, or 18.1%, and 213,100 shares, or 15.4%, of our outstanding common stock would be held by our directors and executive officer and their associates and by our ESOP based on the minimum and maximum of the offering range, respectively. Further, additional shares would be held by management following the implementation of an equity incentive plan, which we intend to implement no earlier than six months following the completion of the stock offering and conversion following the receipt of stockholder approval. The Articles of Incorporation (“Articles”) of PSB Financial permit the Board of Directors to amend or repeal any provision contained in the Articles without shareholder approval unless otherwise required by the Articles or the Maryland General Corporation Law. All rights conferred upon stockholders are granted subject to this reservation. Any amendment or repeal of any provision of the Articles that is required to be or is directed by the Board of Directors to be submitted for consideration and vote by the stockholders must be approved by at least two-thirds (2/3) of all votes entitled to be cast. Certain sections of the Articles contain supermajority voting provisions that require that the holders of at least 80% of PSB Financial’s outstanding shares of voting stock approve any amendments thereto. The Bylaws of PSB Financial may be amended or repealed exclusively by the Board of Directors without stockholder approval. If our directors and executive officer and their associates and benefit plans hold more than 20% of our outstanding common stock following the completion of the stock offering and conversion, the shares held by these individuals and benefit plans could be voted in a manner that would ensure that the 80% supermajority needed to approve such action could not be attained. For more information on the restrictions included in the articles of incorporation and bylaws of PSB Financial, see “Restrictions on Acquisition of PSB Financial.”
We have broad discretion in using the net proceeds of the stock offering. Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.
We intend to contribute between $4.1 million and $5.9 million of the net proceeds of the stock offering (or $6.9 million at the adjusted maximum of the offering range) to Pioneer State Bank. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes. We also expect to use a portion of the net proceeds we retain to fund a loan to our ESOP to purchase shares of common stock in the stock offering. Pioneer State Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or for other general corporate purposes. However, except for funding the loan to the ESOP, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have broad discretion in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as establishing or acquiring new branches, will require the approval of our bank regulators. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Accordingly, we may not invest the proceeds in a way that would be most beneficial to PSB Financial, its stockholders or Pioneer State Bank. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock. For additional information see “How We Intend to Use the Proceed from the Stock Offering.”

Our stock-based benefit plans will increase our expenses and reduce our income.
We intend to adopt one or more new stock-based benefit plans after the stock offering and conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the stock offering and conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the number of shares of our common stock sold in the stock offering. If we adopt stock-based benefit plans more than 12 months after the completion of the stock offering and conversion, we may adopt plans that allow for greater amounts of awards and options and, therefore, we could award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.
Our ESOP intends to purchase 8% of the shares of common stock sold in the stock offering. The estimated cost of acquiring these shares is between $816,000 at the minimum of the offering range and $1.3 million at the adjusted maximum of the offering range, assuming it is able to purchase all such shares in the stock offering. We will record an annual ESOP expense in an amount equal to the fair value of shares of common stock committed to be released to participating employees for that year. If our common stock appreciates in value over time, this compensation expense will increase. For further information, see “Management — Benefits to be Considered Following Completion of the Stock Offering and Conversion.”
We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.
If we adopt stock-based benefit plans more than 12 months following the completion of the stock offering and conversion, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of the number of shares of common stock sold in the stock offering. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “— Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “— The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our Board of Directors.
The implementation of stock-based benefit plans may dilute your ownership interest.
We intend to adopt one or more new stock-based benefit plans following the stock offering and conversion, the implementation of which will require stockholder approval. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 10% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options in an amount equal to 9.1% of the number of shares sold in the stock offering, and all such stock options are exercised, and a 3.9% dilution in ownership interest if newly issued shares of our common stock are used to fund shares of restricted common stock in an amount equal to 4% of the number of shares sold in the stock offering. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the stock offering and conversion, new stock-based benefit plans would not be subject to these size limitations and stockholders could experience even greater dilution.

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.
Applicable regulations generally restrict us from repurchasing our shares of common stock during the first year following the completion of the stock offering and conversion. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the stock offering may negatively affect our stock price.
Various factors may make takeover attempts more difficult to achieve.
Certain provisions of our articles of incorporation and bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of PSB Financial without our Board of Directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our outstanding shares of common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a bank holding company or a savings and loan holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of PSB Financial without the consent of our Board of Directors and may increase the cost of an acquisition. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of PSB Financial” and “Management — Benefits to be Considered Following Completion of the Stock Offering and Conversion.”
Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.
The articles of incorporation of PSB Financial provide that, unless PSB Financial consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of PSB Financial, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of PSB Financial to PSB Financial or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with PSB Financial and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.
You may not revoke your decision to purchase PSB Financial common stock in the subscription offering or in any community offering after you send us your stock order form.
Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription offering and in any community offering will be held by us until the completion or termination of the stock offering and conversion, including any extension of the expiration date and consummation of any syndicated community offering. Because the completion of the stock offering and conversion will be subject to regulatory approvals and an update of the independent appraisal, among other factors, there may be one or more delays in completing the stock offering and conversion. Orders submitted in the subscription offering and in any community offering are irrevocable, and purchasers will have no access to their funds unless the stock offering is terminated, or extended beyond [     ], 2026, or the number of shares to be sold in the stock offering is decreased to fewer than 1,020,000 shares or increased to more than 1,587,000 shares.
The distribution of subscription rights could have adverse income tax consequences.
If the subscription rights granted in connection with the stock offering are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination.

SELECTED FINANCIAL AND OTHER DATA OF PIONEER FEDERAL
The following tables set forth selected historical financial and other data of Pioneer Federal at the dates and for the periods indicated. The information for the six months ended June 30, 2025 and 2024 is not audited but, in the opinion of management, includes all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended June 30, 2025 are not necessarily indicative of the results of operations that may be expected for the entire year. The information at and for the years ended December 31, 2024 and 2023 is derived in part from, and should be read together with, the audited financial statements and related notes beginning at page F-1 of this prospectus.
		At December 31,
	At June 30, 2025	2024	2023
		(ln thousands)
Selected Financial Condition Data:
Total assets	$113,259	$112,109	$112,728
Cash and cash equivalents	9,199	6,433	10,193
Investment securities available for sale	9,412	9,538	11,304
Investment securities held to maturity	1,850	2,005	2,836
Loans, net	85,132	86,327	81,036
Premises and equipment, net	4,977	5,118	4,715
Federal Home Loan Bank stock	427	428	422
Cash value of bank owned life insurance	754	744	764
Total deposits	85,842	85,090	86,071
Federal Home Loan Bank advances	8,000	8,000	8,000
Total equity capital	18,428	18,154	17,829
	For the Six Months ended June 30,		For the Years Ended December 31,
	2025	2024	2024	2023
		(In thousands)
Selected Operating Data:
Total interest income	$2,600	$2,436	$5,015	$4,381
Total interest expense	867	864	1,822	1,089
Net interest income	1,733	1,572	3,193	3,292
(Recovery of) provision for credit losses on loans	(105)	—	68	18
(Recovery of) provision for credit losses on unfunded loan commitments	—	—	(39)	17
Net interest income after provision for credit losses	1,838	1,572	3,164	3,257
Total noninterest income	128	414	495	269
Total noninterest expense	1,831	1,722	3,362	3,136
Income before income taxes	135	264	297	390
Income tax expense	9	59	73	133
Net income	$126	$205	$224	$257

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2025	2024	2024	2023
Performance Ratios(1):
Return on average assets	0.23%	0.37%	0.20%	0.23%
Return on average equity	1.37%	2.31%	1.24%	1.49%
Interest rate spread(2)	2.90%	2.63%	2.65%	2.79%
Net interest margin(3)	3.28%	2.99%	3.03%	3.04%
Noninterest expense as a percentage of average assets	3.28%	3.08%	2.99%	2.78%
Efficiency ratio(4)	98.37%	86.69%	91.17%	88.06%
Average interest-earning assets as a percentage of average interest- bearing liabilities	123.26%	121.85%	122.25%	124.52%
Capital Ratios:
Average equity as a percentage of average assets	16.41%	15.87%	16.10%	15.34%
Tier 1 capital as a percentage of average assets	17.01%	16.95%	16.80%	16.42%
Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	1.27%	1.33%	1.37%	1.38%
Allowance for credit losses as a percentage of nonperforming loans	153.03%	94.68%	70.37%	191.06%
Allowance for credit losses as a percentage of non-accrual loans	986.21%	0.00%	206.53%	0.00%
Non-accrual loans as a percentage of total loans	0.13%	0.00%	0.67%	0.00%
Net recoveries (charge-offs) as a percentage of average outstanding loans	(0.01)%	0.00%	0.00%	0.00%
Nonperforming loans as a percentage of total loans	0.83%	1.40%	1.95%	0.72%
Nonperforming loans as a percentage of total assets	0.63%	1.06%	1.53%	0.53%
Total nonperforming assets as a percentage of total assets	0.63%	1.06%	1.53%	0.53%
Other Ratios:
Total loans as a percentage of total deposits	100.91%	99.59%	103.35%	95.92%
Other Data:
Number of offices	2	2	2	2
Number of full-time employees	21	20	20	20
Number of part-time employees	0	0	1	0

(1)
Performance ratios for the six months ended June 30, 2025 and 2024 are annualized.

(2)
Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)
Represents net interest income as a percentage of average interest-earning assets.

(4)
Represents noninterest expenses divided by the sum of net interest income and noninterest income.

FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:
•
statements of our goals, intentions and expectations;

•
statements regarding our business plans, prospects, growth and operating strategies;

•
statements regarding the quality of our loan and investment portfolios; and

•
estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•
general economic conditions, either nationally or in our market areas, which are worse than expected including as a result of employment levels and labor shortages, and the effects of inflation, a potential recession or slowing of economic growth;

•
inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments, our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and will make in the future;

•
changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses;

•
our ability to access cost-effective funding;

•
our ability to maintain adequate liquidity, primarily through deposits;

•
fluctuations in real estate values and in the conditions of the residential real estate and commercial real estate markets;

•
demand for loans and deposits in our market area;

•
our ability to implement and change our business strategies, and the expense related to such implementation;

•
increased competition among depository and other banking and non-banking institutions;

•
adverse changes in the securities markets;

•
changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums;

•
changes in the quality or composition of our loan or investment portfolios;

•
technological changes that may be more difficult, resources intensive or expensive than expected;

•
the inability of third-party providers to perform as expected;

•
a failure or breach of our operational or information security systems or infrastructure, including cyberattacks;

•
our ability to manage market risk, credit risk and operational risk;

•
our ability to efficiently and successfully enter new markets and capitalize on growth opportunities;

•
changes in consumer spending, borrowing and savings habits;

•
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC or the Public Company Accounting Oversight Board;

•
our ability to retain key employees; and

•
changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 14 of this prospectus.

HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING
Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the stock offering will be until the stock offering is completed, we anticipate that the net proceeds will be between $8.2 million and $11.8 million, or $13.9 million if the offering range is increased by 15%.
We intend to distribute the net proceeds as follows:
	Based Upon the Sale of $10.00 Per Share of:
	1,020,000 Shares		1,200,000 Shares		1,380,000 Shares		1,587,000 Shares(1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
Offering proceeds	$10,200,000		$12,000,000		$13,800,000		$15,870,000
Less: offering expenses	2,000,000		2,000,000		2,000,000		2,000,000
Net offering proceeds(2)	$8,200,000		$10,000,000		$11,800,000		$13,870,000
Distribution of net proceeds:
To Pioneer State Bank	$4,100,000	50.00%	$5,000,000	50.00%	$5,900,000	50.00%	$6,935,000	50.00%
To fund loan to ESOP	816,000	10.00%	960,000	9.60%	1,104,000	9.40%	1,270,000	9.20%
Retained by PSB Financial	$3,284,000	40.00%	$4,040,000	40.40%	$4,796,000	40.60%	$5,665,000	40.80%

(1)
As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(2)
Assumes that all shares of common stock are sold in the subscription offering and any community offering.

Payments for shares of common stock made through withdrawals from deposit accounts at Pioneer Federal will not result in the receipt of new funds for investment but will reduce Pioneer Federal’s deposits. The net proceeds may vary because total offering expenses may be more or less than our estimates. For example, our expenses would increase if there were a syndicated community offering to sell shares of common stock not purchased in the subscription offering and any community offering.
PSB Financial intends to loan funds to the ESOP to purchase shares of common stock in the stock offering. It may also use the proceeds it retains from the stock offering:
•
to invest in securities consistent with our investment policy;

•
to repurchase shares of its common stock, in compliance with applicable regulatory requirements;

•
to pay cash dividends to stockholders, if declared by our Board of Directors; and

•
for other general corporate purposes.

Except for the loan to the ESOP, PSB Financial has not quantified its plans for use of the net proceeds of the stock offering for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in investment grade securities, including securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises.
See “Our Dividend Policy” for a discussion of our expected dividend policy. Under applicable federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the stock offering and conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the FDIC) or tax-qualified employee stock benefit plans.

Pioneer State Bank will receive a capital contribution from PSB Financial equal to at least 50% of the net offering proceeds. Assuming a capital contribution of 50%, we anticipate that PSB Financial will contribute to Pioneer Federal $4.1 million, $5.0 million, $5.9 million and $6.9 million of the net offering proceeds at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively.
Pioneer State Bank may use the net proceeds it receives from the stock offering:
•
to fund new loans;

•
to invest in securities consistent with its investment policy;

•
to enhance existing products and services;

•
to expand its banking franchise by establishing or acquiring new branches as opportunities arise, although we do not currently have any understandings or agreements to establish or acquire new branches; and

•
for other general corporate purposes.

Pioneer State Bank has not quantified its plans for use of the net proceeds of the stock offering for each of the foregoing purposes. Initially, a substantial portion of the net proceeds will be invested in securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through establishing or acquiring new branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.
We expect our return on equity to decrease upon the completion of the stock offering and conversion until we are able to reinvest effectively the additional capital raised in the stock offering. See “Risk Factors — Risks Related to the Stock Offering — Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”
OUR DIVIDEND POLICY
Following completion of the stock offering and conversion, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the Board of Directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. We cannot assure you that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve Board, MDOB and FDIC, may be paid in addition to, or in lieu of, regular cash dividends.
PSB Financial expects to file a consolidated federal income tax return with Pioneer Federal. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state income tax purposes. Additionally, in accordance with applicable federal regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.
PSB Financial’s articles of incorporation authorized the issuance of preferred stock. No shares of preferred stock will be issued in the stock offering and conversion. If we issue preferred stock in the future, which the Board of Directors is authorized to do without further action by our stockholders, the holders of preferred stock may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of PSB Financial — Common Stock.” Any dividends we may declare and pay will depend, in part, upon receipt of dividends from Pioneer State Bank, because dividends from Pioneer State Bank will be our primary source of income. Applicable federal regulations impose limitations on dividends and other capital distributions by savings institutions like Pioneer State Bank. See “Regulation and Supervision — Federal Banking Regulation — Capital Distributions.”
Any payment of dividends by Pioneer State Bank to PSB Financial that would be deemed to be drawn out of Pioneer State Bank’s bad debt reserves, if any, would require Pioneer State Bank to pay taxes at the then-current tax rate on the amount of earnings deemed to be removed from the reserves for such distribution. Pioneer State Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”
MARKET FOR THE COMMON STOCK
PSB Financial is a newly formed company and has never issued capital stock. All of the issued and outstanding stock of Pioneer State Bank will be owned by PSB Financial. PSB Financial expects that its common stock will be quoted on the OTCQB Market operated by OTC Markets Group upon the completion of the stock offering and conversion. KBW intends to make a market in PSB Financial’s common stock, but is not obligated to do so.
The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share purchase price. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that we anticipate that our “public float,” which is the total number of our outstanding shares of common stock less the number of shares held by our ESOP and by our directors and executive officer, and which is used as a measure of shares available for trading, will be relatively low comparable to the holding companies of other community banks of comparable size to Pioneer State Bank. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE
As of June 30, 2025, Pioneer Federal exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” At June 30, 2025, Pioneer Federal had opted in, and was in compliance with, the community bank leverage ratio framework. The following table sets forth the historical equity capital and regulatory capital of Pioneer Federal at June 30, 2025, and its pro forma equity capital and regulatory capital after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes Pioneer State Bank receives from PSB Financial $4.1 million, $5.0 million, $5.9 million and $6.9 million at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. See “How We Intend to Use the Proceeds from the Stock Offering.”
			Pioneer Federal Pro Forma at June 30, 2025 Based Upon the Sale in the Stock Offering of:(1)
	Pioneer Federal at June 30, 2025		Minimum		Midpoint		Maximum		Adj. Maximum
			1,020,000 Shares		1,200,000 Shares		1,380,000 Shares		1,587,000 Shares(2)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Total equity capital	$18,428	16.27%	$21,304	18.22%	$21,988	18.67%	$22,672	19.12%	$23,458	19.62%
Tier 1 leverage capital(3)	$19,003	17.00%	$21,879	18.95%	$22,563	19.40%	$23,247	19.85%	$24,033	20.35%
Tier 1 leverage capital requirement	5,589	5.00%	5,773	5.00%	5,815	5.00%	5,856	5.00%	5,904	5.00%
Excess	$13,414	12.00%	$16,106	13.95%	$16,748	14.40%	$17,391	14.85%	$18,129	15.35%
Reconciliation of capital infused into Pioneer Federal:
Proceeds to Pioneer State Bank			$4,100		$5,000		$5,900		$6,935
Less: Common stock acquired by ESOP			(816)		(960)		(1,104)		(1,270)
Less: Common stock acquired by stock-based incentive plan			(408)		(480)		(552)		(635)
Pro forma increase			$2,876		$3,560		$4,244		$5,030

(1)
Pro forma capital levels assume that the ESOP purchases 8% of the shares of common stock sold in the stock offering with funds to be lent by PSB Financial and that the stock-based equity plan purchases 4% of the number of shares of common stock sold in the stock offering for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the ESOP. The grant of options under the stock-based incentive plan does not require a capital funding adjustment. No effect has been given to the issuance of additional shares of PSB Financial common stock pursuant to the exercise of options under a stock-based benefit plan.

(2)
As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(3)
Tier 1 leverage capital levels are shown as a percentage of total average assets.

CAPITALIZATION
The following table presents the historical capitalization of Pioneer Federal at June 30, 2025 and the pro forma consolidated capitalization of PSB Financial at the same date after giving effect to the stock offering and conversion, based upon the assumptions set forth under the section entitled “Pro Forma Data.”
		PSB Financial Pro Forma at June 30, 2025 Based on the Sale in the Stock Offering at $10.00 per Share of:
	Pioneer Federal at June 30, 2025	1,020,000 Shares	1,200,000 Shares	1,380,000 Shares	1,587,000 Shares(1)
	(Dollars in thousands, except per share amounts)
Deposits(2)	$85,842	$85,842	$85,842	$85,842	$85,842
Borrowings	8,000	8,000	8,000	8,000	8,000
Total deposits and borrowings	$93,842	$93,842	$93,842	$93,842	$93,842
Stockholders’ equity:
Preferred stock, $0.01 par value, 500,000 shares authorized	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 5,000,000 shares authorized; shares to be issued as shown(3)	—	10	12	14	16
Additional paid-in capital(4)	—	8,190	9,988	11,786	13,854
Retained earnings(5)	18,733	18,733	18,733	18,733	18,733
Accumulated other comprehensive income (loss)	(305)	(305)	(305)	(305)	(305)
Less:
Common stock held by ESOP(6)	—	(816)	(960)	(1,104)	(1,270)
Common stock to be acquired by stock-based benefit plan(7)	—	(408)	(480)	(552)	(635)
Total stockholders’ equity	$18,428	$25,404	$26,988	28,572	$30,393
Pro Forma Shares Outstanding:
Shares sold in stock offering	—	1,020,000	1,200,000	1,380,000	1,587,000
Total shares outstanding	—	1,020,000	1,200,000	1,380,000	1,587,000
Total stockholders’ equity as a percentage of total assets(2)	16.27%	21.13%	22.15%	23.15%	24.27%
Tangible equity as a percentage of tangible assets(2)	16.27%	21.13%	22.15%	23.15%	24.27%

(1)
As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.

(2)
Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the stock offering and conversion. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)
No effect has been given to the issuance of additional shares of PSB Financial common stock pursuant to the exercise of options under a stock-based benefit plan. If the plan is implemented within the first year after the closing of the stock offering and conversion, an amount up to 10% of the number of shares of PSB Financial common stock sold in the stock offering will be reserved for issuance upon the exercise of options under the plan. The grant of options under the stock-based benefit plan does not require a capital funding adjustment.
(4)
On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of PSB Financial common stock to be outstanding.

(5)
The retained earnings of Pioneer State Bank will be substantially restricted after the stock offering and conversion. See “The Stock Offering and Conversion — Liquidation Rights” and “Regulation and Supervision.”

(6)
Assumes that 8% of the shares sold in the stock offering will be acquired by the ESOP and will be financed by a loan from PSB Financial. The loan will be repaid principally from Pioneer State Bank’s contributions to the ESOP. Since PSB Financial will lend the funds to the ESOP, this debt will be eliminated through consolidation and no liability will be reflected on PSB Financial’s financial statements. Accordingly, the amount of shares of common stock acquired by the ESOP is shown in this table as a reduction of total stockholders’ equity.

(7)
If approved by PSB Financial’s stockholders, a stock-based benefit plan may purchase an aggregate number of shares of common stock equal to 4% of the number of shares of common stock sold in the stock offering (or possibly a greater percentage it the plan is implemented more than one year after completion of the stock offering and conversion, or a lesser percentage if Pioneer State Bank were to have a Tier 1 leverage ratio of less than 10.0% within one year of the completion of the stock offering and conversion). Stockholder approval of the stock-based benefit plan, and purchases by the plan, may not occur earlier than six months after the completion of the stock offering and conversion. The shares may be acquired directly from PSB Financial or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by PSB Financial. Assumes a number of shares of common stock equal to 4% of the number of shares of common stock sold in the stock offering are available for grant under a stock-based benefit plan will be purchased in the open market by PSB Financial. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price in the stock offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the uttering price. As PSB Financial accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plan, the credit to equity will be offset by a charge to noninterest expense.

PRO FORMA DATA
The following tables summarize historical data of Pioneer Federal and pro forma data of PSB Financial at and for the six months ended June 30, 2025 and at and for the year ended December 31, 2024. This information is based on assumptions set forth below and in the footnotes to the table, and should not be used as a basis for projections of the market value of the shares of PSB Financial common stock following the stock offering and conversion.
The net proceeds in the tables are based upon the following assumptions:
•
all shares of common stock will be sold in the subscription offering and any community offering;

•
our ESOP will purchase 8% of the shares of common stock sold in the stock offering, funded by a loan from PSB Financial. The loan will be repaid in substantially equal payments of principal and interest (at the applicable federal rate then currently in effect) over a 25-year period; and

•
estimated expenses of the stock offering, including fees and expenses to be paid to KBW, are $2.0 million.

Pro forma earnings on net proceeds for the six months ended June 30, 2025 and the year ended December 31, 2024 have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at a yield of 3.79% and 4.38%, which is the yield on the five-year U.S. Treasury Note rate as of June 30, 2025 and December 31, 2024, respectively. In light of current market interest rates, we consider this rate to reflect the pro forma reinvestment rate more accurately than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal regulations. The pro forma after-tax yield on the net offering proceeds is assumed to be 2.74% and 3.16% as of June 30, 2025 and December 31, 2024, respectively, based on an effective tax rate of 27.75%.
We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted the earnings figures to give effect to the shares of common stock purchased by the ESOP. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.
The pro forma tables give effect to the implementation of a stock-based benefit plan. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plan will acquire for restricted stock awards a number of shares of common stock equal to 4% of the number of shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period.
We have also assumed that the stock-based benefit plan will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options have a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.90 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 28.65% for the shares of common stock, a dividend yield of zero percent, an expected option life of 10 years, and a risk-free interest rate of 4.24%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 27.5%) for a deduction equal to the grant date fair value of the options.
We may reserve shares for the exercise of stock options and the grant of stock awards under a stock-based benefit plan in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plan is adopted more than one year following the stock offering and conversion. In addition, we may grant options and award shares that vest more rapidly than over a five-year period if the stock-based benefit plan is adopted more than one year following the stock offering and conversion.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” PSB Financial intends to contribute to Pioneer Federal $4.1 million, $5.0 million, $5.9 million and $6.9 million of the net offering proceeds at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. PSB Financial will retain the remainder of the net offering proceeds and use a portion to make a loan to the ESOP and retain the remainder for future use.
The pro forma table does not give effect to: (i) withdrawals from deposit accounts at Pioneer Federal to purchase shares of common stock in the stock offering: (ii) Pioneer Federal’s results of operations after the stock offering and conversion; or (iii) changes in the market price of the shares of common stock after the stock offering and conversion.
The following pro forma information may not represent the financial effects of the stock offering and conversion at the date on which the stock offering and conversion actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed according to GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, bad debt reserve or the liquidation account we will establish in connection with the stock offering and conversion in the unlikely event we are liquidated.
	At or for the Six Months Ended June 30, 2025 Based on the Sale at $10.00 Per Share of:
	Minimum 1,020,000 Shares	Midpoint 1,200,000 Shares	Maximum 1,380,000 Shares	Adjusted Maximum 1,587,000 Shares(1)
	(Dollars in thousands, except per share amounts)
Gross offering proceeds	$10,200	$12,000	$13,800	$15,870
Less: Estimated expenses	(2,000)	(2,000)	(2,000)	(2,000)
Estimated net proceeds	8,200	10,000	11,800	13,870
Less: Common stock acquired by ESOP(2)	(816)	(960)	(1,104)	(1,270)
Less: Common stock acquired by stock-based benefit plans(3)	(408)	(480)	(552)	(635)
Estimated net proceeds	$6,976	$8,560	$10,144	$11,965
For the Six Months Ended June 30, 2025
Consolidated net income:
Historical	$126	$126	$126	$126
Pro forma adjustments:
Income on adjusted net proceeds	96	117	139	164
ESOP(2)	(12)	(14)	(16)	(18)
Stock awards(4)	(29)	(35)	(40)	(46)
Stock options(4)	(47)	(55)	(63)	(72)
Pro forma net income	$134	$139	$146	$154
Income per share:
Historical	$0.13	$0.11	$0.10	$0.09
Pro forma adjustments:
Income on adjusted net proceeds	0.10	0.11	0.11	0.11
ESOP(2)	(0.01)	(0.01)	(0.01)	(0.01)
Stock awards(3)	(0.03)	(0.03)	(0.03)	(0.03)
Stock options(4)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma earnings per share	$0.14	$0.13	$0.12	$0.11

	At or for the Six Months Ended June 30, 2025 Based on the Sale at $10.00 Per Share of:
	Minimum 1,020,000 Shares	Midpoint 1,200,000 Shares	Maximum 1,380,000 Shares	Adjusted Maximum 1,587,000 Shares(1)
	(Dollars in thousands, except per share amounts)
Offering price to pro forma net earnings per share (Offering Price to annualized pro forma EPS)	35.71x	38.46x	41.67x	45.45x
Number of shares used in earnings per share calculations	940,032	1,105,920	1,271,808	1,462,579
At June 30, 2025
Stockholders’ equity:
Historical	$18,428	$18,428	$18,428	$18,428
Estimated net proceeds	8,200	10,000	11,800	13,870
Less: Common stock acquired by ESOP(2)	(816)	(960)	(1,104)	(1,270)
Less: Common stock acquired by stock-based benefit plans(3)	(408)	(480)	(552)	(635)
Pro forma stockholders’ equity(5)	$25,404	$26,988	$28,572	$30,393
Pro forma tangible stockholders’ equity(5)	$25,404	$26,988	$28,572	$30,393
Stockholders’ equity per share:
Historical	$18.07	$15.36	$13.35	$11.61
Estimated net proceeds	8.04	8.33	8.55	8.74
Less: Common stock acquired by ESOP(2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by stock-based benefit plans(3)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma stockholders’ equity per share(5)	$24.91	$22.49	$20.70	$19.15
Pro forma tangible stockholders’ equity per share(5)	$24.91	$22.49	$20.70	$19.15
Offering price as percentage of pro forma stockholders’ equity per Share (Pro Forma price to book value)	40.14%	44.46%	48.31%	52.22%
Offering price as percentage of pro torma tangible stockholders’ equity per share (Pro forma price to tangible book value)	40.14%	44.46%	48.31%	52.22%
Number of shares outstanding for pro forma book value per share Calculations	1,020,000	1,200,000	1,380,000	1,587,000
	At or for the Year Ended December 31, 2024 Based on the Sale at $10.00 Per Share of:
	Minimum 1,020,000 Shares	Midpoint 1,200,000 Shares	Maximum 1,380,000 Shares	Adjusted Maximum 1,587,000 Shares(1)
	(Dollars in thousands, except per share amounts)
Gross offering proceeds	$10,200	$12,000	$13,800	$15,870
Less: Estimated expenses	(2,000)	(2,000)	(2,000)	(2,000)
Estimated net proceeds	8,200	10,000	11,800	13,870
Less: Common stock acquired by ESOP(2)	(816)	(960)	(1,104)	(1,270)
Less: Common stock acquired by stock-based benefit plans(3)	(408)	(480)	(552)	(635)

	At or for the Year Ended December 31, 2024 Based on the Sale at $10.00 Per Share of:
	Minimum 1,020,000 Shares	Midpoint 1,200,000 Shares	Maximum 1,380,000 Shares	Adjusted Maximum 1,587,000 Shares(1)
	(Dollars in thousands, except per share amounts)
Estimated net proceeds, as adjusted	$6,976	$8,560	$10,144	$11,965
For the Year Ended December 31, 2024
Consolidated net income:
Historical	$224	$224	$224	$224
Pro forma adjustments:
Income on adjusted net proceeds	221	271	321	379
ESOP(2)	(24)	(28)	(32)	(37)
Stock awards(3)	(59)	(69)	(80)	(92)
Stock options(4)	(93)	(109)	(126)	(145)
Pro forma net income	$269	$289	$307	$329
Income per share:
Historical	$0.24	$0.20	$0.18	$0.15
Pro forma adjustments:
Income on adjusted net proceeds	0.24	0.25	0.25	0.26
ESOP(2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock awards(3)	(0.06)	(0.06)	(0.06)	(0.06)
Stock options(4)	(0.10)	(0.10)	(0.10)	(0.10)
Pro forma earnings per share	$0.29	$0.26	$0.24	$0.22
Offering price to pro forma net earnings per share	34.48x	38.46x	41.67x	45.45x
Number of shares used in earnings per share calculations	941,664	1,107,840	1,274,016	1,465,118
At December 31, 2024
Stockholders’ equity:
Historical	$18,154	$18,154	$18,154	$18,154
Estimated net proceeds	8,200	10,000	11,800	13,870
Less: Common stock acquired by ESOP(2)	(816)	(960)	(1,104)	(1,270)
Less: Common stock acquired by stock-based benefit plans(3)	(408)	(480)	(552)	(635)
Pro forma stockholders’ equity(5)	$25,130	$26,714	$28,298	$30,119
Pro forma tangible stockholders’ equity(5)	$25,130	$26,714	$28,298	$30,119
Stockholders’ equity per share:
Historical	$17.80	$15.13	$13.16	$11.44
Estimated net proceeds	8.04	8.33	8.55	8.74
Less: Common stock acquired by ESOP(2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by stock-based benefit plans(3)	(0.40)	(0.40)	(0.40)	(0.40)

	At or for the Year Ended December 31, 2024 Based on the Sale at $10.00 Per Share of:
	Minimum 1,020,000 Shares	Midpoint 1,200,000 Shares	Maximum 1,380,000 Shares	Adjusted Maximum 1,587,000 Shares(1)
	(Dollars in thousands, except per share amounts)
Pro forma stockholders’ equity per share(5)	$24.64	$22.26	$20.51	$18.98
Pro forma tangible stockholders’ equity per share(5)	$24.64	$22.26	$20.51	$18.98
Offering price as percentage of pro forma stockholders’ equity per Share (Pro forma price to book value)	40.58%	44.92%	48.76%	52.69%
Offering price as percentage of pro torma tangible stockholders’ equity per share (Pro forma price to tangible book value)	40.58%	44.92%	48.76%	52.69%
Number of shares outstanding for pro forma book value per share Calculations	1,020,000	1,200,000	1,380,000	1,587,000

(1)
As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(2)
Assumes that the ESOP will purchase 8% of the shares of common stock sold in the stock offering. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the ESOP from PSB Financial. Pioneer State Bank intends to make annual contributions to the ESOP in an amount at least equal to the required principal and interest payments on the debt. Pioneer State Bank’s total annual payments on the ESOP debt are based upon 25 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40. “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Pioneer State Bank, the fair value of the common stock remains equal to the subscription price and the ESOP expense reflects an effective tax rate of 27.75%. The unallocated shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the ESOP. The pro forma net income for the six months ended June 30, 2025 assumes that 1,632, 1,920, 2,208 and 2,539 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. The pro forma net income for the year ended December 31, 2024 assumes that 3,264, 3,840, 4,416 and 5,078 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. According to ASC 718-40, only the shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)
If approved by PSB Financial’s stockholders, a stock-based benefit plan may purchase an aggregate number of shares of common stock equal to 4% of the number of shares sold in the stock offering (or possibly a greater percentage if the plan is implemented more than one year after completion of the stock offering and conversion, or a lesser percentage if Pioneer State Bank were to have a Tier 1 leverage ratio of less than 10.0% within one year of the completion of the stock offering and conversion). Stockholder approval of the stock-based benefit plan, and purchases by the plan, may not occur earlier than six months after the completion of the stock offering and conversion. The shares may be acquired directly from PSB Financial or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by PSB Financial. The table assumes that

(i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plan is amortized as an expense during the period, and (iii) the stock-based benefit plan expense reflects an effective tax rate of 27.75%. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock equal to 4% of the number of shares sold in the stock offering are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.
(4)
If approved by PSB Financial’s stockholders, a stock-based benefit plan may grant options to acquire an aggregate number of shares of common stock equal to 10% of the number of shares to be sold in the stock offering (or possibly a greater percentage if the plan is implemented more than one year after completion of the stock offering and conversion). Stockholder approval of the stock-based benefit plan may not occur earlier than six months after the completion of the stock offering and conversion. In calculating the pro forma effect of the stock options to be granted under a stock-based benefit plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.90 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the offering price of $10.00 per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock used to fund stock options (equal to 10% of the number of shares sold in the stock offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%

(5)
The retained earnings of Pioneer State Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Stock Offering and Conversion — Liquidation Rights” and “Regulation and Supervision.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the stock offering and conversion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This discussion and analysis reflects our financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding PSB Financial provided in this prospectus.
Overview
After the completion of the conversion and stock offering, PSB Financial will conduct its operations primarily through Pioneer State Bank, the stock-bank successor to Pioneer Federal. Pioneer Federal’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations, in residential real estate loans and, to a lesser extent, commercial real estate loans, construction and land development loans, commercial loans, home equity loans and lines of credit, and consumer loans. We also invest in securities, which have historically consisted primarily of U.S. government and agency securities, mortgage-backed securities and obligations issued by U.S. government sponsored enterprises, and state and municipal securities. We offer a variety of deposit accounts including checking accounts, savings accounts, money market accounts and certificate of deposit accounts. Pioneer Federal is subject to comprehensive regulation and examination by the FDIC. Pioneer State Bank will in all material respects be the same bank as Pioneer Federal, subject to comprehensive regulation and examination by the FDIC.
Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provisions for credit losses, noninterest income and noninterest expense. Noninterest income currently consists primarily of service charges on deposit accounts, other service charges and fees, and income from bank owned life insurance. Noninterest expense currently consists primarily of expenses related to salaries and employee benefits, occupancy and equipment, data processing, contract services, director fees, FDIC deposit insurance premiums, and other expenses.
We invest in bank owned life insurance to provide us with a funding source to offset some costs of our benefit plan obligations. Bank owned life insurance provides us with noninterest income that is nontaxable. Federal regulations generally limit our investment in bank owned life insurance to 25% of our Tier 1 capital plus our allowance for credit losses. At June 30, 2025, our investment in bank owned life insurance was $754,000, which was within this investment limit.
Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.
Business Strategy
Our principal objective is to build long-term value for our stockholders and positively impact our communities, customers and employees by operating a strong and trusted community savings association focused on serving our regional market area. Highlights of our current business strategy, which represents the business strategy that we will continue following the conversion as Pioneer State Bank, include:
•
Continuing to focus on originating fixed-rate one- to four-family residential mortgage loans and residential construction/permanent loans for retention in the loan portfolio;

•
Modestly increasing the capabilities and balances of commercial loans, including real estate and non-real estate secured loans, while seeking to limit the related risks, such as interest rate risk, credit risk and liquidity risk;

•
Managing credit risk to maintain an acceptably low level of nonperforming assets, representing a continuation of our historical ability to minimize nonperforming assets by employing experienced credit professionals, having well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring;
•
Continuing efforts to grow low-cost “core” deposits, which also can be expected to provide additional fee income;

•
Remaining a community-oriented institution and relying on high quality service to maintain and build our local customer base;

•
Strengthening our digital-based banking capabilities, including through a new main data processing vendor anticipated in 2026, to remain an attractive option for current and potential customers, recognizing that customers can be expected to seek out banking institutions that have a technology platform that offers sufficient digital banking services; and

•
Seeking to expand operations primarily through organic growth while also considering branching opportunities that may arise in the primary market area, including a potential branch office in western Montana in late 2026 or the first six months of 2027.

We expect these strategies to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion and stock offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.
Anticipated Increase in Noninterest Expense
Following the completion of the conversion and stock offering, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of a stock-based benefit plan, if approved by our stockholders, no earlier than six months after the completion of the conversion and stock offering. See “Summary — Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion and Stock Offering;” “Risk Factors — Risks Related to the Stock Offering — Our stock-based benefit plans will increase our expenses and reduce our income;” and “Management — Benefits to be Considered Following Completion of the Conversion and Stock Offering.”
Critical Accounting Policies and Use of Critical Accounting Estimates
The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with GAAP. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.
The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.
The following represent our critical accounting policies:
Allowance for Credit Losses (ACL).   The allowance for credit losses is the estimated amount considered necessary to cover inherent, but unconfirmed, credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for losses on loans which is charged against income, in determining the allowance for credit losses, management makes significant estimates and has identified this policy as one of our most critical accounting policies. Pioneer Federal adopted the Current Expected

Credit Loss (CECL) accounting standard effective January 1, 2023, using the Weighted Average Remaining Maturity (WARM) method. The WARM method calculates an average annualized historical Net Charge-off (NCO) rate for a specific segment of a loan portfolio over a defined lookback period. The WARM factor represents the estimated remaining life of the loan portfolio segment, adjusted for scheduled amortization and estimated prepayments. Qualitative adjustments (Q factors) are incorporated to account for factors not captured by the historical data, such as current economic conditions and forecasts that might differ from historical trends. The ACL calculation is the average annual NCO rates multiplied by the estimated remaining life of the loan portfolio segment (WARM factor) and then adjusted by the Q factors to arrive at the estimated ACL. The allowance for credit losses as a percentage of loans year-over-year are as follows: December 31, 2023 — $1,141,000, or 1.38% of total loans, December 31, 2024 — $1,208,000, or 1.37% of total loans; June 30, 2025 — $1,099,000, or 1.27% of total loans.
Management performs a quarterly evaluation of the allowance for credit losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.
The analysis has two components, specific and general allowances. The specific allowance is for unconfirmed losses related to loans that require individual evaluation with expected credit losses being measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the fair value of the loan is less than the loan’s carrying value, a charge is recorded for the difference. The general allowance, which is for loans reviewed collectively, is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes historical loss percentages and qualitative factors that are applied to the loan groups to determine the amount of the allowance for credit losses necessary for loans that are reviewed collectively. The qualitative component is critical in determining the allowance for credit losses as certain trends may indicate the need for changes to the allowance for credit losses based on factors beyond the historical loss history. Not incorporating a qualitative component could misstate the allowance for credit losses. Actual credit losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.
Deferred Tax Assets.   We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax asset will not be realized. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Determining the proper valuation allowance for deferred taxes is critical in properly valuing the deferred tax asset and the related recognition of income tax expense or benefit. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets.
Fair Value Measurements.   The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. We estimate the fair value of a financial instrument and any related asset impairment using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics. may be used, if available, to determine fair value. When observable market prices do not exist, we estimate fair value. These estimates are subjective in nature and imprecision in estimating these factors can impact the amount of gain or loss recorded. For a detailed description of the fair values measured at each level of the fair value hierarchy and the methodology we use, see Note 14 of the notes to the financial statements.
Comparison of Financial Condition at June 30, 2025 and December 31, 2024
Total Assets.   Total assets increased $1.2 million, or 1.0%, since December 31, 2024. The increase was primarily comprised of an increase in cash and cash equivalents of $2.8 million, which was partially offset by decreases in investment securities available for sale of $126,000, investment securities held to maturity of $155,000 and net loans of $1.2 million.
Cash and Cash Equivalents.   Cash and cash equivalents increased by $2.8 million, or 43.0%, to $9.2 million at June 30, 2025, compared to $6.4 million at December 31, 2024. This increase was primarily due to an increase of deposits, as well as paydowns of loan balances, investment securities available for sale and investment securities held to maturity.
Investment Securities Available for Sale.   Investment securities available for sale decreased by $126,000, or 1.3%, since December 31, 2024. The decline was a result of maturities and principal payments on mortgage-backed securities and collateralized mortgage obligation securities. No purchases of investment securities available for sale occurred during the six months ended June 30, 2025. The market value adjustment on investment securities available for sale improved $202,000 during the six months ended June 30, 2025 from ($777,000) at December 31, 2024 to ($575,000) at June 30, 2025.
Investment Securities Held to Maturity.   Investment securities held to maturity decreased by $155,000, or 7.8%, from $2.0 million at December 31, 2024 to $1.9 million at June 30, 2025. This decrease was the result of principal payments on mortgage-backed securities and collateralized mortgage obligation securities and one maturity of an SBA pool.
Loans, Net.   Net loans decreased $1.2 million, or 1.4%, to $85.1 million at June 30, 2025 compared to $86.3 million at December 31, 2024. Although loan demand was down during the six month period, this was due primarily to the market value of residential real estate which has continued to price out local market borrowers. The decline in net loans was primarily due to normal loan repayments and the payoff of one large residential real estate loan. Residential one- to four-family mortgage loans (including residential construction loans) decreased $1.1 million, or 1.4%, from $79.1 million at December 31, 2024 to $78.0 at June 30, 2025. Commercial real estate loans increased $248,000, or 5.9%, from $4.2 million at December 31, 2024 to $4.4 million at June 30, 2025. Commercial construction and land development loans decreased by $167,000, or 8.8%, from $1.9 million at December 31, 2024 to $1.7 million at June 30, 2025. Commercial loans decreased $411,000, or 26.0%, from $1.6 million at December 31, 2024 to $1.2 million at June 30, 2025. Consumer loans increased $130,000, or 10.8%, from $1.2 million at December 31, 2024 to $1.3 million at June 30, 2025.
During the six months ended June 30, 2025, we originated $5.7 million in loans represented by $3.2 million in one-to four-family residential mortgage loans, $1.3 million in construction and land development loans, $576,000 in commercial loans, and $503,000 in consumer loans.
Deposits.   Deposits increased to $85.8 million at June 30, 2025, an increase of $752,000, or 0.88%, from $85.1 million at December 31, 2024. Non-maturity deposits increased $3.8 million while time deposits decreased by $3.0 million. The majority of the non-maturity deposit increase was due to a small number of large public funds depositors. At June 30, 2025, the aggregate amount of all uninsured deposits (deposits in excess of FDIC insurance limit of $250,000) was $19.0 million (of which $1.7 million were preferred deposits with debt securities pledged against such deposits) and the aggregate amount of all uninsured time deposits was $6.5 million.
Borrowings.   There was $8.0 million outstanding at both June 30, 2025 and December 31, 2024 from the Federal Home Loan Bank of Des Moines. The borrowing originated in September 2023 and the purpose was for the construction of a new facility in Deer Lodge as well as funding loan growth. At June 30, 2025, Pioneer Federal had access to up to $37.7 million of advances from the Federal Home Loan Bank of Des Moines compared to $36.5 million at December 31, 2024.

Total Equity Capital.   Total equity capital increased $275,000, or 1.5%, to $18.4 million at June 30, 2025, compared to $18.2 million at December 31, 2024. Retained earnings were increased by net income of $126,000 and a decrease in accumulated other comprehensive loss of $149,000 during the six months ended June 30, 2025.
Average Balances and Yields.   The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects are immaterial. Average balances are daily average balances. Non-accrual loans are included in average balances only. Average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Net deferred loan fees/costs are immaterial.
	For the Six Months Ended June 30,
	2025			2024
	Average Outstanding Balance	Interest	Average Yield/Rate(4)	Average Outstanding Balance	Interest	Average Yield/Rate(4)
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$6,775	$100	2.95%	$5,179	$146	5.64%
Investment securities	11,984	158	2.64%	14,657	169	2.31%
Loans	86,537	2,322	5.37%	84,955	2,102	4.95%
Other investments	427	20	9.37%	428	19	8.88%
Total interest-earning assets	105,723	2,600	4.92%	105,219	2,436	4.63%
Noninterest-earning assets	7,222			7,740
Allowance for credit losses	(1,204)			(1,141)
Total assets	$111,741			$111,818
Interest-bearing liabilities:
Interest-bearing demand deposits	$13,054	13	0.20%	$13,939	14	0.20%
Savings deposits	34,927	192	1.10%	33,263	183	1.10%
Certificates of deposit	29,794	489	3.28%	31,148	493	3.17%
Total interest-bearing deposits	77,775	694	1.78%	78,350	690	1.76%
Federal Home Loan Bank advances	8,000	173	4.33%	8,000	174	4.35%
Total interest-bearing liabilities	85,775	867	2.02%	86,350	864	2.00%
Noninterest-bearing demand deposits	6,706			6,483
Other noninterest-bearing liabilities	920			1,239
Total liabilities	93,401			94,072
Total equity capital	18,340			17,746
Total liabilities and equity capital	$111,741			$111,818
Net interest income		$1,733			$1,572
Net interest rate spread(1)			2.90%			2.63%
Net interest-earning assets(2)	$19,948			$18,869
Net interest margin(3)			3.28%			2.99%
Average interest-earning assets to interest-bearing liabilities	123.26%			121.85%

(1)
Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2)
Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)
Net interest margin represents net interest income divided by average total interest-earning assets.

(4)
Annualized.

Comparison of Financial Condition at December 31, 2024 and 2023
Total Assets.   Total assets were $112.1 million at December 31, 2024, a decrease of $619,000, or 0.6%, compared to $112.7 million at December 31, 2023. The variances were primarily due to a decrease in cash and investment securities offset by an increase in net loans, which evened out a flat growth year.
Cash and Cash Equivalents.   Cash and cash equivalents decreased by $3.8 million, or 36.9% to $6.4 million at December 31, 2024 from $10.2 million at December 31, 2023. The decrease was primarily due to the increase in net loans to $86.3 million at December 31, 2024 up from $81.0 million at December 31, 2023, a $5.3 million increase, or 6.5%.
Investment Securities Available for Sale.   Investment securities available for sale decreased by $1.8 million, or 15.6%, since December 31, 2023. The decline was a result of maturities and principal payments on mortgage-backed securities and collateralized mortgage obligation securities. No purchases of investment securities available for sale occurred during the year ended December 31, 2024. The market value adjustment on investment securities available for sale improved $137,000 during the year ended December 31, 2024 from ($914,000) at December 31, 2023 to ($777,000) at December 31, 2024.
Investment Securities Held to Maturity.   Investment securities held to maturity decreased by $830,000, or 29.3%, from $2.8 million at December 31, 2023 to $2.0 million at December 31, 2024. This decrease was the result of principal payments on mortgage-backed securities and collateralized mortgage obligation securities.
Loans, Net.   Net loans increased by $5.3 million, or 6.5%, to $86.3 million at December 31, 2024 from $81.0 million at December 31, 2023. During the year ended December 31, 2024, loan originations totaled $16.2 million, comprised of $9.0 million of one-to-four family residential mortgage loans, $3.7 million in construction and land development loans, $2.6 million of commercial loans, and $806,000 of consumer loans.
During the year ended December 31, 2024, one-to-four family residential mortgage loans (including residential construction loans) increased $4.1 million, or 5.5%, to $79.1 million from $75.0 million at December 31, 2023. Commercial real estate loans increased $1.3 million, or 43.1%, from $2.9 million at December 31, 2023 to $4.2 million at December 31, 2024. Commercial construction and land development loans increased $1.1 million, or 129.5%, to $1.9 million from $0.8 million at December 31, 2023. Commercial loans decreased by $1.1 million, or 41.2%, to $1.6 million at December 31, 2024 from $2.7 million at December 31, 2023. Consumer loans increased by $173,000, or 16.7% to $1.2 million at December 31, 2024 from $1.0 million at December 31, 2023.
Increases in loan balances reflect our strategy to grow our loan portfolio, continuing to focus primarily on owner-occupied one-to-four family residential real estate loan and commercial loans. Management intends to continue this strategy in future periods.
Deposits.   Deposits increased by $981,000, or 1.1%, to $85.1 million at December 31, 2024 from $86.1 at December 31, 2023. Non-maturity deposits decreased $3.3 million while time deposits increased by $2.3 million. The majority of the non-maturity deposit decrease was due to non-maturity deposits transferring to time deposits. At December 31, 2024, the aggregate amount of all uninsured deposits (deposits in excess of FDIC insurance limit of $250,000) was $17.6 million (of which $1.4 million were preferred deposits with debt securities pledged against such deposits) and the aggregate amount of all uninsured time deposits was $8.1 million.
Management continued its strategy of pursuing growth in demand accounts and lower cost core deposits with market conditions affecting this strategy in the current year. Management intends to continue its efforts to increase core deposits, with an emphasis on growth in consumer and business demand deposits.
Total Equity Capital.   Total equity capital increased by $324,000, or 1.8%, to $18.2 million at December 31, 2024 from $17.8 million at December 31, 2023. The increase resulted from accumulated other comprehensive loss decreasing $100,000 (as a result of market value adjustment of investment securities available for sale due to market interest rates decreasing during the year) and $224,000 from net income during the year ended December 31, 2024.
Average Balances and Yields.   The following table sets forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments have been made, as the effects are immaterial. Average balances are calculated using daily average balances. Non-accrual loans are included in average balances only. Average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Net deferred loan fees/costs are immaterial.
	For the Year Ended December 31,
	2024			2023
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
			(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$4,828	$257	5.32%	$10,274	$254	2.47%
Investment securities	12,640	343	2.71%	15,248	371	2.43%
Loans	87,341	4,376	5.01%	82,300	3,748	4.55%
Other investments	428	39	9.11%	444	8	1.80%
Total interest-earning assets	105,237	5,015	4.77%	108,266	4,381	4.05%
Noninterest-earning assets	8,177			5,636
Allowance for credit losses	(1,141)			(1,122)
Total assets	$112,273			$112,780
Interest-bearing liabilities:
Interest-bearing demand deposits	$12,856	27	0.21%	$14,718	29	0.20%
Savings deposits	32,628	366	1.12%	34,045	287	0.84%
Certificates of deposit	32,602	1,080	3.31%	30,182	657	2.18%
Total interest bearing deposits	78,086	1,473	1.89%	78,945	973	1.23%
Federal Home Loan Bank advances	8,000	350	4.38%	8,000	116	1.45%
Other interest-bearing liabilities
Total interest-bearing liabilities	86,086	1,823	2.12%	86,945	1,089	1.25%
Noninterest-bearing demand deposits	6,474			7,256
Other noninterest-bearing liabilities	1,633			1,278
Total liabilities	94,193			95,479
Total equity capital	18,080			17,301
Total liabilities and equity capital	$112,273			$112,780
Net interest income		$3,192			$3,292
Net interest rate spread(1)			2.65%			2.80%
Net interest-earning assets(2)	$19,151			$21,321
Net interest margin(3)			3.03%			3.04%
Average interest-earning assets to interest-bearing liabilities	122.25%			124.52%

(1)
Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2)
Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)
Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis
The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume. There were no out-of-period items or adjustments required to be excluded from the table below.
	Six Months Ended June 30, 2025 vs. June 30, 2024
	Increase (Decrease) Due to:		Total Increase (Decrease)
	Volume	Rate
	(ln thousands)
Interest-earning assets:
Interest-bearing deposits	84	(130)	(46)
Investment securities	(52)	41	(11)
Loans	40	180	220
Other investments	—	1	1
Total interest-earning assets	72	92	164
Interest-bearing liabilities:
Interest-bearing demand deposits	(1)	—	(1)
Savings deposits	9	—	9
Certificates of deposit	(27)	23	(4)
Total interest-bearing deposits	(19)	23	4
Federal Home Loan Bank advances	—	(1)	(1)
Total interest-bearing liabilities	(19)	22	3
Change in net interest income	91	70	161
	Year Ended December 31, 2024 vs. 2023
	Increase (Decrease) Due to:		Total Increase (Decrease)
	Volume	Rate
	(ln thousands)
Interest-earning assets:
Interest-bearing deposits	(3)	6	3
Investment securities	(86)	58	(28)
Loans	238	390	628
Other investments	—	31	31
Total interest-earning assets	149	485	634
Interest-bearing liabilities:
Interest-bearing demand deposits	(4)	2	(2)
Savings deposits	(11)	90	79
Certificates of deposit	56	367	423
Total interest-bearing deposits	41	459	500
Federal Home Loan Bank advances	—	234	234
Total interest-bearing liabilities	41	693	734
Change in net interest income	108	(208)	(100)

Comparison of Operating Results for the Six Months Ended June 30, 2025 and 2024
General.   Net income for the six months ended June 30, 2025 was $126,000, a decrease of $79,000 or 38.6%, compared to $205,000 for the six months ended June 30, 2024. The decrease was due to the one-time gain on the sale of Deer Lodge location in 2024 of $311,000, partially offset by a $104,000 recovery of credit losses on loans, professional fees of $90,000 incurred in 2025 in preparation for the conversion, and a $161,000 increase in net interest income from the six months ended June 30, 2024 compared to six months ended June 30, 2025.
Interest Income.   Interest income for the six months ended June 30, 2025 increased by $164,000, or 6.7%, from $2.4 million for the six months ended June 30, 2024 to $2.6 million for the six months ended June 30, 2025. This increase is a result of a 10.5% increase in loan interest and fees, 26.8% decrease in interest-bearing deposit and other investment interest, and a 6.6% decrease in interest from investment securities.
The average balance of loans during the six months ended June 30, 2025 increased by $1.6 million, or 1.9%, from the average balance for the six months ended June 30, 2024, while the average yield on loans increased 42 basis points to 5.37% for the six months ended June 30, 2025, from 4.95% for the six months ended June 30, 2024. The increase in average yield on loans was due to the rising interest rate environment.
The average balance of investment securities decreased by $2.7 million, or 18.2%, to $12.0 million for the six months ended June 30, 2025, from $14.7 million for the six months ended June 30, 2024 while the average yield on investment securities increased by 33 basis points to 2.64% for the six months ended June 30, 2025, from 2.31% for the six months ended June 30, 2024. This increase in yield resulted from the rising interest rate environment.
Interest Expense.   Total interest expense for the six months ended June 30, 2025 increased $3,000, or 0.3%, to $867,000 for the six months ended June 30, 2025 from $864,000 for the six months ended June 30, 2024.
The average balance of interest-bearing demand deposits decreased by $885,000, or 6.3%, to $13.1 million for the six months ended June 30, 2025, from $13.9 million for the six months ended June 30, 2024, while the average rate on interest-bearing demand deposits remained at 0.20% for both the six months ended June 30, 2025 and 2024. The rate environment for interest-bearing demand deposits remained stable.
The average balance of savings deposits increased by $1.7 million, or 5.0%, to $34.9 million for the six months ended June 30, 2025, from $33.3 million for the six months ended June 30, 2024, while the average rate on savings deposits remained at 1.10% for both the six months ended June 30, 2025 and 2024. The rate environment for savings deposits remained stable.
The average balance of certificates of deposits decreased by $1.4 million, or 4.3%, to $29.8 million for the six months ended June 30, 2025, from $31.1 million for the six months ended June 30, 2024, while the average rate on certificates of deposits increased 11 basis points to 3.28% for the six months ended June 30, 2025, from 3.17% for the six months ended June 30, 2024. This increase in rate resulted from accounts being moved from lower priced long-term certificates of deposit accounts to short-term higher interest certificates of deposit accounts.
Net Interest Income.   For the six months ended June 30, 2025, net interest income was $1.7 million, an increase of $161,000 or 10.2%, from the $1.6 million in net interest income for the six months ended June 30, 2024. The increase was due to an increase in net interest rate spread to 2.90% for the six months ended June 30, 2025 from 2.63% for the six months ended June 30, 2024.
Provision for (Recovery of) Credit Losses.   The provision for (recovery of) credit losses was ($104,000) for the six months ended June 30, 2025 and $0 for the six months ended June 30, 2024. The allowance for credit losses was $1.1 million, or 1.27% of total loans, as of June 30, 2025, compared to $1.1 million, or 1.33% of total loans, as of June 30, 2024.
Noninterest Income.   Noninterest income decreased $286,000, or 69.1%, to $128,000 for the six months ended June 30, 2025 compared to $414,000 for the six months ended June 30, 2024. We had a gain on the sale of old bank location in Deer Lodge of $311,000 in June 2024.

Noninterest Expense.   Noninterest expense increased $109,000, or 6.3%, to $1.8 million for the six months ended June 30, 2025 from $1.7 million for the six months ended June 30, 2024. During the six months ended June 30, 2025, additional professional fees of $90,000 were incurred in preparation for the conversion. Depreciation expense also increased by $19,000 for the six months ended June 30, 2025 compared to the same period in 2024 due to the new building in Deer Lodge.
Provision for Income Taxes.   The provision for income taxes decreased $51,000, or 85.0%, to $9,000 for the six months ended June 30, 2025 compared to $60,000 for the six months ended June 30, 2024. The decrease was primarily due to the gain on sale of the building located at 401 Milwaukee Ave, Deer Lodge, Montana, of $311,000 during June 2024. The effective tax rates were 6.6% and 22.6% for the six months ended June 30, 2025 and 2024, respectively. The primary reason for the decrease in the six months ended June 30, 2025, effective tax rate was the $104,000 recovery of credit losses.
Comparison of Operating Results for the Years Ended December 31, 2024 and 2023
General.   Net income for the year ended December 31, 2024 was $224,000, a decrease of $33,000, or 12.8%, compared to $257,000 for the year ended December 31, 2023. The decrease in net income was primarily due to a $76,000 decrease in cash value of life insurance, a $237,000 increase in depreciation expense, and a $134,000 increase in provision for deferred income taxes which were offset by an increase in noninterest income from the sale of the Deer Lodge building in June 2024 of $311,000.
Interest Income.   Interest income increased by $634,000, or 14.5%, to $5.0 million at December 31, 2024 from $4.4 million at December 31, 2023. The increase in interest income is attributed primarily to a $628,000, or 16.8% increase in loan interest income, and a $31,000, or 387.5% increase in other investment interest income, partially offset by a $28,000, or 7.5% decrease in investment securities interest income. The increased loan interest income in 2024 is attributable to a higher overall loan interest rate environment.
The average balance of loans during the year ended December 31, 2024 increased by $5.0 million, or 6.1%, from the year ended December 31, 2023. The average yield on loans increased to 5.01% for the year ended December 31, 2024 from 4.55% for the year ended December 31, 2023.
The average balance of investment securities decreased $2.6 million to $12.6 million for the year ended December 31, 2024 from $15.2 million for the year ended December 31, 2023. The average yield on investment securities increased to 2.71% for the year ended December 31, 2024 from 2.43% for the year ended December 31, 2023. The increase in the average yield on investment securities was primarily due to the rising market interest rate environment.
Interest Expense.   Total interest expense increased $734,000, or 67.4%, to $1.8 million for the year ended December 31, 2024 from $1.1 million for the year ended December 31, 2023. The increase was primarily due to a full year of paying interest on an $8.0 million borrowing from the FHLB that was originated in September 2023. Interest paid on FHLB borrowings increased from $116,000 in 2023 to $350,000 in 2024. There was an increase in the average cost of interest-bearing deposits to 1.89% for the year ended December 31, 2024 from 1.23% for the year ended December 31, 2023, reflecting the rising market interest rate environment. The average balance of interest-bearing deposits decreased by $859,000, or 1.1%. to $78.1 million for the year ended December 31, 2024 from $78.9 million for the year ended December 31, 2023.
Net Interest Income.   Net interest income decreased $100,000, or 3.0%, to $3.2 million for the year ended December 31, 2024 compared to $3.3 million for the year ended December 31, 2023. The decrease reflects the decrease in the interest rate spread to 2.65% for the year ended December 31, 2024 from 2.80% for the year ended December 31, 2023, while average net interest-earning assets decreased $2.2 million year-to-year. The net interest margin decreased to 3.03% for the year ended December 31, 2024 from 3.04% for the year ended December 31, 2023. Both the interest rate spread and net interest margin decreased due to the rising interest rate environment, along with interest-earning assets repricing more slowly than interest-bearing liabilities.
Provision for (Recovery of) Credit Losses.   The provision for credit losses on loans increased by $50,000 for the year ended December 31, 2024 from the year ended December 31, 2023. The allowance for credit losses increased by $68,000, or 5.9%, to $1.2 million at December 31, 2024 from $1.1 million at

December 31, 2023. The allowance for credit losses represented 1.37% of total loans at December 31, 2024 and 1.38% of total loans as of December 31, 2023. The determination of the adequacy of the allowance for credit losses was based primarily on the low balances of nonperforming loans, delinquent loans and net charge offs in both periods. The provision for (recovery of) credit losses on unfunded loan commitments decreased by $56,000 for the year ended December 31, 2024 from the year ended December 31, 2023. The reserve for unfunded loan commitments decreased $39,000, or 52.9%, to $35,000 at December 31, 2024 from $74,000 at December 31, 2023.
The increase in the provision for credit losses was primarily attributable to a $5.4 million, or 6.5% increase in gross loans during the year ended December 31, 2024, along with increases in nonperforming and delinquent loans year-to-year. Total nonperforming loans were $1.7 million at December 31, 2024, compared to $597,000 million at December 31, 2023. Total loans past due 30 days or greater were $1.7 million and $597,000 at December 31, 2024 and 2023, respectively. As a percentage of nonperforming loans, the allowance for credit losses was 70.37% at December 31, 2024 compared to 191.06% at December 31, 2023.
The allowance for credit losses reflects the estimate management believes to be appropriate to cover current expected credit losses which were inherent in the loan portfolio at December 31, 2024 and 2023. While management believes the estimates and assumptions used in the determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions. Any such increase in future provisions that may be required may adversely impact the Pioneer State Bank’s financial condition and results of operations. Furthermore, as an integral part of its examination process, the FDIC will periodically review our allowance for credit losses. The FDIC may have judgements different than those of management, and we may determine to increase our allowance as a result of these regulatory reviews.
Noninterest Income.   Noninterest income totaled $495,000 for the year ended December 31, 2024, an increase of $227,000, or 84.7%, from $268,000 for the year ended December 31, 2023. The increase was primarily due to a $311,000 gain on the sale of the previous Deer Lodge location due to the construction of a new Deer Lodge location.
Noninterest Expense.   Noninterest expense increased $227,000, or 7.2%, to $3.4 million for the year ended December 31, 2024, compared to $3.1 million for the year ended December 31, 2023. The increase was primarily attributable to an increase in depreciation expense of $237,000 for the new building in Deer Lodge.
Provision for Income Taxes.   The provision for income taxes decreased by $60,000, or 45.1%, to $73,000 for the year ended December 31, 2024, compared to $133,000 for the year ended December 31, 2023. The decrease was due primarily to a $30,000 decrease in tax on investment securities or 12.0% and a $260,000 increase to occupancy expenses. The effective tax rates were 24.7% and 34.1% for the years ended December 31, 2024 and 2023, respectively. The decrease in the effective tax rate was primarily due to the added costs of construction and occupancy of our new Deer Lodge office.
Management of Market Risk
General.   Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. All directors participate in discussions during the regular board meetings evaluating the interest rate risk inherent in our assets and liabilities, and the level of risk that is appropriate. These discussions take into consideration our business strategy, operating environment, capital, liquidity and performance objectives consistent with the policy and guidelines approved by them.
Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings. Among the techniques we are using to manage interest rate risk are:
•
maintaining capital levels that exceed the thresholds for well-capitalized status under federal regulations;

•
maintaining a high level of liquidity;

•
growing our core deposit accounts;

•
managing our investment securities portfolio so as to reduce the average maturity and effective life of the portfolio; and

•
continuing to diversify our loan portfolio by adding more commercial real estate loans and commercial loans, which typically have shorter maturities and/or balloon payments.

By following these strategies, we believe that we are better positioned to react to increases and decreases in market interest rates.
We have not engaged in hedging activities, such as engaging in futures or options. We do not anticipate entering into similar transactions in the future.
Economic Value of Equity.   We compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases instantaneously by 100, 200 and 300 basis point increments or decreases instantaneously by 100, 200 and 300 basis point increments.
The following table sets forth, as of June 30, 2025, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.
At June 30, 2025
				EVE as a Percentage of Present Value of Assets(3)
Change in Interest Rates (basis points)(1)	Estimated EVE(2)	Estimated Increase (Decrease) in EVE		EVE Ratio(4)	Increase (Decrease) (basis points)
		Amount	Percent
	(Dollars in thousands)
300	15,235	(3,116)	-16.98%	13.47%	(276)
200	16,210	(2,141)	-11.67%	14.33%	(190)
100	17,246	(1,105)	-6.02%	15.25%	(98)
-	18,351	—	—	16.23%	0
(100)	19,459	1,108	6.04%	17.21%	98
(200)	20,649	2,298	12.52%	18.26%	203
(300)	21,928	3,577	19.49%	19.39%	316

(1)
Assumes an immediate uniform change in interest rates at all maturities.

(2)
EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)
Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)
EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at June 30, 2025, we would have experienced a 12.52% increase in EVE in the event of an instantaneous 200 basis point decrease in market interest rates and a 11.67% decrease in EVE in the event of an instantaneous 200 basis point increase in market interest rates.
The following table sets forth, as of December 31, 2024, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.

At December 31, 2024
				EVE as a Percentage of Present Value of Assets(3)
Change in Interest Rates (basis points)(1)	Estimated EVE(2)	Estimated Increase (Decrease) in EVE		EVE Ratio(4)	Increase (Decrease) (basis points)
		Amount	Percent
	(Dollars in thousands)
300	14,680	(3,730)	-20.26%	13.08%	(332)
200	15,852	(2,558)	-13.89%	14.12%	(228)
100	17,093	(1,317)	-7.15%	15.23%	(117)
-	18,410	—	—	16.40%	0
(100)	19,743	1,333	7.24%	17.59%	119
(200)	21,166	2,756	14.97%	18.85%	245
(300)	22,688	4,278	23.24%	20.21%	381

(1)
Assumes an immediate uniform change in interest rates at all maturities.

(2)
EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)
Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)
EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at December 31, 2024, we would have experienced a 14.97% increase in EVE in the event of an instantaneous 200 basis point decrease in market interest rates and a 13.89% decrease in EVE in the event of an instantaneous 200 basis point increase in market interest rates.
The following table sets forth, as of December 31, 2023, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.
At December 31, 2023
				EVE as a Percentage of Present Value of Assets(3)
Change in Interest Rates (basis points)(1)	Estimated EVE(2)	Estimated Increase (Decrease) in EVE		EVE Ratio(4)	Increase (Decrease) (basis points)
		Amount	Percent
	(Dollars in thousands)
300	14,700	(3,205)	-17.90%	13.05%	(284)
200	15,716	(2,189)	-12.23%	13.95%	(194)
100	16,781	(1,124)	-6.28%	14.89%	(100)
-	17,905	—	—	15.89%	0
(100)	19,049	1,144	6.39%	16.91%	102
(200)	20,266	2,361	13.19%	17.99%	210
(300)	21,566	3,661	20.45%	19.14%	325

(1)
Assumes an immediate uniform change in interest rates at all maturities.

(2)
EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)
Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)
EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at December 31, 2023, we would have experienced a 13.19% increase in EVE in the event of an instantaneous 200 basis point decrease in market interest rates and a 12.23% decrease in EVE in the event of an instantaneous 200 basis point increase in market interest rates.
Change in Net Interest Income.   The following table sets forth, at June 30, 2025, the calculation of the estimated changes in our net interest income (“NII”) that would result from the designated immediate changes in the United States Treasury yield curve.
At June 30, 2025
Change in Interest Rates (basis points)(1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+300	3,465	-3.75%
+200	3,511	-2.47%
+100	3,556	-1.22%
Level	3,600	0.00%
-100	3,696	2.67%
-200	3,784	5.11%
-300	3,861	7.25%

(1)
Assumes an immediate uniform change in interest rates at all maturities.

The table above indicates that at June 30, 2025, we would have experienced a 5.11% increase in net interest income in the event of an instantaneous 200 basis point decrease in market interest rates and a 2.47% decrease in net interest income in the event of an instantaneous 200 basis point increase in market interest rates.
The following table sets forth, at December 31, 2024, the calculation of the estimated changes in our NII that would result from the designated immediate changes in the United States Treasury yield curve.
At December 31, 2024
Change in Interest Rates (basis points)(1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+300	2,917	-9.94%
+200	3,025	-6.61%
+100	3,132	-3.30%
Level	3,239	0.00%
-100	3,373	4.14%
-200	3,496	7.93%
-300	3,611	11.49%

(1)
Assumes an immediate uniform change in interest rates at all maturities.

The table above indicates that at December 31, 2024, we would have experienced a 7.93% increase in net interest income in the event of an instantaneous 200 basis point decrease in market interest rates and a 6.61% decrease in net interest income in the event of an instantaneous 200 basis point increase in market interest rates.
The following table sets forth, as of December 31, 2023, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

At December 31, 2023
Change in Interest Rates (basis points)(1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+300	3,197	-4.96%
+200	3,254	-3.27%
+100	3,309	-1.63%
Level	3,364	0.00%
-100	3,489	3.72%
-200	3,599	6.99%
-300	3,702	10.05%

(1)
Assumes an immediate uniform change in interest rates at all maturities.

The table above indicate that at December 31, 2023, we would have experienced a 6.99% increase in net interest income in the event of an instantaneous 200 basis point decrease in market interest rates and a 3.27% decrease in net interest income in the event of an instantaneous 200 basis point increase in market interest rates.
Certain shortcomings are inherent in the methodologies used in the interest rate risk modeling methodologies summarized above. Modeling changes in EVE and NII require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. For instance, the EVE and NII tables presented above assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. However, the shape of the yield curve changes constantly and the value and pricing of our assets and liabilities, including our deposits, may not closely correlate with changes in market interest rates. Accordingly, although the EVE and NII tables may provide an indication of our interest rate risk exposure at a particular point in time and in the context of a particular yield curve, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on EVE and NII and will differ from actual results.
EVE and NII calculations also may not reflect the fair values of financial instruments. For example, a decrease in market interest rates can increase the fair values of our loans, deposits and borrowings. Conversely, an increase in market interest rates can decrease the fair value of our loans, deposits and borrowings.
Liquidity and Capital Resources
Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of Des Moines. At June 30, 2025, we had $8.0 million in borrowings from the Federal Home Loan Bank of Des Moines with additional capacity to borrow $37.7 million.
While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments. The levels of these assets depend on our operating, financing, lending, and investing activities during any given period.
Our cash flows are comprised of three primary classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. For the six months ended June 30, 2025, cash flows from operating, investing, and financing activities resulted in a net increase in cash and cash equivalents of $2.8 million. Net cash provided by investing activities amounted to $1.7 million, primarily due to a net decrease in loans. Net cash provided by financing activities amounted to $834,000, primarily due to a net increase in deposits of $753,000. Net cash provided by operating activities amounted to $187,000, primarily due to a change in operating assets and liabilities.
For the year ended December 31, 2024, cash flows from operating, investing, and financing activities resulted in a net decrease in cash and cash equivalents of $3.8 million. Net cash provided by operating activities amounted to $320,000, primarily due to net income of $224,000. Net cash used in investing activities amounted to $3.1 million, primarily due to a net increase in loans of $5.4 million, partially offset by proceeds from maturities of investment securities available for sale of $1.8 million and maturities of investment securities held to maturity of $835,000. Net cash used in financing activities amounted to $965,000, primarily due to a net decrease in deposits.
For the year ended December 31, 2023, cash flows from operating, investing, and financing activities resulted in a net increase in cash and cash equivalents of $4.1 million. Net cash provided by operating activities amounted to $392,000, primarily due to net income of $257,000. Net cash used in investing activities amounted to $5.0 million, primarily due to purchase of premises and equipment of $3.3 million, net increase in loans of $3.5 million offset by proceeds from maturities of investment securities available for sale of $1.7 million and investment securities held to maturity of $428,000. Net cash provided by financing activities amounted to $8.7 million, primarily due to proceeds from the Federal Home Loan Bank advance of $8.0 million and a net increase in deposits of $795,000. For further information, see the statements of cash flows contained in the financial statements appearing elsewhere in this prospectus.
We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.
At June 30 2025, Pioneer State Bank was categorized as well-capitalized under regulatory capital guidelines. Management is not aware of any conditions or events since the most recent notification that would change our category. For further information, see Note 4 to the notes to financial statements.
Off -Balance Sheet Arrangements.   At June 30, 2025, we had $205,000 of outstanding commitments to originate loans, $2.0 million in unused commercial line of credit commitments and $2.8 million of unfunded home equity loans. At June 30, 2025, certificates of deposit and individual retirement accounts that are scheduled to mature on or before June 30, 2026 totaled $25.5 million. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank of Des Moines advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.
Recent Accounting Pronouncements
For a discussion of the impact of recent accounting pronouncements, see Note 1 of the notes to the financial statements appearing elsewhere in this prospectus.
Impact of Inflation and Changing Prices
The financial statements and related data presented in this prospectus have been prepared according to GAAP which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.
BUSINESS OF PSB FINANCIAL
PSB Financial was incorporated in the State of Maryland on September 11, 2025, and has not engaged in any business to date. Upon completion of the stock offering and conversion, it will own all of the issued and outstanding capital stock of Pioneer State Bank. We intend to contribute at least 50% of the net proceeds from the stock offering to Pioneer State Bank. PSB Financial will retain the remainder of the net proceeds from the stock offering and use a portion of the retained net proceeds to make a loan to the ESOP. In the future, we may use the net proceeds to repurchase shares of common stock, subject to our capital needs, regulatory limitations and other factors. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Stock Offering.”
Upon the completion of the stock offering and conversion, PSB Financial will be the holding company of Pioneer State Bank and will be authorized to pursue other business activities permitted by applicable laws and regulations. See “Regulation and Supervision — Holding Company Regulation” for a discussion of the activities that are permitted for bank holding companies.
Following the stock offering and conversion, our cash flow will depend on earnings from the investment of the net proceeds from the stock offering that we retain, and any dividends we receive from Pioneer State Bank. Pioneer State Bank will be subject to regulatory limitations on the amount of dividends that it may pay. See “Regulation and Supervision — Federal Banking Regulation — Capital Distributions.”
Initially, PSB Financial will neither own nor lease any property, but will instead pay a fee to Pioneer State Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Pioneer State Bank to serve as officers of PSB Financial. However, we will periodically use the support staff of Pioneer State Bank. We will pay a fee to Pioneer State Bank for the time its employees devote to PSB Financial; however, these individuals will not be separately compensated by PSB Financial. PSB Financial may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF PIONEER FEDERAL
General
We conduct our business from our main office in Deer Lodge, Montana, and our branch office, located in Dillon, Montana. Our loan portfolio consists primarily of one- to four-family residential mortgage loans. To a substantially lesser extent, we also originate commercial real estate loans, construction and land development loans, commercial loans, home equity loans and lines of credit, and consumer and automobile loans. We offer a variety of deposit accounts including non-interest-bearing demand accounts, interest-bearing demand accounts, money market accounts, savings accounts and certificates of deposit. In addition, we offer electronic banking services including mobile banking as well as online banking and bill pay. We are subject to comprehensive regulation and examination by MDOB and the FDIC, our primary federal regulator.
Our main office is located at 202 North Main Street, Deer Lodge, Montana, and the telephone number at that address is (406) 846-2202. Our website address is www.pioneerfed.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.
Market Area
We consider our primary market area for loan originations and deposit gathering to be Beaverhead and Powell Counties, as well as Deer Lodge, Granite, Silver Bow, Madison, Lewis & Clark counties and contiguous areas, in the western region of Montana. Both Deer Lodge and Dillon are close to the population hub of Butte, Montana, with Dillon approximately 60 miles southwest of Butte and Deer Lodge approximately 35 miles northwest of Butte.
Our primary market area is predominately rural with centralized town centers. According to the latest available data from the United States Census Bureau, Beaverhead County has a population of approximately 10,100, and Powell County has a population of approximately 7,200. The primary economic drivers in our market area are agriculture, tourism, and energy and resources including forest and mineral products. The market area economy has a focus on general agriculture, including cattle/sheep ranching and outdoors activities with a cross-section of other economic sectors including mining, healthcare and services. Various national parks or forestlands are located in the region.
Agriculture is one of the primary economic drivers for Beaverhead County, with cattle and hay the primary agriculture activities. Both market area counties have a large tourism economic sector, as the area is known for its outdoor recreational activities including fishing, snowmobiling, and hiking with both counties containing various national protected areas and national forests. Major employers in the primary market area include the Montana State Prison, Barrett Hospital and Healthcare, and High Divide Minerals, Inc., a large talc mine. In addition, other major employers include the local public schools, the University of Montana Western, Deer Lodge Medical Center, and various government agencies, including the U.S. Forest Service and the Bureau of Land Management.
Key demographic and economic indicators for Pioneer Federal’s market area include population, number of households and household/per capita income levels. The two market areas of Beaverhead and Powell Counties have a total population of 17,300 as of 2025, with Powell County containing the city of Deer Lodge and Beaverhead County containing the town of Dillon. The two counties are not contiguous.
However, Beaverhead and Powell Counties continue to witness above average, if slowing, growth relative to the United States, which is generally consistent with the State of Montana. Beaverhead and Powell Counties experienced a 1.1% and 1.2% growth rate, respectively, from 2019 to 2025, with Beaverhead County projected to continue growth around 1.2% from 2025 to 2029 and Powell County expected to see growth around 0.7% in the same period. The United States population grew approximately 0.4% from 2019 to 2025 and is expected to grow at a rate of approximately 0.5% from 2025 to 2029. The projected growth statistics for Beaverhead and Powell Counties are roughly on par with the State of Montana from 2025 to 2029.
Median household and per capita income levels in Beaverhead and Powell Counties were below the state and national averages, with per capita income levels closer to the respective state and national figures. Over the next five years, income levels in the market area are projected to follow national trends, at lower growth rates than the most recent periods, and the two market area counties both recording similar rates of increase in income as the state and nation. Specifically, household income in Beaverhead and Powell Counties grew at 0.9% and 0.8%, respectively, from 2019 to 2025, which is roughly the same as the statewide average of 1.0% but outpaces the United States average of 0.6%. Median household income, which is $63,124 for Beaverhead County and $64,818 for Powell County, grew at a pace of 6.1% and 4.8%, respectively, from 2019 to 2025 as compared to statewide growth of 4.9% over the same period. Annual growth rate for median income in Beaverhead and Powell Counties is expected to be approximately the same as the United States at 1.7% from 2025 to 2029, marginally lagging behind the statewide projected average growth of 1.9%.
Age distribution measures indicated that both market area counties reported an overall older population base than the state and nation. The age distribution, along with detailed growth data, is presented below:
	Year			Annual Growth Rate
	2019	2025	2029	2019 – 2025	2025 – 2029
				(%)	(%)
Population (000)
USA	329,236	337,644	345,736	0.4%	0.5%
Montana	1,065	1,154	1,210	1.3%	0.9%
Powell, MT	6.7	7.2	7.5	1.2%	0.7%
Beaverhead, MT	9.5	10.1	10.8	1.1%	1.2%
Households (000)
USA	125,019	129,687	133,187	0.6%	0.5%
Montana	450	477	501	1.0%	1.0%
Powell, MT	2.4	2.5	2.6	0.8%	0.8%
Beaverhead, MT	4.2	4.5	4.8	0.9%	1.4%
Median Household income ($)
USA	63,174	78,770	88,719	3.7%	1.7%
Montana	54,154	72,066	79,306	4.9%	1.9%
Powell, MT	48,980	64,818	70,411	4.8%	1.7%
Beaverhead, MT	44,265	63,124	63,124	6.1%	1.7%
Per Capita income ($)
USA	34,902	44,561	48,539	4.2%	1.7%
Montana	32,511	41,567	46,125	4.2%	2.1%
Powell, MT	34,593	38,230	41,660	1.7%	1.7%
Beaverhead, MT	30,185	41,754	46,049	5.6%	2.0%
2025 Age Distribution (%)	0 – 14 Yrs.	15 – 34 Yrs.	35 – 54 Yrs.	55 – 69 Yrs.	70+ Yrs.
USA	17.3	26.5	25.2	18.1	12.8
Montana	16.5	25.8	24.2	18.9	14.6
Powell, MT	12.0	24.3	26.9	21.4	15.4
Beaverhead, MT	13.2	27.5	21.3	20.6	17.3
2025 HH Income Dist. (%)	Less Than $25,000	$25,000 to $50,000	$50,000 to $100,000	$100,000+
USA	15.1	17.3	28.2	39.3
Montana	15.5	19.4	31.0	34.2
Powell, MT	13.2	27.3	32.0	27.5
Beaverhead, MT	19.6	20.3	31.5	28.6

Source: S&P Capital IQ.
Annual changes in household trends were similar to the population trends, but at similar or lower levels, a result of a nationwide trend toward smaller household sizes. Such population and household trends are projected to continue over the next five years, with Beaverhead County reporting higher growth in population and households.
Competition
We face strong competition within our primary market area, both in making loans and attracting retail deposits. Our market area includes some large money centers and regional banks, but it consists primarily of community banks, a savings institution, and credit unions. We also face competition for loans from mortgage banking firms, consumer finance companies credit unions, internet-based institutions, and fintech companies; with respect to deposits, we face additional competition from money market funds, brokerage firms, mutual funds, and insurance companies.
At June 30, 2024 (the most recent date for which FDIC information is publicly available), we were ranked third among the five FDIC-insured financial institutions with offices in our market share areas of Beaverhead and Powell Counties, with a two-county combined deposit market share of 17.37%. Our deposit market share of 28.57% in Powell County is second among three FDIC-insured financial institutions; our deposit share in Beaverhead County is 12.06%, which ranks third among three FDIC-insured financial institutions. In the broader banking market that is substantially consistent with our primary market area described above, and which includes both the City of Butte, Montana and the counties of Beaverhead and Powell, we ranked tenth among FDIC-insured financial institutions, having a market share of 4.54% as of June 30, 2024.
Lending Activities
General.   Pioneer Federal’s loan portfolio consists primarily of fixed-rate mortgage loans secured by one- to four-family residential properties. To a significantly lesser extent, Pioneer Federal also originates commercial loans, construction and land development loans, home equity lines of credit and consumer and automobile loans. A substantial portion of the commercial real estate and non-real estate loans in our portfolio reflect purchased participation loans. We originate loans primarily for retention in our portfolio. We are not an active seller of loans, and Pioneer Federal has not historically sold conforming, fixed-rate residential mortgage loans with longer terms into the secondary market.
The Federal Reserve began increasing interest rates in March 2022 in response to elevated inflation rates. By July 2023, the Federal Reserve had increased the base federal funds target rate by a total of 11 times to 5.50%, while the prime rate of interest had increased to 8.50%. While this helped reduce the inflation rate, until recently the treasury yield curve was continuously inverted since July 2022, the longest period on record. In general, the inverted yield curve caused funding costs to remain high in relation to other shorter-term indexes used in pricing banking assets. The recent three interest rate reductions by the Federal Reserve from September through December 2024 have provided some relief from the higher rate environment, and the yield curve is essentially flat in the short term and a modestly rising slope for terms of 1 year to 30 years.
The current higher interest rate environment has benefited financial institutions as adjustable-rate loans have repriced upward, either immediately for prime based loans, or over a period of time. However, more recently, funding costs have risen substantially as institutions react to the need to retain funds to support the on-balance sheet loan portfolio and the related liquidity levels. Residential loan demand, particularly for refinance transactions, has been substantially impacted by rising interest rates, and the remaining lending sectors may be impacted by various uncertainties in the economic environment, thus indicating some limitations on bank lending and activity in the near-term future.
Regarding factors that most directly impact the banking and financial services industries, the Federal Reserve reduced market interest rates in 2024, totaling 1.0%. Such rate decreases were enacted in response to the Federal Reserve’s statutory goals of lower inflation and lower unemployment. The median sales price of an existing home in the United States, which recorded notable increases through 2022, has fluctuated in recent periods. After declining in late 2023 and reaching a low of $378,600 in January 2024, the average subsequently increased to $426,900 in June 2024 and then declined to $393,400 in January 2025. Through May 2025, such values increased to $422,800. These figures compare favorably to the generational low of $169,000 recorded in March 2009 during the national recession.
Detailed Loan Portfolio Composition.   The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated. There were no loans held for sale at any date indicated.
			At December 31,
	At June 30, 2025		2024		2023
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial:
Other construction and land/land development	$1,742	2.01%	$1,909	2.17%	$832	1.01%
Farmland	—	—	—	—	110	0.13%
Commercial real estate	4,421	5.10%	4,173	4.76%	2,916	3.53%
Agricultural production	10	0.01%	15	0.02%	26	0.03%
Commercial and industrial	1,112	1.28%	1,516	1.72%	2,608	3.16%
Municipal	49	0.06%	51	0.06%	56	0.07%
Residential real estate:
Residential construction	1,225	1.41%	2,323	2.64%	1,532	1.85%
Revolving, open-end	2,508	2.90%	1,763	2.00%	1,516	1.84%
First liens	73,212	84.52%	74,275	84.46%	71,561	86.68%
Junior liens	1,007	1.16%	707	0.80%	368	0.45%
Consumer	1,337	1.55%	1,207	1.37%	1,034	1.25%
	86,623	100.00%	87,939	100.00%	82,559	100.00%
Less:
Allowance for credit losses	1,099		1,208		1,141
Net deferred loan fees	392		404		382
Loans, net	$85,132		$86,327		$81,036
Contractual Maturities.   The following table sets forth the contractual maturities of our total loan portfolio at June 30, 2025. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Because the tables present contractual maturities and do not reflect repricing or the effect of prepayments, actual maturities may differ.
	Other Construction and land/land development	Commercial real estate	Agricultural production	Commercial and industrial	Municipal
	(In thousands)
Amounts due in:
One year or less	$852	$—	$10	$811	$—
After one year through two years	—	—	—	17	—
After two years through three years	—	—	—	31	—
After three years through five years	14	428	—	138	—
After five years through 10 years	785	1,621	—	115	49
After 10 years through 15 years	91	2,055	—	—	—
After 15 years	—	317	—	—	—
Total	$1,742	$4,421	$10	$1,112	$49

	Residential construction	Revolving, open-end	First liens	Junior liens	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$—	$—	$5	$—	$121	$1,799
After one year through two years	—	—	81	—	130	228
After two years through three years	—	—	136	54	394	615
After three years through five years	—	15	516	55	438	1,604
After five years through 10 years	—	126	2,893	898	230	6,717
After 10 years through 15 years	—	—	10,615	—	24	12,785
After 15 years	1,225	2,367	58,966	—	—	62,875
Total	$1,225	$2,508	$73,212	$1,007	$1,337	$86,623
The following table sets forth our fixed and adjustable-rate loans at June 30, 2025 that are contractually due after June 30, 2026.
	Due After June 30, 2026
	Fixed	Adjustable	Total
	(In thousands)
Commercial:
Other construction and land/land development	$890	$852	$1,742
Farmland	—	—	—
Commercial real estate	3,078	1,343	4,421
Agricultural production	10	—	10
Commercial and industrial	227	885	1,112
Municipal	49	—	49
Residential real estate:
Residential construction	1,225	—	1,225
Revolving, open-end	—	2,508	2,508
First liens	73,212	—	73,212
Junior liens	1,007	—	1,007
Consumer	1,337	—	1,337
Total loans	$81,035	$5,588	$86,623
One- to Four-Family Residential Mortgage Lending.   Fixed-rate one- to four-family residential real estate loans total $74.2 million, as of June 30, 2025, making these loans the large majority of our loans at 85.7%. Fixed-rate one- to four-family residential real estate loans originated in the primary market area are generally underwritten to Fannie Mae secondary market standards. Pioneer Federal generally charges a modest premium on the interest rate compared to market competitors as the loans are not sold into the secondary market, allowing direct contact with the borrower over the life of the loan. Loans in this category vary, with terms of up to 30 years. Loan-to-value (“LTV”) ratios on residential mortgage loans are limited to 80% of purchase price or appraised value, whichever is lower. Pioneer Federal does not offer or originate higher risk loans such as subprime loans on one- to four-family family property.
HELOC.   Pioneer Federal originates HELOCs and home equity loans (revolving, open-end), which are generally made for owner-occupied homes, and are secured by first or second mortgages on residences. The balance of these loans was $2.5 million, or 2.9% of total loans as of June 30, 2025. HELOCs have a 10-year revolving period with a 20-year amortization term, as the customer has the option to extend the 10-year revolving period when each 10-year period is coming due. HELOCs are fixed-rate for first six months and then are indexed to the Wall Street Journal Prime Rate plus a 1.0% margin. A 0.125% rate reduction option is available for auto pay and the same rate reduction is offered if the deposit account is located at Pioneer Federal. The LTV ratio for home equity loans and lines of credit is generally up to 80%, taking into account any superior mortgage on the collateral property. HELOCs are generally underwritten in the same manner as Pioneer Federal’s one- to four-family residential loans.
Construction.   As of June 30, 2025, Pioneer Federal had $3.0 million in residential construction and other construction and land loans, equal to 3.4% of total loans. Pioneer Federal originates one-close construction/permanent loans, primarily to individuals for the construction of their primary residences and occasionally to contractors and builders of single-family homes. These loans combine the construction financing and the permanent mortgage into one closing, and after the construction period the loan converts to a permanent one-to four-family residential mortgage loan. Residential construction loans are underwritten to the same guidelines for permanent residential mortgage loans. Construction loans generally can be made with a maximum LTV ratio of 80% of the estimated appraised market value upon completion of the project. Pioneer Federal also originates a limited amount of land development loans to complement the construction lending activities, as such loans are generally secured by lots that will be used for residential development.
Commercial.   Commercial real estate loans and commercial loans (including agriculture production and municipal loans) have not historically comprised a significant portion of our total loan portfolio. While we expect that one- to four-family residential real estate lending will continue to be the primary emphasis of our lending operations, we intend to modestly increase our emphasis on commercial real estate loans and commercial loans in an effort to increase loan portfolio yield.
Pioneer Federal’s commercial loan portfolio consists of approximately 20 loans and had a principal balance of $5.6 million as of June 30, 2025, which is approximately 6.5% of our portfolio. As noted above, Pioneer Federal has not historically originated in-house commercial loans and instead has purchased loan participations of commercial loans (real estate and non-real estate) through purchase relationships with two Montana-based financial institutions. The commercial loans in portfolio are secured by both owner-occupied and non-owner-occupied properties, along with business related assets with essentially all loans secured by property within Montana. The commercial real estate and non-real estate loans (participations) are generally fixed rate for the first five years of the loan with an interest rate generally of the Wall Street Journal Prime Rate plus 1.0%. The interest rate adjusts every five years thereafter. Commercial real estate loans generally have terms up to 25 years. LTVs of commercial mortgage loans are generally limited to 75% of the purchase price or appraised value, whichever is lower.
Consumer Loans.   At June 30, 2025, consumer loans totaled $1.3 million, or 1.6% of total loans. Our consumer loan portfolio generally consists of loans secured predominately by automobiles and trucks (new and used). Consumer loans have fixed interest rates and terms up to eight years with two isolated instances of terms of 15 and 31 years, with loan to value ratios generally up to 80% of invoice price (for new vehicles) or 75% of the lesser of National Automobile Dealers Association trade-in value (for used vehicles) or purchase price.
Loan Originations, Purchases and Sales
We originate loans through employee and director marketing and advertising efforts, our existing customer base, walk-in customers and referrals from customers.
We generally do not purchase loans, except for a participation interest in loans originated by other financial institutions acting as the lead lender. At June 30, 2025, our largest purchased participation interest had an outstanding balance of $1.0 million, representing a 31% participation interest in a $4.0 million commercial real estate loan secured by a Powell County medical center. At June 30, 2025 we also had a line of credit participation purchased with a maximum credit of $1.8 million, representing 2.2% participation interest in an $81.5 million loan, secured by government-backed accounts receivable. As of June 30, 2025, we are not aware of any participation interests for which the loan is nonperforming.
We generally originate loans for retention in our loan portfolio, allowing for continued direct contact with the borrower over the life of the loan. We historically have not sold loans off of our balance sheet. At June 30, 2025, we had no loans held-for-sale and $824,000 of loans serviced for others.

Loan Underwriting Risks
Commercial Real Estate Loans and Multi-family Real Estate Loans.   Loans secured by commercial real estate or multi-family properties generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. The primary concern in commercial real estate lending and multi-family lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the underlying business or multi-family property. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide quarterly, semi-annual or annual financial statements, depending on the size and complexity of the commercial real estate loans. In case of loan participations, we request this information from the lead financial institution, if and to the extent called for in the loans. We generally require that the properties securing these real estate loans have an aggregate debt service ratio, including the guarantor’s cash flows and the borrower’s other projects, of at least 1.20x.
Although most of our commercial portfolio consists of loan participations, if we were to foreclose on a commercial real estate loan or a multi-family loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. After significant increases in property values from 2019 to 2025 following the COVID-19 pandemic, we also expect property values to experience smaller relative increases going forward. Depending on the individual circumstances, initial charge-offs and subsequent losses on these loans can be unpredictable and substantial.
Commercial Loans.   Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business, and the collateral securing these loans may fluctuate in value. Commercial loans originated in house or purchased loan participations are made primarily on the identified cash flows of the borrower and secondarily on the underlying collateral securing the debt. Collateral for commercial loans typically consists of real estate, equipment, accounts receivable, or inventory. Credit support provided by the borrower for most of these loans is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, which we strive to acquire on all commercial loans. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself.
Construction and Land Development Loans.   Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.
Construction lending involves additional risks when compared to permanent lending. Funds are advanced upon the progress and security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio, in addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. Land development loans have substantially similar risks.
Consumer Loans.   Consumer loans may entail greater risk than residential real estate loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.
Loan Approval Procedures and Authority
Our lending is subject to written, non-discriminatory underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations. Our policies require that for all real estate loans that we originate, property valuations must be performed by outside independent state-licensed appraisers approved by our Board of Directors. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns.
By law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 20% of Pioneer Federal’s unimpaired capital and surplus. At June 30, 2025, our largest credit relationship to one borrower had an outstanding balance of $1.9 million and is secured by real property. At June 30, 2025, this loan was performing according to its original terms.
We have a Directors Loan Committee, which consists of our President and Chief Executive Officer and elected Directors, and an Officers Loan Committee, which consists of the President and Chief Executive Officer, Credit Administration, and the vice presidents. The Directors Loan Committee has approval authority up to $625,000 depending on the loan type. The Officers Loan Committee has approval authority up to $500,000 depending on the loan type. Individual loan officers have approval authority up to $350,000 depending on the loan type. All loans that exceed the approval authority of the Directors Loan Committee are submitted to the Board of Directors for review and disposition.
Generally, we require property and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. In addition, we require an escrow for flood insurance (where appropriate) and generally request an escrow for property taxes and insurance. We allow borrowers to pay their own taxes and property and casualty insurance as long as proof of payment is provided.
Delinquencies, Classified Assets and Nonperforming Assets
Delinquencies.   As of June 30, 2025, there were $111,000 of non-accruing loans and no other real estate owned (“OREO”) Managing credit risk is a priority for Pioneer Federal and it is expected that substantial effort and resources will continue to be committed for purposes of monitoring and evaluating credit risk exposure on an ongoing basis. The loan portfolio consists primarily of consumer lending products and therefore ongoing financial monitoring is limited to the review and monitoring of delinquency rates.
Delinquency Procedures.   When a borrower becomes 17 days past due on a loan, we attempt to contact the borrower by mail. Phone calls are made, and delinquency letters are mailed to borrowers at specific delinquency intervals of 30, 45 and 90 days. Once the loan is considered in default, generally at 90 days past due, a letter is sent to the borrower explaining the total amount due to bring the loan current and ask for a payment plan, the loan is placed on non-accrual status, and additional efforts are made to contact the borrower. If the borrower does not respond, we generally initiate foreclosure proceedings when the loan is 120 days past due. If the loan is reinstated, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments, in certain instances, we may modify the loan to allow the borrower to reorganize his or her financial affairs. All delinquent loans are reported to the board of directors each month.
Commercial real estate and non-real estate loans are typically rated at the time of origination or purchase and reviewed at least annually or more regularly if warranted. Currently, many of the commercial loans are purchased from long-term participation partners. These commercial loans are reviewed by management along with the overall relationship with the participation partners. Any changes to risk ratings will be presented to the Board of Directors. Delinquent commercial loans are presented to the Board.
To track Pioneer Federal’s asset quality and the adequacy of valuation allowances, Pioneer Federal has established asset classification policies and procedures which are consistent with regulatory guidelines. Asset classifications are reviewed by senior management and the Board, while delinquent loans are reviewed monthly. Pursuant to these procedures, when needed, Pioneer Federal establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets.
Pioneer Federal maintains stringent collection policies and procedures to ensure the return of non-performing assets to earning status as quickly as possible. In cases where the borrower is willing to cooperate and implement a payment plan, Pioneer Federal may delay the decision to foreclose. Repayment schedules may be entered into with delinquent borrowers if management determines this resolution is more advantageous to Pioneer Federal.
In terms of Pioneer Federal’s strategies to minimize OREO, Pioneer Federal generally tries to sell the property at a price that is no less than its net book value; however, Pioneer Federal will consider slight discounts to the appraised value to expedite the return of the asset to an earning status. Marketing of OREO generally involves listing the property for sale.
Pioneer Federal seeks to maintain OREO in good condition to enhance the marketability of the property. If and when we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as other real estate owned until it is sold. The real estate is recorded at estimated fair value at the date of acquisition, less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for credit losses. Subsequent decreases in the value of the property are charged to operations. After acquisition, all costs in maintaining the property are expensed as incurred. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell. At June 30, 2025, we had no real estate acquired as a result of foreclosure or by deed in lieu of foreclosure.
Loan Modifications to Borrowers Experiencing Financial Difficulty.   We occasionally modify loans to extend the term or make other concessions to help a borrower stay current on his or her loan and to avoid foreclosure. We consider modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. We generally do not forgive principal or interest on loans, but may do so if it is in our best interest and increases the likelihood that we can collect the remaining principal balance. We may modify the terms of loans to lower interest rates (which may be at below market rates), to provide for fixed interest rates on loans where fixed rates are otherwise not available, to provide for longer amortization schedules, or to provide for interest-only terms. These modifications are made only when a workout plan has been agreed to by the borrower that we believe is reasonable and attainable and in our best interests. At June 30, 2025, we had no loans which were classified as loan modifications to borrowers experiencing financial difficulty.

Delinquent Loans.   The following table sets forth our loan delinquencies (including non-accrual loans), by type and amount, at June 30, 2025 and December 31, 2024 and 2023.
				At December 31,
	At June 30, 2025			2024			2023
	30 – 89 Days Past Due	90 Days or More Past Due	Total	30 – 89 Days Past Due	90 Days or More Past Due	Total	30 – 89 Days Past Due	90 Days or More Past Due	Total
	(In thousands)
Commercial:
Other construction and land/land development	—	—	—	—	—	—	—	—	—
Farmland	—	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—	—	—
Agricultural production	—	—	—	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—	—	—	—
Municipal	—	—	—	—	—	—	—	—	—
Residential real estate:
Residential construction	—	—	—		—	—	—	—	—
Revolving, open-end	—	—	—	$30	—	$30	—	—	—
First liens	$147	$568	$715	811	$852	1,663	$583	—	$583
Junior liens	—	—	—	—	—	—	—	—	—
Consumer	—	3	3	21	3	24	14	—	14
Total loans	$147	$571	$718	$862	$855	$1,717	$597	—	$597
Nonperforming Assets.   The following table sets forth information regarding our nonperforming assets at the dates indicated.
	At June 30,	At December 31,
	2025	2024	2023
(Dollars in thousands)
Non-accrual loans:
Commercial:
Other construction and land/land development	—	—	—
Farmland	—	—	—
Commercial real estate	—	—	—
Agricultural production	—	—	—
Commercial and industrial	—	—	—
Municipal	—	—	—
Residential real estate:
Residential construction	—	—	—
Revolving, open-end	—	—	—
First liens	$108	$582	—
Junior liens	—	—	—
Consumer	3	3	—
Total non-accrual loans	$111	$585	—

	At June 30,	At December 31,
	2025	2024	2023
	(Dollars in thousands)
Accruing loans past 30 – 89 days	$147	$862	$597
Accruing loans past due 90 days or more	460	270	—
Total accruing past due loans	$607	$1,132	$597
Real estate owned:
One- to four-family residential	—	—	—
Multi-family	—	—	—
Commercial	—	—	—
Construction and land development	—	—	—
Total real estate owned	—	—	—
Total nonperforming assets	$718	$1,717	$597
Total nonperforming loans to total loans	0.83%	1.95%	0.72%
Total non-accruing loans to total loans	0.13%	0.67%	—
Total nonperforming assets to total assets	0.63%	1.53%	0.53%
Classified Assets.   Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific allowance for credit losses is not warranted. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention.” An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific allowances.
In connection with the filing of our periodic regulatory reports and according to our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification according to applicable regulations. If a problem loan deteriorates in asset quality, the classification is changed to “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”
Other Loans of Concern.   At June 30, 2025, except for loans included in the above table, there were no other loans of concern for which we had information about possible credit problems of borrowers that caused us to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.
Allowance for Credit Losses
The allowance for credit losses is maintained at a level which, in management’s judgment, is adequate to absorb expected credit losses in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, individually evaluated loans, and economic conditions. Allowances for individually evaluated loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on individually evaluated loans, it is reasonably possible that management’s estimate of expected credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for credit losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to individually evaluated loans are charged or credited to the provision for credit losses. Management’s periodic evaluation of the adequacy of the allowance is based on various factors, including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses.
Pioneer Federal utilizes the Weighted Average Remaining Maturity (WARM) method to estimate expected credit losses. The WARM method calculates an average annualized historical Net Charge-off (NCO) rate for a specific segment of a loan portfolio over a defined lookback period. The WARM factor represents the estimated remaining life of the loan portfolio segment, adjusted for scheduled amortization and estimated prepayments. Qualitative adjustments (Q factors) are incorporated to account for factors not captured by the historical data, such as current economic conditions and forecasts that might differ from historical trends. The ACL calculation is the average annual NCO rates multiplied by the estimated remaining life of the loan portfolio segment (WARM factor) and then adjusted by the Q-factors to arrive at the estimated ACL.
Pioneer Federal maintained an allowance for credit losses of $1,099,000, equal to 1.27% of loans receivable as of June 30, 2025.
As an integral part of their 18-month examination process, the FDIC and MDOB periodically review our allowance for credit losses, and as a result of such reviews, we may determine to adjust our allowance for credit losses. However, the FDIC and MDOB is not directly involved in the process for establishing the allowance for credit losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.
The following table sets forth activity in our allowance for credit losses for the periods indicated.
	For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2025	2024	2024	2023
	(Dollars in thousands)
Allowance for credit losses at beginning of period	$1,208	$1,141	$1,141	$1,180
Provision for (recovery of) credit losses	(104)	—	67	18
CECL impact of adoption charged to equity(1)	—	—	—	(57)
Charge-offs:
Commercial:
Other construction and land/land development	—	—	—	—
Farmland	—	—	—	—
Commercial real estate	—	—	—	—
Agricultural production	—	—	—	—
Commercial and industrial	—	—	—	—
Municipal	—	—	—	—

	For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2025	2024	2024	2023
	(Dollars in thousands)
Residential real estate:
Residential construction	—	—	—	—
Revolving, open-end	—	—	—	—
First liens	—	—	—	—
Junior liens	—	—	—	—
Consumer	5	—	—	1
Total charge-offs	5	—	—	1
Recoveries:
Commercial:
Other construction and land/land development	—	—	—	—
Farmland	—	—	—	—
Commercial real estate	—	—	—	—
Agricultural production	—	—	—	—
Commercial and industrial	—	—	—	—
Municipal	—	—	—	—
Residential real estate:
Residential construction	—	—	—	—
Revolving, open-end	—	—	—	—
First liens	—	—	—	—
Junior liens	—	—	—	—
Consumer	—	—	—	1
Total recoveries	—	—	—	1
Net (charge-offs) recoveries	(5)	—	—	—
Allowance for credit losses at end of period	1,099	1,141	1,208	1,141
Allowance for credit losses as a percentage of nonperforming loans at end of period	153.03%	94.68%	70.37%	191.06%
Allowance for credit losses as a percentage of total loans outstanding at end of period	1.27%	1.33%	1.37%	1.38%
Net (charge-offs) recoveries as a percentage of average loans outstanding during period	(0.01)%	—	—	—

(1)
The CECL impact of adoption charged to equity during 2023 was offset by the impact of adoption of $57 recorded to reserve for unfunded commitments, resulting in net $0 equity impact.

Allocation of Allowance for Credit Losses.   The following tables set forth the allowance for credit losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for credit losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

				At December 31,
	At June 30, 2025			2024			2023
	Allowance for Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Commercial:
Other construction and land/land development	$27	2.46%	2.01%	$13	1.08%	2.17%	$9	0.79%	1.01%
Farmland	—	—	—	—	—	—	1	0.09%	0.13%
Commercial real estate	16	1.46%	5.10%	36	2.98%	4.76%	25	2.19%	3.53%
Agricultural production	9	0.82%	0.01%	—	—	0.02%	—	—	0.03%
Commercial and industrial	5	0.45%	1.28%	14	1.16%	1.72%	31	2.72%	3.16%
Municipal	—	—	0.06%	—	—	0.06%	—	—	0.07%
Residential real estate:
Residential construction	950	86.44%	1.41%	41	3.39%	2.64%	56	4.91%	1.85%
Revolving, open-end	51	4.64%	2.90%	33	2.73%	2.00%	28	2.45%	1.84%
First liens	29	2.64%	84.52%	1,058	87.58%	84.46%	982	86.06%	86.68%
Junior liens	9	0.82%	1.16%	7	0.58%	0.80%	3	0.26%	0.45%
Consumer	3	0.27%	1.55%	6	0.50%	1.37%	6	0.53%	1.25%
Total allowance	$1,099	100.00%	100.00%	$1,208	100.00%	100.00%	$1,141	100.00%	100.00%
Although we believe that we use the best information available to establish the allowance for credit losses, future adjustments to the allowance for credit losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for credit losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result. Furthermore, as an integral part of its examination process, the FDIC and MDOB will periodically review our allowance for credit losses. The FDIC and MDOB may have judgments different than those of management, and we may determine to increase our allowance as a result of these regulatory reviews. Any material increase in the allowance for credit losses may adversely affect our financial condition and results of operations.
Investment Activities
General.   The goal of our investment policy is to maximize portfolio yield over the long term in a manner that is consistent with minimizing risk, meeting liquidity needs, meeting pledging requirements, and managing asset/liability management and interest rate risk strategies. Subject to loan demand and our interest rate risk analysis, we consider increases to the balance of our investment securities portfolio when we have excess liquidity.
Our investment policy was adopted by the board of directors and is reviewed annually by the board of directors. All investment decisions are made by our Asset/Liability Committee according to board-approved policies. An investment schedule detailing the investment portfolio is reviewed at least monthly by the board of directors.
Pioneer Federal invests in mortgage-backed securities (“MBS”) as an investment strategy, with such securities totaling $6.3 million at June 30, 2025, of which $5.5 million, or 87%, were classified as available for sale. The MBS portfolio consists of pass-through securities issued by Ginnie Mae, Freddie Mac or Fannie

Mae. Other types of securities in which Pioneer Federal invests include U.S. government agency securities totaling $1.1 million at June 30, 2025, and municipal securities totaling $3.9 million at June 30, 2025. Going forward, Pioneer Federal intends to maintain the existing securities in portfolio, allowing for repayments and prepayments of principal. No additional purchases of investment securities are currently planned, as funds are expected to be targeted towards Pioneer Federal’s lending activities.
Portfolio Maturities and Yields.   The composition and maturities of the portfolio of investment securities available for sale at June 30, 2025 are summarized in the following table.
	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
U.S. government and agency securities	$—	—	$1,000	1.69%	$102	2.56%	$—	—	$1,102	$1,030	1.77%
Obligations of states and political subdivisions	100	2.07%	1,617	2.57%	104	0.87%	1,194	2.52%	3,015	2,890	2.47%
Mortgage-backed securities	—	—	—	—	—	—	5,870	2.34%	5,870	5,492	2.34%
Total	$100	2.07%	$2,617	2.23%	$206	1.71%	$7,064	2.37%	$9,987	9,412	2.32%
The composition and maturities of the portfolio of investment securities held to maturity at June 30, 2025 are summarized in the following table.
	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
U.S. government and agency securities	$—	—	$—	—	$80	2.63%	$4	4.85%	$84	$81	2.73%
Obligations of states and political subdivisions	220	1.43%	—	—	205	2.97%	550	3.76%	975	890	3.07%
Mortgage-backed securities	—	—	88	1.91%	548	2.61%	155	4.80%	791	791	2.96%
Total	$220	1.43%	$88	1.91%	$833	2.70%	$709	3.99%	$1,850	$1,762	3.01%
For additional information regarding our investment securities portfolio, see Note 2 of the notes to the financial statements.
Sources of Funds
General.   Deposits have traditionally been our primary source of funds for use in lending and investment activities. At June 30, 2025 deposits accounted for 91% of Pioneer Federal’s combined balance of deposits and borrowings. Transaction and savings deposits totaled $56.2 million or 65.4% of total deposits at June 30, 2025. CDs comprise the remaining balance of Pioneer Federal’s deposits. The deposit base does not contain any “wholesale” type deposits such as brokered, internet listing, or public unit deposits.
We may also use borrowings to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.
Deposits.   Our deposits are generated primarily from our primary market area, and the large majority of Pioneer Federal’s deposits are locally based. We offer a selection of deposit accounts, including savings accounts, checking accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.
Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and our favorable reputation in the community to attract and retain local deposits. We also seek to obtain deposits from our commercial loan customers, although, as noted, the majority of our commercial relationships consist of participation interests.
The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.
The following table sets forth the distribution of total deposits, by account type, at the dates indicated.
				At December 31,
	At June 30, 2025			2024			2023
	Amount	Percent	Average Rate	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in Thousands)
Noninterest-bearing demand deposits	$7,140	8.3%	—	$6,363	7.5%	—	$7,233	8.4%	—
Regular savings deposits	26,427	30.8%	0.36%	24,596	28.9%	0.75%	24,269	28.2%	0.58%
NOW savings deposits	13,125	15.3%	0.10%	12,830	15.1%	0.21%	15,195	17.6%	0.19%
Money market deposits	9,482	11.0%	1.00%	8,623	10.1%	2.11%	9,010	10.5%	1.62%
Time deposits	29,668	34.6%	1.65%	32,678	38.4%	3.30%	30,364	35.3%	2.16%
Total	$85,842	100.0%	0.81%	$85,090	100.0%	1.73%	86,071	100.0%	1.13%
At June 30, 2025, December 31, 2024, and December 31, 2023, the aggregate amount of all uninsured deposits (deposits in excess of the Federal Deposit Insurance limit of $250,000) was $19.0 million, $17.6 million and $16.4 million, respectively. At June 30, 2025, December 31, 2024, and December 31, 2023, the aggregate amount of all uninsured time deposits was $6.5 million, $8.1 million and $6.2 million, respectively. At June 30, 2025, December 31, 2024, and December 31, 2023, we had no deposits that were uninsured for any reason other than being in excess of the FDIC limit.
The following table sets forth, by time remaining until maturity, the uninsured time deposits at June 30, 2025.
At June 30, 2025
(In thousands)
Maturity Period:
Three months or less	$1,173
Over three months through 6 months	2,686
Over six months through 12 months	2,646
Over 12 months	—
Total	$6,505
Borrowings.   We may obtain advances from the FHLB upon the security of our capital stock in the FHLB and our one- to four-family residential real estate portfolio. We may utilize these advances for asset/ liability management purposes and for additional funding for our operations. Such advances may be made by the FHLB under several different credit programs, each of which has its own interest rate and range of maturities. As of June 30, 2025, Pioneer Federal’s balance of borrowings totaled $8.0 million and consisted of a single FHLB advance with a maturity date of September 1, 2028 and a rate of 4.30%. A significant amount of this advance was used to finance the construction of a new main branch in Deer Lodge, Montana. At June 30, 2025, based on available collateral and our ownership of FHLB common stock, we had access to up to $37.7 million of additional advances.
Properties
At June 30, 2025, the net book value of our properties (including furniture, fixtures, improvements, and equipment) was $5.0 million. We operate from our main office located at 202 North Main Street, Deer Lodge, Montana (approximately 6,500 square feet), and a branch office located at 32 North Washington Street, Dillon, Montana (approximately 11,500 square feet), both of which we own and utilize as the sole occupant. Each location has an ATM and a drive-thru. We believe that our current facilities are adequate to meet our needs. We will continue to assess our facility requirements as necessary in connection with our potential growth into new markets.
Subsidiary Activities
Upon completion of the stock offering and conversion, Pioneer Federal will be succeeded by Pioneer State Bank, the sole and wholly-owned subsidiary of PSB Financial, Inc., a Maryland corporation. We do not contemplate having additional subsidiaries at Pioneer State Bank or PSB Financial at this time.
Legal Proceedings
We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. At June 30, 2025, we were not involved in any legal proceedings the outcome of which we believe would be material to our financial condition or results of operations.
Expense and Tax Allocation Agreements
Upon the completion of the stock offering and conversion, Pioneer State Bank and PSB Financial will enter into an agreement for Pioneer State Bank to provide PSB Financial with certain administrative support services, including use of the premises, furniture, equipment and employees of Pioneer State Bank as needed in the conduct of PSB Financial’s business. PSB Financial will compensate Pioneer State Bank in an amount not less than the fair market value of the services provided. In addition, upon the consummation of the stock offering and conversion, PSB Financial and Pioneer State Bank will enter into an agreement to establish a method for allocating and reimbursing the payment of their consolidated federal and state tax liabilities as well as any local tax liabilities.
Employees
At June 30, 2025, we had 21 full-time employees and no part-time employees. Our employees are not represented by a collective bargaining group. Management believes that we have a good working relationship with our employees and extensively uses an “open door” policy of management.

REGULATION AND SUPERVISION
General
Depository institutions and their holding companies are extensively regulated under federal and state law. As a result, the growth and earnings performance of PSB Financial and Pioneer State Bank may be affected not only by management decisions and general economic conditions, but also by the requirements of applicable state and federal statutes and regulations and the policies of various governmental regulatory authorities, including the MDOB, the Federal Reserve Board, the FDIC, the Internal Revenue Service and state taxing authorities. The effect of applicable statutes, regulations and regulatory policies can be significant, and cannot be predicted with a high degree of certainty.
Federal and state laws and regulations generally applicable to depository institutions and their holding companies regulate, among other things, the scope of business, investments, activities, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, loan concentrations, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to Pioneer Federal, PSB Financial and Pioneer State Bank, along with any direct or indirect subsidiaries that we organize in the future, establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC’s deposit insurance fund and the bank’s insured depositors, rather than the shareholders of financial institutions and their holding companies.
The following is a summary of the material elements of the regulatory framework that applies to Pioneer Federal and will apply to PSB Financial and Pioneer State Bank. It does not describe all of the statutes, regulations and regulatory policies that apply to those entities, nor does it restate all of the requirements of the statutes, regulations and regulatory policies that are described. As such, the following is qualified in its entirety by reference to the applicable statutes, regulations and regulatory policies. Any change in applicable law, regulations or regulatory policies may have a material effect on the future operations and financial performance of PSB Financial and Pioneer State Bank.
PSB Financial
General.   Upon completion of the stock offering and the conversion, PSB Financial will be a bank holding company subject to regulation and supervision by the Federal Reserve Board under the Bank Holding Company of 1956, as amended (the “BHCA”). The Federal Reserve Board will have enforcement authority over PSB Financial and any non-bank subsidiaries, if any. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to a bank holding company’s banking subsidiaries or would otherwise interfere with PSB Financial’s ability to serve as a source of strength for its banking subsidiary. PSB Financial will also be subject to the rules and regulations of the SEC under the federal securities laws. PSB Financial will not have any non-bank subsidiaries upon completion of the stock offering and the conversion.
A bank holding company is a legal entity separate and distinct from its subsidiary banks. Normally, the major source of a bank holding company’s revenue is dividends it receives from its subsidiary banks. The right of a bank holding company to participate as a shareholder in any distribution of assets of its subsidiary banks upon their liquidation or reorganization or otherwise is subject to the prior claims of creditors of such subsidiary banks. The subsidiary banks are subject to claims by creditors for long-term and short-term debt obligations, including obligations for Federal funds purchased and securities sold under repurchase agreements, as well as deposit liabilities. Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, in the event of a loss suffered by the FDIC in connection with a banking subsidiary of a bank holding company (whether due to a default or the provision of FDIC assistance), other banking subsidiaries (if any) of the holding company could be assessed for such loss.
Investments and Activities.   Under the BHCA, a bank holding company must obtain Federal Reserve Board approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after the acquisition, it would own or control more than 5% of the shares of the other bank or bank holding company (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank; or (iii) merging or consolidating with another bank holding company. Subject to certain conditions (including certain deposit concentration limits established by the BHCA), the Federal Reserve Board may allow a bank holding company to acquire banks located in any state of the United States without regard to whether the acquisition is prohibited by the law of the state in which the target bank is located. In approving interstate acquisitions, however, the Federal Reserve Board is required to give effect to applicable state law limitations on the aggregate amount of deposits that may be held by the acquiring bank holding company and its insured depository institution affiliates in the state in which the target bank is located (provided that those limits do not discriminate against out-of-state depository institutions or their holding companies) and state laws which require that the target bank has been in existence for a minimum period of time (not to exceed five years) before being acquired by an out-of-state bank holding company.
As a bank holding company, PSB Financial’s activities will be limited to those activities permissible by law for bank holding companies. The BHCA generally prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries. This general prohibition is subject to a number of exceptions. The principal exception allows bank holding companies to engage in, and to own shares of companies engaged in, certain businesses found by the Federal Reserve Board to be “so closely related to banking … as to be a proper incident thereto.” Under current regulations of the Federal Reserve Board, bank holding companies and their subsidiary banks are permitted to engage in a variety of banking-related businesses, including the operation of a thrift, consumer finance, equipment leasing, the operation of a computer service bureau (including software development), and mortgage banking and brokerage. The BHCA generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies.
Under the Gramm-Leach-Bliley Act (the “GLB Act”), bank holding companies that meet certain standards and elect to become “financial holding companies” are permitted to engage in a wider range of activities than those permitted to bank holding companies, including securities and insurance activities. Specifically, a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines is (i) financial in nature or incidental thereto, or (ii) complementary to any such financial-in-nature activity, provided that such complementary activity does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. A bank holding company may elect to become a financial holding company only if each of its depository institution subsidiaries is well-capitalized, well-managed, and has a Community Reinvestment Act rating of “satisfactory” or better at their most recent examination. PSB Financial currently does not intend to elect to be treated as a financial holding company.
The GLB Act specifies many activities that are financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment or economic advisory services; underwriting, dealing in, or making a market in securities; and those activities permitted for bank holding companies that are so closely related to banking or managing or controlling banks, as to be a proper incident thereto.
The GLB Act changed federal laws to facilitate affiliation between banks and entities engaged in securities and insurance activities. The law also established a system of functional regulation under which banking activities, securities activities, and insurance activities conducted by financial holding companies and their subsidiaries and affiliates will be separately regulated by banking, securities, and insurance regulators, respectively.
Federal law also prohibits any person or company from acquiring “control” of a bank or bank holding company without prior notice to the appropriate federal bank regulator. “Control” is defined in certain cases as the acquisition of 10% of the outstanding shares of a bank or bank holding company.
Regulatory Capital Requirements.   Bank holding companies are required to maintain minimum levels of capital in accordance with Federal Reserve Board capital adequacy guidelines, which are substantially similar to those of the FDIC for Pioneer Federal and Pioneer State Bank. If capital falls below minimum guideline levels, a bank holding company, among other things, may be denied approval to acquire or establish additional banks or non-bank businesses or engage in new activities. Certain bank holding companies with consolidated total assets under $3 billion, however, are exempt from these minimum capital requirements under the Federal Reserve Board’s Small Bank Holding Company Policy Statement. Because PSB Financial will have consolidated total assets of less than $3 billion, it will be exempt from such minimum capital requirements.
Dividends.   The Montana Business Corporation Act prohibits PSB Financial from paying dividends or making other distributions to shareholders, if after giving effect to the dividend or other distribution, the company would not be able to pay its debts as they become due in the usual course of business or if the company’s assets would be less than the sum of its total liabilities plus the amount that would be needed upon dissolution of the company to satisfy preferential rights of shareholders whose preferential rights are superior to those receiving the dividend or other distribution.
Additionally, the Federal Reserve Board has issued a policy statement with regard to the payment of cash dividends by bank holding companies. The policy statement provides that a bank holding company should not pay cash dividends which exceed its net income or which can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. The Federal Reserve Board also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. This policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of PSB Financial to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.
Pioneer State Bank
General.   As part of the conversion, Pioneer Federal will merge with and into a newly chartered Montana state-chartered bank to be known as “Pioneer State Bank.” Pioneer State Bank will succeed to all of the rights, obligations, duties and liabilities of Pioneer Federal, and all banking operations previously conducted by Pioneer Federal will be conducted through Pioneer State Bank. As a Montana state-chartered bank, Pioneer State Bank will be subject to examination and regulation by the MDOB, as its chartering authority, and is also subject to examination by the FDIC, its primary federal regulator and deposit insurer. The Federal Deposit Insurance Act establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and insured depositors, and not for the protection of security holders.
Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of payments; govern the classification of assets; determine the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. The receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Pioneer State Bank, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.
In addition, Pioneer State Bank must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, fair lending laws and regulations, and other consumer financial protection laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

Interstate Banking and Branching.   Under the Montana Bank Act, Pioneer State Bank may open branch offices throughout Montana with the prior approval of the MDOB. In addition, with prior regulatory approval, Pioneer State Bank may acquire branches of existing banks located in Montana. With the passage of the Dodd-Frank Act in 2010, certain interstate branching restrictions were eliminated. The Dodd-Frank Reform Act provides that, subject to the approval authority of the applicable federal bank regulatory authority and any relevant state regulatory authority, a bank may establish de novo branches in states other than its home state if the law in the state in which the proposed branch will be located would permit establishment of that branch by a bank chartered in the target state. In other words, if branching within a state is permitted for banks located within that state, then branching into that state by banks located outside of that state is also permitted, subject to the applicable regulatory review and approval process. As a federally insured Montana state-chartered institution, Pioneer State Bank would require the prior approval of the FDIC, the MDOB, and the state banking regulator of the target state to establish branch locations in a state other than Montana. Federal law permits well capitalized and well managed holding companies to acquire banks in any state, subject to Federal Reserve Board approval, the nonobjection by the U.S. Department of Justice, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions.
Loans to One Borrower.   Under the Montana Bank Act, Pioneer State Bank’s total loans and extensions of credit and leases to one person will be limited to 20% of Pioneer State Bank’s capital and surplus, subject to several exceptions — the same requirement currently applicable to Pioneer Federal.
Enforcement.   The MDOB and the FDIC each have enforcement authority with respect to Pioneer State Bank. The MDOB has the authority to issue consent orders to address unsafe and unsound practices and actual or immanent violations of law and to remove from office bank directors and officers who engage in unsafe and unsound banking practices and who violate applicable laws, orders, or rules. The MDOB also has authority in certain cases to take steps for the appointment of a receiver or conservator of a bank.
The FDIC has similar broad authority, including authority to bring enforcement actions against all “institution-affiliated parties.” The Financial Institution Reform Recovery and Enforcement Act (“FIRREA”) expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain “institution-affiliated parties.” Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys, accountants, and others who participate in the conduct of the financial institution’s affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. These failures can result in substantial civil and criminal penalties. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies’ power to issue regulatory orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.
Regulatory Capital Requirements.   Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital-to-risk-weighted-assets ratio of 4.5%, a Tier 1 capital to risk-weighted assets ratio of 6.0%, a total capital to risk-weighted assets of 8.0%, and a 4.0% Tier 1 capital to adjusted average total assets leverage ratio.
Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for credit losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (Loss) (“AOCI”), up to 45% of net unrealized gains on investment securities available for sale with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Pioneer Federal exercised its AOCI opt-out election, and we anticipate that Pioneer State Bank will do the same. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.
In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential real estate loans, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.
In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.
In assessing an institution’s capital adequacy, the FDIC takes into consideration, not only these numeric factors, but qualitative factors as well, including the bank’s exposure to interest rate risk. The FDIC has the authority to establish higher capital requirements for individual institutions as deemed necessary due to a determination that an institution’s capital level is, or is likely to become, inadequate in light of particular circumstances.
The Economic Growth, Regulatory Relief and Consumer Protection Act required the federal banking agencies, including the FDIC, to establish for institutions with assets of less than $10 billion a “Community Bank Leverage Ratio” of between 8 to 10%. Institutions with capital meeting or exceeding the ratio and otherwise complying with the specified requirements (including off-balance sheet exposures of 25% or less of total assets and trading assets and liabilities of 5% or less of total assets) and electing the alternative framework are considered to comply with the applicable regulatory capital requirements.
The Community Bank Leverage Ratio has been established at 9% Tier 1 capital to total average assets. A qualifying institution may opt in and out of the Community Bank Leverage Ratio framework on its quarterly call report. An institution that temporarily ceases to meet any qualifying criteria is provided a two-quarter grace period to again achieve compliance. Failure to meet the qualifying criteria within the grace period or maintain a leverage ratio of 8% or greater requires the institution to comply with the generally applicable capital requirements. Pioneer Federal elected to use the Community Bank Leverage Ratio, and as of June 30, 2025, its Tier 1 capital to total average assets ratio was 17.00%. We anticipate that Pioneer State Bank will also elect to use the Community Bank Leverage Ratio.
Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and certain other restrictions on its business. As described in “Prompt Corrective Regulatory Action” below, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.
Prompt Corrective Regulatory Action.   The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories in which all institutions are placed: Well-Capitalized, Adequately Capitalized, Undercapitalized, Significantly Undercapitalized and Critically Undercapitalized.
As the capital condition deteriorates, federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized.
A “well-capitalized” bank is currently defined as one that significantly exceeds all of its required capital requirements, which include maintaining a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 8%, a common equity Tier 1 risk-based capital ratio of at least 6.5%, and a Tier 1 leverage ratio of at least 5%. Well-capitalized banks must not be subject to any formal regulatory order or directive relating to their capital levels.
Generally, a classification as “well-capitalized” will place a bank outside of the regulatory zone for purposes of prompt corrective action. However, a well-capitalized bank may be reclassified as “adequately capitalized” based on criteria other than capital if the federal regulator determines that a bank is in an unsafe or unsound condition or is engaged in unsafe or unsound practices and has not corrected the deficiency.
As of June 30, 2025, Pioneer Federal was considered “well-capitalized” in accordance with regulatory capital requirements, and following the merger of Pioneer Federal with and into the newly formed Pioneer State Bank, Pioneer State Bank, as the successor in interest, will be “well-capitalized” in accordance with regulatory capital requirements.
Federal law and regulations also specify circumstances under which a federal banking agency may reclassify a well-capitalized institution as adequately capitalized and may require an institution classified as less than well capitalized to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).
The FDIC may order banks that have insufficient capital to take corrective actions. For example, a bank that is categorized as “undercapitalized” is subject to growth limitations and is required to submit a capital restoration plan, and a holding company that controls such a bank is required to guarantee that the bank complies with the restoration plan. A “significantly undercapitalized” bank may be subject to additional restrictions. Banks deemed by the FDIC to be “critically undercapitalized” would be subject to the appointment of a receiver or conservator.
Deposit Insurance.   Pioneer Federal’s deposits are insured, and following the merger with Pioneer State Bank, the deposits will continue to be insured, by the Deposit Insurance Fund (the “DIF”) of the FDIC up to the maximum amount permitted by law, which was permanently increased under the Dodd-Frank Act to $250,000 per depositor for each account ownership category (as further detailed in applicable FDIC regulations). The FDIC uses the DIF to protect against the loss of insured deposits if an FDIC-insured bank or savings association fails. The deposit insurance assessment is equal to the bank’s average total assets minus average tangible equity, pursuant to a rule issued by the FDIC as required by the Dodd-Frank Act.
The Federal Deposit Insurance Act, as amended by the Federal Deposit Insurance Reform Act and the Dodd-Frank Act, requires the FDIC to set a ratio of deposit insurance reserves to estimated insured deposits of at least 1.35%. The FDIC utilizes a risk-based assessment system that imposes insurance premiums based upon a risk matrix that takes into account a bank’s capital level and supervisory rating. Deposit insurance assessments for banks with less than $10 billion in assets are assessed based upon a standardized statistical formula designed to predict the likelihood of failure over the following three years. Factors include, but are not limited to, capital ratios, growth rates and loan portfolio composition.
Community Reinvestment Act.   Under the Community Reinvestment Act, and its related regulations, all banks and thrifts have a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs for their entire communities, including low — and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on Pioneer State Bank. The CRA requires a depository institution’s primary federal regulator, in connection with its examination of the institution or its evaluation of certain regulatory applications, to assess the institution’s record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the institution’s record is made available to the public. Additionally, we must publicly disclose the terms of various Community Reinvestment Act-related agreements. Current CRA regulations rate institutions based on their actual performance in meeting community credit needs. Following the most recent CRA examination, which was completed on October 30, 2023, Pioneer Federal received a “Satisfactory” rating.
Current Expected Credit Loss Treatment.   Pioneer Federal uses, and Pioneer State Bank will use, a CECL model to estimate the allowance for credit losses on securities held to maturity. The CECL model considers historical loss rates and other qualitative adjustments, as well as a forward-looking component that considers reasonable and supportable forecasts over the expected life of each security.
Commercial Real Estate Lending.   Pioneer State Bank’s lending operations may be subject to enhanced scrutiny by federal banking regulators based on its concentration of commercial real estate loans. On January 12, 2006, the federal banking regulators issued final guidance to remind financial institutions of the risk posed by commercial real estate (“CRE”) lending concentrations. CRE loans generally include land development, construction loans, and loans secured by multifamily property, and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes guidelines for its examiners to help identify institutions that are potentially exposed to significant CRE risk and may warrant greater supervisory scrutiny.
Privacy.   Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct-mail marketing or other marketing to consumers.
The Dodd-Frank Act.   The Dodd-Frank Act has had a broad impact on the financial services industry, including significant regulatory and compliance changes previously discussed and including, among other things, (1) enhanced resolution authority of troubled and failing banks and their holding companies; (2) increased regulatory examination fees; and (3) numerous other provisions designed to improve supervision and oversight of, and strengthening safety and soundness for, the financial services sector. Additionally, the Dodd-Frank Act established a new framework for systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, the Federal Reserve Board and the FDIC.
USA Patriot Act.   Pioneer Federal is, and Pioneer State Bank will be, subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies and imposes affirmative obligations on financial institutions, such as enhanced recordkeeping and customer identification requirements.
The Consumer Financial Protection Bureau.   The Dodd-Frank Act created a new, independent federal agency, the Consumer Financial Protection Bureau (the “CFPB”), which was granted broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws, including the laws referenced above, fair lending laws, and certain other statutes.
The CFPB has examination and primary enforcement authority with respect to compliance with federal consumer financial protection laws for depository institutions with $10 billion or more in assets, their service providers and certain non-depository entities such as debt collectors and consumer reporting agencies. Although Pioneer State Bank will have less than $10 billion in assets, the impact of the formation of the CFPB has placed a renewed focus on consumer protection and compliance efforts. For examples of this new authority, the CFPB has authority to prevent unfair, deceptive or abusive practices in connection with the offering of consumer financial products. The Dodd-Frank Act authorizes the CFPB to establish certain minimum standards for the origination of residential mortgages including a determination of the borrower’s ability to repay. In addition, the Dodd-Frank Act allows borrowers to raise certain defenses to foreclosure if they receive any loan other than a “qualified mortgage” as defined by the CFPB. The Dodd-Frank Act permits states to adopt consumer protection laws and standards that are more stringent than those adopted at the federal level and, in certain circumstances, permits state attorneys general to enforce compliance with both the state and federal laws and regulations.

The CFPB has concentrated much of its rulemaking efforts on a variety of mortgage-related topics required under the Dodd-Frank Act, including mortgage origination disclosures, minimum underwriting standards and ability to repay, high-cost mortgage lending, and servicing practices. We continue to analyze the impact that such rules may have on our business model, particularly with respect to our mortgage banking business.
UDAP and UDAAP.   Recently, banking regulatory agencies have increasingly used a general consumer protection statute to address “unethical” or otherwise “bad” business practices that may not necessarily fall directly under the purview of a specific banking or consumer finance law. The law of choice for enforcement against such business practices has been Section 5 of the Federal Trade Commission Act — the primary federal law that prohibits unfair or deceptive acts or practices and unfair methods of competition in or affecting commerce, or UDAP or the FTC Act. “Unjustified consumer injury” is the principal focus of the FTC Act. Prior to the Dodd-Frank Act, there was little formal guidance to provide insight to the parameters for compliance with the UDAP law. However, the UDAP provisions have been expanded under the Dodd-Frank Act to apply to “unfair, deceptive or abusive acts or practices,” or UDAAP, which has been delegated to the CFPB for supervision. The CFPB has published its first Supervision and Examination Manual addressing compliance with and the examination of UDAAP.
Nonbank Subsidiary Examination and Enforcement.   As a result of the Dodd-Frank Act, all nonbank subsidiaries not currently regulated by a state or federal agency are subject to examination by the Federal Reserve Board in the same manner and with the same frequency as if its activities were conducted by the lead bank subsidiary. These examinations will consider whether the activities engaged in by the nonbank subsidiary pose a material threat to the safety and soundness of its insured depository institution affiliates, are subject to appropriate monitoring and control, and comply with applicable laws. Pursuant to this authority, the Federal Reserve Board may also take enforcement action against nonbank subsidiaries. Neither PSB Financial nor Pioneer State Bank will initially have any nonbank subsidiaries but could elect to establish one or more nonbank subsidiaries in the future.
Payment of Dividends by Pioneer State Bank.   There are state and federal requirements limiting the amount of dividends which banks may pay. Generally, a bank’s payment of cash dividends must be consistent with its capital needs, asset quality, and overall financial condition. The FDIC has the authority to prohibit banks from engaging in any business practice (including the payment of dividends) which it considers to be unsafe or unsound.
Under the Montana Banking Act, Montana state-chartered banks may pay dividends out of net undivided profits, however, they are required to carry at least 25% of the bank’s net earnings for the period covered by the dividend to the bank’s surplus, until the surplus is 50% of the bank’s paid-up capital stock. The whole or any part of the surplus may at any time be converted into paid-in capital, but the surplus must be restored until the surplus amounts to 50% of the aggregate paid-up capital stock. In addition, prior approval of the MDOB is required to pay a dividend if the bank is rated lower than a 1 or a 2 using the uniform financial institutions rating system adopted by the federal financial institutions examination council, or the dividend would reduce the tier 1 leverage ratio of the bank below 8%.
The payment of dividends by any financial institution is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. Notwithstanding the availability of funds for dividends, however, the FDIC or the MDOB may prohibit the payment of any dividends by banks they regulate if the FDIC or the MDOB determines such payment would constitute an unsafe or unsound practice.
Transactions with Related Parties.   Transactions between banks and their affiliates are governed by federal law. A bank’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulations. An affiliate is generally a company that controls, or is under common control with, an insured depository institution such as Pioneer State Bank. PSB Financial will be an affiliate of Pioneer State Bank because it will control Pioneer State Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.
Pioneer State Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, will be governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:
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be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features: and

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not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the bank’s capital.

In addition, extensions of credit in excess of certain limits will require the approval of Pioneer State Bank’s Board of Directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.
Standards for Safety and Soundness.   The FDIC has adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the FDIC uses to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. The FDIC has also established standards for safeguarding customer information. If the FDIC determines that an institution fails to meet any standard prescribed by the guidelines, the FDIC may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.
Investments and Other Activities.   Under federal law and FDIC regulations, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, which is not permissible for a national bank. Federal law and FDIC regulations also prohibit FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund.
The GLB Act also authorizes insured state banks to engage in financial activities, through subsidiaries, similar to the activities permitted for financial holding companies. If a state bank wants to establish a subsidiary engaged in financial activities, it must meet certain criteria, including that it and all of its affiliated insured depository institutions are well-capitalized and have a CRA rating of at least “satisfactory” and that it is well-managed. There are capital deduction and financial statement requirements and financial and operational safeguards that apply to subsidiaries engaged in financial activities. Such a subsidiary is considered to be an affiliate of the bank and there are limitations on certain transactions between a bank and a subsidiary engaged in financial activities of the same type that apply to transactions with a bank’s holding company and its subsidiaries.
Other Regulations.   Interest and other charges collected or contracted for by Pioneer Federal are, and with respect to Pioneer State Bank will be, subject to state usury laws and federal laws concerning interest rates. Our loan operations will be subject to federal laws applicable to credit transactions, such as the:
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Federal Truth in Lending Act, governing disclosures of credit terms to consumer borrowers;

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Real Estate Settlement Procedures Act of 1974, requiring certain disclosures concerning loan closing costs and escrows, and governing transfers of loan servicing and the amounts of escrows in connection with loans secured by one-to-four family residential properties;

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Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

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Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

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Fair Credit Reporting Act of 1978, as amended by the Fair and Accurate Credit Transactions Act, governing the use and provision of information to credit reporting agencies, certain identity theft protections, and certain credit and other disclosures;

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Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

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Soldiers’ and Sailors’ Civil Relief Act of 1940, as amended by the Servicemembers’ Civil Relief Act, governing the repayment terms of, and property rights underlying, secured obligations of persons currently on active duty with the United States military;

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Talent Amendment in the 2007 Defense Authorization Act, establishing a 36% annual percentage rate ceiling, which includes a variety of charges including late fees, for consumer loans to military service members and their dependents; and

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Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of Pioneer Federal also are, and with respect to Pioneer State Bank will be, subject to, among others, the:
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Truth in Savings Act, requiring certain disclosures of consumer deposit accounts;

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Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

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Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

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Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Proposed Legislation and Regulatory Action.   New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating and doing business in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.
Effect of Governmental Monetary Policies.   Pioneer Federal’s earnings are, and Pioneer State Bank’s earnings will be, affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks, and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.
Limitations on Compensation and Indemnification.   On June 21, 2010, the federal banking regulators issued guidance designed to help ensure that incentive compensation policies at banking organizations do not encourage excessive risk-taking or undermined the safety and soundness of the organization. In connection with this guidance, the regulatory agencies announced that they will review incentive compensation arrangements as part of the regular risk-focused supervisory process.

Regulatory authorities may also take enforcement action against a banking organization if its incentive compensation arrangement or related risk management, control or governance processes pose a risk to the safety and soundness of the organization and the organization is not taking prompt and effective measures to correct the deficiencies. To ensure that incentive compensation arrangements do not undermine safety and soundness at insured depository institutions, the incentive compensation guidance sets forth the following key principles:
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Incentive compensation arrangements should provide employees incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose the organization to imprudent risk;

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Incentive compensation arrangements should be compatible with effective controls and risk management; and

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Incentive compensation arrangements should be supported by strong corporate governance, including active and effective oversight by the Board of Directors.

Federal Securities Laws
PSB Financial common stock will be registered with the SEC after the stock offering and conversion. PSB Financial will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.
The registration under the Securities Act of 1933, as amended (referred to as the “Securities Act”), of shares of common stock issued in PSB Financial’s stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of PSB Financial may be resold without registration. Shares purchased by an affiliate of PSB Financial will be subject to the “control share” resale restrictions of Rule 144 under the Securities Act. If PSB Financial meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of PSB Financial that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of PSB Financial, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, PSB Financial may permit affiliates to have their shares registered for sale under the Securities Act.
Emerging Growth Company Status
Under the JOBS Act, which was enacted in 2012, a company with total annual gross revenues of less than $1.235 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” We qualify as an “emerging growth company” and believe that we will continue to qualify as an “emerging growth company” for five years from the completion of the stock offering.
An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, PSB Financial will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “non-accelerated filer” and a “smaller reporting company,” respectively, under SEC regulations (generally less than $250 million of voting and non-voting equity held by non-affiliates or less than $100 million in annual revenue). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company but must make such election when the company is first required to file a registration statement. PSB Financial has elected to comply with new or amended accounting pronouncements in the same manner as a private company.
A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.235 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under SEC regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).
Sarbanes-Oxley Act of 2002
The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures required under the federal securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.
Change in Control Regulations
Under the Change in Bank Control Act, a federal statute, no person may acquire control of a bank holding company such as PSB Financial unless the Federal Reserve Board has been given 60 days prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors. or a determination by the regulator that the acquiror has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. Acquisition of more than 10% of any class of a bank holding company’s voting stock constitutes a rebuttable presumption of control under the regulations under certain circumstances including where, as will be the case with PSB Financial, the issuer has registered securities under Section 12 of the Exchange Act.
In addition, federal regulations provide that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board.
TAXATION
Federal Taxation
General.   PSB Financial and Pioneer Federal are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to PSB Financial and Pioneer Federal.
Method of Accounting.   For federal income tax purposes, Pioneer Federal currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns.
Minimum Tax.   The alternative minimum tax (known as “AMT”) for corporations was repealed for tax years beginning after December 31, 2017. Any unused minimum tax credit of a corporation may be used to offset regular tax liability for any tax year. In addition, a portion of unused minimum tax credit was refundable in 2018 through 2021. The refundable portion is 50% (100% in 2021) of the excess of the minimum tax credit for the year over any credit allowable against regular tax for that year. As of June 30, 2025, Pioneer Federal had no minimum tax credit carryforward.
Net Operating Loss Carryovers.   Generally, a corporation may carry forward net operating losses generated in tax years beginning after December 31, 2017 indefinitely and can use such net operating loss carryforwards to offset up to 80% of taxable income in any year. As of June 30, 2025, Pioneer Federal had no net operating loss carryforwards.
Capital Loss Carryovers.   Generally, a corporation may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any loss remaining after the five-year carryover period is not deductible. As of June 30, 2025, Pioneer Federal had no capital loss carryovers.
Corporate Dividends.   PSB Financial may generally exclude from income 100% of dividends received from Pioneer Federal as a member of the same affiliated group of corporations.
Audit of Tax Returns.   Pioneer Federal’s federal income tax returns have not been audited in the most recent five-year period.
State Taxation
PSB Financial and Pioneer Federal will be subject to Montana corporate income tax. Pioneer Federal’s Montana income tax returns have not been audited in the most recent five-year period.
As a Maryland business corporation, PSB Financial will be required to file an annual report with and pay personal property taxes to the State of Maryland.

MANAGEMENT
Shared Management Structure
Each current director of Pioneer Federal is a director of Pioneer State Bank and PSB Financial and will continue as such following the stock offering and the conversion. Similarly, we anticipate that each executive officer at Pioneer Federal will continue as an officer of Pioneer State Bank and PSB Financial following the stock offering and the conversion. We expect that PSB Financial and Pioneer State Bank will continue to have shared management structure until and except when there is a business reason to vary from this practice.
Potential Conflict of Interest
Because of the shared management structure, the directors and officer of PSB Financial and Pioneer State Bank will have to allocate their time between directing and managing both entities. The directors and officer of PSB Financial intend to devote all such time to as may be necessary to effectively perform their duties as directors of PSB Financial.
Executive Officer of PSB Financial and Pioneer State Bank
Phillip K. Willett is currently the President and Chief Executive Officer of Pioneer Federal and will hold the same title at PSB Financial and Pioneer State Bank following the stock offering and the conversion. Mr. Willett will be the only executive officer of PSB Financial and Pioneer State Bank until such time as the respective Boards of Directors determine to appoint any additional executive officers.
Directors of PSB Financial and Pioneer State Bank
PSB Financial and Pioneer State Bank each have ten directors, consisting of the same individuals. Directors will serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. After the stock offering and the conversion, the directors of Pioneer State Bank will be elected by PSB Financial in its capacity as the sole stockholder of Pioneer State Bank. The following table sets forth information regarding our directors, including their ages at September 15, 2025, and the calendar years when they began serving as directors of Pioneer Federal.
Name	Position(s) Held with PSB Financial	Age	Director Since
Jack M. Andersen	Director	74	1993
Roberta Jean Bergeson	Director	69	2017
Spencer Hegstad	Director, Chairman of the Board	82	1986
Debra H. Huber	Director	56	2019
Michael E. Johns	Director	67	2002
William Mosier, Jr.	Director, Vice Chairman of the Board	78	1994
Tony L. Pfaff	Director	62	2017
Mark J. Simkins	Director	64	2025
Ronald J. Snow	Director	64	2018
Phillip K. Willett	President and Chief Executive Officer	51	2022
Board Independence
PSB Financial has determined to adopt the standards for “independence” for purposes of Board and committee service as set forth in the listing standards of the Nasdaq Stock Market. The Board of Directors has determined that each director, except for Mr. Willett and Mr. Simkins, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Willett is not considered independent because he is the current President and Chief Executive Officer of Pioneer Financial and will be hold the same position at PSB Financial and Pioneer State Bank, and Mr. Simkins is not independent because he served as Executive Vice President of Pioneer Federal until his retirement in 2023.

To our knowledge, there were no other transactions between us and any director or entity controlled by any director, which would interfere with the directors’ exercise of independent judgment in carrying out his or her responsibilities as a director.
Business Background of Our Directors and Executive Officer
The business experience for the past five years of each of our directors is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and the Board of Directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.
Jack M. Andersen Mr. Andersen is a licensed pharmacist with extensive experience in healthcare, business management and corporate governance. He owned and operated a retail pharmacy and gift store from 1981 to 2021, and he has served as a Consultant Pharmacist at Deer Lodge Medical Center since 1985. He has also served as a member of the board of directors of Deer Lodge Medical Center since 1985.
Mr. Andersen provides the Board of Directors with valuable expertise in regulatory compliance, financial oversight and business development.
Roberta Jean Bergeson Ms. Bergeson has served as an attorney at Suenram & Bergeson Law Office since 2006. She has also been an owner and operator of Bergeson Properties Inc., which was an equipment dealership and now holds rental properties, since 1993. She has also served as a volunteer EMT member of Beaverhead Emergency Medical Services, Inc. and has served multiple terms on its board of directors, most recently in 2023.
Ms. Bergeson’s legal expertise, business ownership experience and public service background provide Pioneer Federal with valuable skills in governance, compliance, fiscal management and regulatory oversight.
Spencer Hegstad Mr. Hegstad was Partner in Dillon Disposal Services until 1969. Prior to that, he was the owner of Dillon Sears Catalog Store from 1969 to 1993, Beaverhead County Commissioner from 1993 to 1998, and an appraiser for Johnson Appraisal Service from 1994 to 1998. He also founded the Fish, Wildlife & Parks Foundation in 1999 and served as its executive director until his retirement in 2013. He served on the Fish, Wildlife and Parks Commission from 1976 to 1987. He was also the first chairman of the Montana Lottery Commission, serving from 1988 to 1991.
In addition to his long-standing institutional knowledge of Pioneer Federal, Mr. Hegstad’s extensive business, civic and governance experience provides Pioneer Federal with important expertise in leadership, fiscal responsibility and strategic oversight.
Debra H. Huber Ms. Huber has served as an Assistant Professor since 2023 and was an Instructor from 2019 to 2023 in the Business Department at the University of Montana Western, where she teaches courses in economics, banking, management and digital marketing. This academic role follows a 28-year career in the franchising industry, where she ultimately served as Chief Administrative Officer from 2014 to 2019 at Great Harvest Franchising. Ms. Huber received a bachelor’s degree in economics from Amherst College, an MBA from the University of Montana and a Doctor of Education with an emphasis in Instructional Design & Technology from Idaho State University.
Ms. Huber was selected to serve on our Board of Directors because of her experience in executive leadership, business acquisitions and strategic planning.
Michael E. Johns Mr. Johns is a Certified Public Accountant and a Shareholder with Newland & Company, P.C., where he has practiced as a CPA for more than 30 years. He has also served on the board of directors of Newland & Company since 1992 and is currently the Vice Chair and Secretary of the Montana Board of Public Accountants.
Mr. Johns was selected to serve on our Board of Directors because of his expertise in accounting and his long-standing service with Pioneer Federal.

William Mosier, Jr.   Mr. Mosier has owned and operated a private ranching and agricultural business since 1973. Mr. Mosier graduated with a business degree from Montana State University.
Mr. Mosier provides our Board of Directors with a deep understanding of fiscal responsibility and business operational oversight, and institutional knowledge based on his long-standing service with Pioneer Federal.
Tony L. Pfaff  Mr. Pfaff brings over two decades of executive leadership experience in healthcare and business operations, serving as President and Chief Executive Officer of Cypress Healthcare since February 2000 and owner of TC Aviation since April 2010. He has also served as the President and Chief Executive Officer of Deer Lodge Medical Center from 2012 to present. Mr. Pfaff has also served as Vice President and a director of Yellowstone Insurance Exchange since 2017 and as a director of Montana Hospital Association since 2021. He holds a bachelor’s degree in health care administration and a master’s degree in public administration from Idaho State University.
Mr. Pfaff was selected to serve on our Board of Directors because of his experience in healthcare administration, insurance and business ownership provides Pioneer Federal with valuable expertise in executive leadership, organizational management and strategic planning.
Mark J. Simkins Mr. Simkins brings more than 35 years of experience in the banking and financial services industry, with a career spanning executive management, regulatory oversight, and risk management. Most recently, Mr. Simkins served as Executive Vice President of Pioneer Federal from 2018 until his retirement in 2023, where he was responsible for branch operations, compliance, and risk oversight. Prior to that, Mr. Simkins held senior regulatory and compliance roles at Ruby Valley Bank and State Bank & Trust Co., and was a Commissioned Bank Examiner with the Federal Reserve Bank of Minneapolis from February 1990 to August 1992 and a Bank Examiner with the Montana Department of Commerce from September 1985 to February 1990.
Mr. Simkins was selected to serve on our Board of Directors because of his extensive expertise in financial institution regulation, banking, and risk oversight experience.
Ronald J. Snow Mr. Snow is a professional realtor and has served as Assistant General Manager and Director of Real Estate and Membership Sales at Rock Creek Cattle Company in Deer Lodge, Montana since 2012. In that capacity he is also a licensed Real Estate Broker in the state of Montana. Prior to that, he worked at Rock Creek Cattle Company as the Outdoor Adventures Manager and a Professional Licensed Guide with the Montana Board of Outfitters. Mr. Snow has also served on the board of directors of Powell County Medical Foundation for over 15 years.
Mr. Snow provides the Board of Directors with a valuable understanding of the local real estate market, and his experience in hospitality operations provides valuable expertise in market development and community engagement.
Phillip K. Willett Mr. Willett is the current President and Chief Executive Office of Pioneer Federal, a role he has held since January 2018, and will serve in the same role with PSB Financial and Pioneer State Bank. He previously served as Executive Vice President of Pioneer Federal from June 2016 to December 2017 and has over 20 years of experience in banking, holding leadership positions across multiple areas of the industry. He is the current Chairman of the Board of Directors of the University of Montana Western Foundation and was a member of the Southwestern Montana Family YMCA Board of Directors from 2016 to 2022.
Mr. Willett was selected to serve on our Board of Directors because of his role as Pioneer Federal’s President and Chief Executive Officer, along with his extensive experience in the banking industry and his significant senior management experience at other financial institutions.
Meetings and Committees of the Boards of Directors
The Board of Directors of PSB Financial has met one time since the incorporation of PSB Financial to address certain organizational matters and matters related to the stock offering conversion. Prior to the completion of the stock offering and the conversion, the Board intends to establish standing Audit,

Compensation and Nominating and Corporate Governance Committees. Each these committees is expected to operate under a written charter governing its composition, responsibilities and operations. The Board of Directors of Pioneer State Bank has met one time since the incorporation of Pioneer State Bank to address certain organizational matters and matters related to the conversion.
During the year ended December 31, 2024, Pioneer Federal’s Board of Directors met 12 times. The Pioneer Federal Board of Directors conducts business through several committees, including an audit committee, a compliance committee, an IT committee, a personnel committee, and a loan committee.
Corporate Governance Policies and Procedures
In addition to establishing committees of our Board of Directors, we expect to adopt several policies to govern the activities of both PSB Financial and Pioneer State Bank including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:
•
the composition, responsibilities and operation of our Board of Directors;

•
the establishment and operation of board committees, including audit, nominating/corporate governance and compensation committees;

•
convening executive sessions of independent directors; and

•
our Board of Directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.
Transactions With Certain Related Persons
Loans and Extensions of Credit.   Federal law generally prohibits publicly traded companies from making loans and extensions of credit to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Pioneer Federal, to their executive officers and directors in compliance with federal banking regulations. Federal regulations permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. All loans made to our executive officer and directors that were outstanding at September 15, 2025, were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Pioneer Federal and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans were performing according to their original repayment terms at September 15, 2025, and were made in compliance with federal banking regulations.
Executive Compensation
Summary Compensation Table.   The following information is furnished for Phillip K. Willett, President and Chief Executive Officer of Pioneer Federal, for the fiscal year ended December 31, 2024. Mr. Willett is the only executive officer of Pioneer Federal for purposes of applicable disclosure regulations. It is anticipated that Mr. Willett will serve as the President and Chief Executive Officer of PSB Financial and Pioneer State Bank following the conversion.
Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(1)	Total ($)
Phillip K. Willett President and Chief Executive Officer	2024	$154,350	$22,500	$32,681	$209,531

(1)
The compensation disclosed in the “All Other Compensation” column consists of the following:

Name	Life Insurance Imputed Income ($)	401(k) Plan Employer Contributions ($)	Cafeteria Plan Benefits ($)	Total All Other Compensation ($)
Phillip K. Willett	$53	$25,428	$7,200	$32,681
Current Employment Agreement.   Mr. Willett is currently party to a Chief Executive Officer Employment Agreement, dated January 21, 2025, with Pioneer Federal. The employment agreement commenced on February 1, 2025 with a term of two years, which may be extended upon mutual written agreement of the parties. Under the Agreement, Mr. Willett’s title is President and Chief Executive Officer of Pioneer Federal.
The employment agreement provides Mr. Willett with an annual base salary of $163,611, which may be subject to negotiation annually upon request of either party. In addition to receiving base salary, Mr. Willett is eligible for participation in a discretionary bonus pool determined based on individual performance and Pioneer Federal’s performance. Mr. Willett is also eligible for benefits and paid vacation, with a credit of five years of prior experience for purposes of Pioneer Federal’s paid vacation policy.
The employment agreement is subject to termination: (i) immediately upon Mr. Willett’s death or disability; (ii) immediately upon termination for cause; (iii) upon Mr. Willett’s voluntary resignation with at least thirty days’ prior written notice to Pioneer Federal; or (v) upon thirty days prior written notice by Pioneer Federal to Mr. Willett in the event any applicable law, rule, regulation, standard or interpretation prohibits, limits or substantially changes the arrangement set forth in the agreement or significantly affects Pioneer Federal’s rights under the agreement.
If Mr. Willett is suspended from office and/or temporarily prohibited from participating in Pioneer Federal’s affairs by a notice served under the Federal Deposit Insurance Act, Pioneer Federal’s obligations under the agreement will be suspended. If the applicable charges are dismissed, Mr. Willett may be reinstated and receive all or part of his compensation withheld while the contract obligations were suspended, in each case, as determined in Pioneer Federal’s discretion. If Mr. Willett is removed and/or permanently prohibited from participating in Pioneer Federal’s affairs by an order issued under the Federal Deposit Insurance Act, all obligations of Pioneer Federal under the agreement will terminate as of the effective date of the order. If Pioneer Federal is in default under the Federal Deposit Insurance Act, all obligations under the agreement will terminate as of the date of the default.
All obligations under Mr. Willett’s employment agreement will terminate, except to the extended determined necessary by: (i) the Commissioner of the MDOB at such time as the FDIC enters into an agreement to provide assistance under the Federal Deposit Insurance Act; or (ii) the Commissioner of MDOB at such time as the Commissioner approves a supervisory merger to resolve problems related to bank operations or when the Commissioner determines the bank is in an unsafe or unsound condition.
Upon termination of employment, Mr. Willett will be subject to: (i) a five-year non-disclosure of confidential information restriction; (ii) a one-year non-compete restriction; and (iii) a one-year employee non-solicitation restriction.
Mr. Willett’s employment with Pioneer Federal will be terminated in connection with the conversion, at which time he will become an employee of PSB Financial and Pioneer State Bank. No benefits will be owed under the agreement in connection with such termination.
Proposed Employment Agreement.   It is anticipated that Pioneer State Bank will enter into a new employment agreement with Mr. Willett on such terms at the Board of Directors of Pioneer State Bank determines to be reasonable, in the best interests of Pioneer State Bank, PSB Financial and its stockholders, and protective of Pioneer State Bank in accordance with Montana state law.
Supplemental Executive Retirement Plan Agreement.   In connection with the stock offering and conversion, it is anticipated that Pioneer State Bank will enter into a supplemental executive retirement plan agreement (referred to in this section as the “SERP”) with Mr. Willett. The following is a description of the anticipated terms of the SERP, subject to approval by the Board of Directors of Pioneer State Bank.
Under the anticipated terms of the SERP, if Mr. Willett separates from service after reaching the normal retirement age of age 62, he would be entitled to an annual benefit equal to $150,000, to be paid in equal monthly installments for a period of 120 months commencing on the first business day of the first month immediately following his separation from service.
If Mr. Willett separates from service before reaching normal retirement age (other than on account of death, disability, or for cause), he would be entitled to the vested portion of his normal retirement benefit, commencing on the first business day of the first month immediately following his normal retirement age. Mr. Willett will fully vest in his normal retirement benefit upon attaining age 60 or upon the event of a change in control of either Pioneer State Bank or PSB Financial; in the absence of a change in control of either Pioneer State Bank or PSB Financial, if Mr. Willett separates from service prior to attaining age 60 other than for death or disability he will have no vested interest in any SERP benefit. Provided, however, if Mr. Willett is terminated for cause, he will forfeit all benefits under the SERP.
If Mr. Willett becomes disabled before a separation from service and before normal retirement age, Mr. Willett would receive his full accrued benefit on the first business day of the first month following his separation from service, paid in a lump sum on the first business day of the first month following his disability.
If Mr. Willett dies before his retirement, his beneficiary would receive his full accrued benefit paid in a lump sum no later than December 31 of the calendar year following Mr. Willett’s death. If Mr. Willett dies while receiving benefits, his beneficiary would receive a lump sum payout of the present value of Mr. Willett’s remaining benefits no later than December 31 of the calendar year following Mr. Willett’s death.
As a condition of the SERP, Mr. Willett will be required to execute a restrictive covenant agreement pursuant to which he would be subject to the following covenants commencing on the effective date of the SERP and continuing through the longer of (i) the end of the period in which he receives Benefits under the SERP or (ii) a period of two years following the termination date of his employment: (i) non-disclosure of confidential information restriction; (ii) customer and prospective customer non-solicitation restrictions; (iii) an employee non-solicitation restriction; and (iv) assignment of business ideas provisions. This restricted period will continue to apply in the event that Mr. Willett’s employment continues following a change in control (as defined in the SERP). Provided, however, if Mr. Willett’s employment is terminated in connection with such a change in control and Mr. Willett is not offered employment by the successor or one of its affiliates, then the restricted period will continue only for two years following the termination date of his employment.
In support of the SERP, our Board has approved the purchase of a single premium bank owned life insurance policy in the amount of $1,450,000.
Change of Control Agreement.   In connection with the stock offering and the conversion, it is anticipated that Pioneer State Bank will enter into a change of control agreement with Mr. Willett. The following is a description of the anticipated terms of Mr. Willett’s change of control agreement, subject to approval by the Board of Directors of Pioneer State Bank.
Under the anticipated terms of the change of control agreement, if during the post-change of control period ending on the first anniversary of the change of control, Pioneer State Bank terminates Mr. Willett’s employment other than for cause, or if Mr. Willett incurs an uncured good reason event, Pioneer State Bank would pay Mr. Willett an amount equal to 2.99x Mr. Willett’s total W-2 and 1099 compensation in the calendar year immediately prior to such uncured good reason event (subject to reduction if such amount constitutes an excess parachute payment under Section 280G of 1986, as amended) plus base salary through his date of termination or good reason event, plus and any additional accrued benefits as of such date. Payment of the change of control amount would be conditioned upon Mr. Willett executing a waiver and release of claims satisfactory to Pioneer State Bank.
If Pioneer State Bank terminates Mr. Willett’s employment for cause or if Mr. Willett terminates his employment with Pioneer State Bank without a good reason event during the post-change of control period, the change of control agreement would terminate, and Mr. Willett would be entitled to payment only of his base salary and accrued benefits through such date of termination.
If Mr. Willett terminates employment with Pioneer State Bank as a result of disability during the post-change of control period, he would be entitled only to his base salary plus his accrued benefits through such date of termination and any disability benefits due under any long-term disability plan or program maintained by Pioneer State Bank at such time.
If Mr. Willett terminates employment with Pioneer State Bank as a result of death during the post-change of control period, his heirs would be entitled to his base salary through date of termination and accrued benefits and through such date of termination and any death benefits due under any death benefit plan or program maintained by Pioneer State Bank at such time.
If Mr. Willett’s employment with Pioneer State Bank is terminated for any reason or if he incurs a good reason event outside the post-change of control period, Mr. Willett’s termination would be governed by his employment agreement with Pioneer State Bank.
Directors Deferred Compensation Plan.   In connection with the stock offering and conversion, Pioneer State Bank intends to adopt the Pioneer State Bank and Affiliates Directors Deferred Compensation Plan, pursuant to which outside directors may elect to defer a portion of their director’s fees each year. Pioneer State Bank will credit the deferred amounts with earnings at an annual rate as established by the compensation committee of the board no less than annually in accordance with GAAP standards; provided that after benefits have commenced under the plan, amounts will be credited a separate inactive rate.
Directors will receive their deferred fees and earnings when they separate from board service and may elect to have the benefits paid in a lump sum or installments, provided however that upon a director’s death any remaining benefit shall be paid to the director’s beneficiary in a lump sum. Directors may make one additional election choosing a different optional form of distribution.
Supplemental Life Insurance Plan.   Pioneer Federal maintains the Pioneer Federal Savings and Loan Executive Supplemental Life Insurance Plan covering Mr. Willett. Pioneer Federal purchased a life insurance policy or policies on the life of Mr. Willett in an amount sufficient to provide for the benefits under the agreement. In connection with stock offering and conversion, Pioneer State Bank intends to assume sponsorship of the plan and policies thereunder. Under the plan, Mr. Willett has the right to designate a beneficiary who will receive a share of the proceeds payable upon his death, as follows: If Mr. Willett should die prior to age 70, $75,000 and if thereafter, 20% of the net benefit proceeds of the policy. The policies are owned by Pioneer State Bank, which paid the premium due on the policies (provided, however, that Mr. Willett’s participation in the Plan shall automatically terminate if he should terminate employment with the Pioneer State Bank prior to attainment of age 65). The “net death proceeds” amount equals the total death benefit of a life insurance policy less the cash surrender value of the policy.
401(k) Plan.   Pioneer Federal maintains the Pioneer Federal Savings and Loan 401(k) Plan and Trust, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). In connection with stock offering and conversion, Pioneer State Bank intends to assume sponsorship of the 401(k) Plan. Mr. Willett is eligible to participate in the 401(k) Plan on the same terms as other eligible employees. Eligible employees become participants in the 401(k) Plan and may make salary deferrals under the plan after having attained age 18 and completed 30 days of service. Employees become eligible for employer contributions, including matching contributions, after they attain age 18 and complete six months of service.
Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, the maximum amount of compensation permitted by the Internal Revenue Code. For 2025, the salary deferral contribution limit is $23,500, provided, however, that a participant over age 50 to 59 (and 64+) may contribute an additional $7,500 to the 401(k) Plan for a total of $31,000. A participant of age 60-63 may contribute an additional $11,250 to the 401(k) Plan for a total of $34,750. In addition to salary deferral contributions, Pioneer Federal currently makes two types of contributions: (i) matching contributions on a uniform basis; and (ii) non-elective contributions on a discretionary basis. It is anticipated that Pioneer State Bank will continue to make these contributions.
A participant is always 100% vested in his or her salary deferral contributions. A participant will vest in matching and other employer contributions at the rate of 20% per year of service, beginning after one year of service, so that a participant will become fully vested after completing five years of credited service. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed following the participant’s termination of employment. However, participants may take in-service withdrawals from the 401(k) Plan in certain circumstances, including for loans and hardships.
Expense recognized in connection with the 401(k) Plan totaled $67,000 for the six months ended June 30, 2025 and $145,000 for the year ended December 31, 2024.
Employee Stock Ownership Plan.   PSB Financial intends to adopt an employee stock ownership plan (referred to in this prospectus as the “ESOP”), effective January 1, 2027, for eligible employees. Mr. Willett will be eligible to participate in the ESOP on the same terms as other eligible employees. It is anticipated that eligible employees will include employees who have attained age 18 and have completed one year of service. Employees employed as of January 1, 2027, will begin participation in the ESOP on the later of the effective date of the ESOP or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period taking into account prior service with Pioneer Federal.
The ESOP trustee is expected to purchase, on behalf of the ESOP, 8% of the shares of PSB Financial, Inc. common stock sold in the stock offering. We anticipate that the ESOP will fund its stock purchase with a loan from PSB Financial, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Pioneer State Bank’s contribution to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 25-year term of the loan. The interest rate for the ESOP loan is expected to be a fixed rate equal to 4.82%, on the closing date of the ESOP stock transaction. If market conditions warrant, in the judgment of its trustees, the ESOP’s subscription order will not be tilled and the ESOP may elect to purchase shares in the open market following the completion of the stock offering and conversion, subject to applicable regulatory approvals or non-objections.
The trustee will hold the shares purchased by the ESOP in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee will allocate the shares released among the participants’ accounts based on each participant’s proportional share of compensation relative to all participants. Participants will vest in their benefit at a rate of 20% per year beginning after one year of service, such that the participants will be 100% vested upon completion of five years of credited services. Participants who were employed by Pioneer State Bank immediately before the completion of the stock offering and conversion will receive credit for vesting purposes for years of service before adoption of the ESOP. Participants also will become fully vested upon death, a change in control, or termination of the ESOP. Generally, participants will receive distributions from the ESOP upon severance from employment. The ESOP reallocates any unvested shares forfeited upon termination of employment among the remaining participants.
The ESOP will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.
Under applicable accounting requirements, Pioneer State Bank will record compensation expense for the ESOP at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of PSB Financial, Inc. common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in the earnings of PSB Financial, Inc.

Director Compensation
The following table sets forth for the year ended December 31, 2024, certain information as to the total renumeration paid to the non-employee directors of Pioneer Federal.
Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Jack M. Andersen	$11,725	—	$11,725
Roberta Jean Bergeson	11,725	—	11,725
Spencer Hegstad	14,600	—	14,600
Debra H. Huber	11,725	—	11,725
Michael E. Johns	11,725	—	11,725
William Mosier Jr.	11,725	—	11,725
Tony L. Pfaff	11,725	—	11,725
Mark J. Simkins(1)	N/A	N/A	N/A
Ronald J. Snow	11,725	—	11,725
Tedd Stanisich(2)	11,725	—	11,725
Phillip K. Willett	2,345	—	2,345

(1)
Mr. Simkins joined the Pioneer Federal Board of Directors in August 2025.

(2)
Mr. Stanisich retired as a director in August 2025.

For the year ended December 31, 2024, the directors of Pioneer State Bank received $725 ($850 for the Chairman of the Board and $145 for Mr. Willett) for attendance at the January meeting and $1,000 ($1,250 for Chairman of the Board and $200 for Mr. Willett) for attendance at each meeting after January of the Board of Directors or of its committees. Pioneer Federal’s Board of Directors meets at least bi-monthly. During the year ended December 31, 2024, the Pioneer Federal Board of Directors met and were paid for 12 meetings.
Each individual who serves as a director of Pioneer Federal prior to the conversion also serves, and will continue to serve following the conversion, as a director of Pioneer State Bank and PSB Financial. Currently, the non-employee directors of Pioneer Federal receive director fees only in their capacity as directors of Pioneer Federal. After the conversion, we anticipate that the non-employee directors of Pioneer State Bank and PSB Financial will receive director fees only in their capacity as directors of PSB Financial.
Benefits to be Considered Following Completion of the Stock Offering and Conversion
Stock-Based Benefit Plans.   Following the stock offering and conversion, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted stock awards (including restricted stock units). The stock-based benefit plans will not be adopted sooner than six months after the stock offering and conversion, and, if adopted within 12 months after the stock offering and conversion, stockholders must approve the plans by a majority of the votes eligible to be cast. If the stock-based benefit plans are established more than 12 months after the stock offering and conversion, stockholders must approve the plans by a majority of votes cast. Also, if adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the number of shares sold in the stock offering.
One plan that may be adopted as described above is a PSB Financial Equity Incentive Compensation Plan, which would provide for grants of stock appreciation rights, restricted stock, incentive stock options, nonqualified stock options and restricted stock units.

We anticipate that the following additional restrictions would apply to any stock-based benefit plans we adopt within 12 months after the stock offering and the conversion:
•
non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans:

•
any one non-employee director may not receive more than 10% of the options and restricted stock awards authorized under the plans;

•
any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under any plan:

•
any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the number of shares sold in the stock offering, unless Pioneer State Bank has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the number of shares sold in the stock offering;

•
the options and restricted stock awards may not vest at a rate exceeding 20% per year, beginning on the first anniversary of stockholder approval of the plans: and

•
accelerated vesting is not permitted except for death, disability or upon a change in control of PSB Financial or Pioneer State Bank.

We have not determined whether we will present stock-based benefit plans for stockholder approval before or after 12 months after the completion of the stock offering and conversion.
We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.
The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of the common stock of PSB Financial when the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the new stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.
Share Price	Value of Shares Awarded at Minimum of Offering Range	Value of Shares Awarded at Midpoint of Offering Range	Value of Shares Awarded at Maximum of Offering Range	Value of Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)
$8.00	$326	$384	$442	$508
10.00	408	480	552	635
12.00	490	576	662	762
14.00	571	672	773	889
The grant-date fair value of the options granted under the new stock-based benefit plans will be based in part on the price of shares of common stock of PSB Financial when the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the stock options, and the actual value of the stock options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	Value of Options at Minimum of Offering Range	Value of Options at Midpoint of Offering Range	Value of Options at Maximum of Offering Range	Value of Options at Awarded at Adjusted Maximum of Offering Range
(In thousands, except exercise price and fair value information)
$8.00	$3.92	$400	$470	$541	$622
10.00	4.90	500	588	676	778
12.00	5.88	600	706	811	933
14.00	6.86	700	823	947	1,089
The above tables are provided for informational purposes only. There can be no assurance that PSB Financial common stock will not trade below the offering price of $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors.”

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICER
The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officer and their associates and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. If the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the stock offering. This table excludes shares of common stock to be purchased by the ESOP, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the stock offering and conversion. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the stock offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the stock offering set forth under “The Stock Offering and Conversion — Limitations on Common Stock Purchases.”
Name and Title	Number of Shares(1)	Aggregate Purchase Price(1)	Percent Outstanding at Minimum of Offering Range
Jack M. Andersen, Director	200	$2,000	*
Roberta Jean Bergeson, Director	2,000	20,000	*
Spencer Hegstad, Director, Chairman of the Board	2,500	25,000	*
Debra H. Huber, Director	10,500	105,000	1.0%
Michael E. Johns, Director	20,000	200,000	2.0%
William Mosier, Jr., Director, Vice Chairman of the Board	5,000	50,000	*
Tony L. Pfaff, Director	30,000	300,000	2.9%
Mark J. Simkins, Director	1,500	15,000	*
Ronald J. Snow, Director	30,000	300,000	2.9%
Phillip K. Willett, President and Chief Executive Officer	1,000	10,000	*
All directors and executive officers as a group (10 persons)	102,700	$1,027,000	10.1%

*
Less than 1.0%

(1)
Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household, if any. Other than as set forth above, the named individual is not aware of any other intended purchases by a person or entity that would be considered an associate of the named individual under the plan of conversion.

THE STOCK OFFERING AND CONVERSION
The Board of Directors of Pioneer Federal has approved the plan of conversion. The plan of conversion must also be approved by at least a majority of votes eligible to be cast by Pioneer Federal’s members (its depositors). A special meeting of members will be called for this purpose. Pioneer Federal has filed an application with respect to the stock offering and conversion with the MDOB and the FDIC, and PSB Financial has filed a holding company application with the Federal Reserve Board. The approvals of the MDOB, the FDIC and the Federal Reserve Board are required before we can consummate the conversion and the stock offering. Any approval by the MDOB, the FDIC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.
General
The Board of Directors of Pioneer Federal initially adopted and approved the plan of conversion on September 16, 2025. According to the plan of conversion, Pioneer Federal will convert from the mutual form of organization to the stock form of organization by means of a merger with and into Pioneer State Bank. In connection with the conversion, Pioneer Federal has organized a new Maryland stock holding company, named PSB Financial, which will sell shares of common stock to the public in an initial public stock offering. When the stock offering and conversion are completed, all of the capital stock of Pioneer State Bank will be owned by PSB Financial and all of the common stock of PSB Financial will be owned by its stockholders.
PSB Financial expects between $8.2 million and $11.8 million of net proceeds from the stock offering, or $13.9 million if the offering range is increased by 15% because of demand for the shares or changes in market conditions. Pioneer State Bank will receive a capital contribution equal to at least 50% of the net proceeds of the stock offering. Assuming a capital contribution of 50%, we anticipate that PSB Financial will invest in Pioneer State Bank $4.1 million, $5.0 million, $5.9 million and $6.9 million, respectively, of the net proceeds at the minimum, midpoint, maximum, and adjusted maximum of the offering range. The stock offering and conversion will be consummated only upon the sale of at least 1,020,000 shares of our common stock.
The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to Eligible Account Holders, our ESOP, Supplemental Eligible Account holders and Other Members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the public, with a preference given to the local community, including natural persons (and trusts of natural persons) residing in Beaverhead and Powell Counties in Montana. In addition, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by KBW, acting as our agent.
We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in any community offering or any syndicated community offering. The community offering and/or syndicated community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the MDOB and the FDIC. See “— Community Offering” and “— Syndicated Community Offering.”
We determined the number of shares of common stock to be offered in the stock offering based upon an independent valuation of the estimated consolidated pro forma market value of PSB Financial, assuming the stock offering and conversion is completed. All shares of common stock to be sold in the stock offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the stock offering will be determined at the completion of the stock offering. See “— Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.
The following is a brief summary of the plan of conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at each banking office of Pioneer Federal and as described in the section of this prospectus entitled “Where You Can Find Additional Information.” The plan of conversion is also filed as an exhibit to Pioneer Federal’s application for approval to convert from mutual to stock form, of which this prospectus is a part, copies of which may be obtained from the FDIC. The plan of conversion is also filed as an exhibit to PSB Financial’s registration statement filed with the SEC, of which this prospectus is a part, copies of which may be obtained from the SEC or online at the SEC’s website, www.sec.gov. See “Where You Can Find Additional information.”
Reasons for the Conversion
Consistent with our business strategy, our primary reasons for converting to stock form and raising additional capital through the stock offering are:
•
to increase capital to support future growth and profitability;

•
to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•
to offer our customers and employees an opportunity to purchase an equity interest in Pioneer State Bank by purchasing shares of common stock of PSB Financial.

Additionally, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. While Pioneer Federal has not required these capital tools and stock incentives in the past, they could prove to be important to Pioneer State Bank for implementing our business strategy, and management believes that the additional capital raised in the stock offering will enable Pioneer State Bank to take advantage of business opportunities that would not otherwise be available.
Approvals Required
The affirmative vote of at least a majority of the total eligible votes to be cast by members of Pioneer Federal is required to approve the plan of conversion, including the merger and related transactions. A special meeting of members to consider and vote upon the plan of conversion and the establishment has been set for [     ]. The plan of conversion also must be approved by the MDOB and the FDIC. Additionally, the Federal Reserve Board must approve PSB Financial’s holding company application. We cannot consummate the conversion and the stock offering without satisfying the conditions contained in these approvals.
Effects of Conversion on Depositors, Borrowers and Members
Continuity.   While the stock offering and conversion are being accomplished, our normal business of accepting deposits and making loans will continue without interruption. Pioneer Federal will continue to be a Montana-chartered savings bank and will continue to be regulated by the FDIC, while PSB Financial will be regulated by the Federal Reserve Board. After the stock offering and conversion, we will continue to offer existing services to depositors, borrowers and other customers. The individuals serving as directors of Pioneer Federal at the time of the conversion will serve as the directors of Pioneer State Bank and of PSB Financial after the stock offering and conversion.
Effect on Deposit Accounts.   According to the plan of conversion, each member of Pioneer Federal at the time of the conversion will automatically continue as a depositor of Pioneer State Bank after the stock offering and conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the stock offering and conversion. Each such account will be insured by the FDIC to the same extent as before the stock offering and conversion. Depositors will continue to hold their existing certificates of deposit, passbooks and other evidence of their accounts.
Effect on Loans.   No loan outstanding from Pioneer Federal will be affected by the stock offering and conversion, except that the lender with respect to such loans will be Pioneer State Bank. The amount, interest rate, maturity, security and other terms of each loan will remain as it was contractually fixed before the stock offering and conversion.
Effect on Voting Rights of Members.   All of our depositors are members of (and those with deposits of $100 or more have voting rights in) Pioneer Federal as to all matters requiring a vote of members, including the election of directors of Pioneer Federal, proposed amendments to Pioneer Federal’s charter, and the vote on the plan of conversion. Upon completion of the stock offering and conversion, Pioneer Federal will cease to have members and former members will no longer have voting rights in Pioneer Federal. Upon completion of the stock offering and conversion, all voting rights in Pioneer Federal will be vested in PSB Financial as the sole stockholder of Pioneer State Bank. The stockholders of PSB Financial will possess exclusive voting rights with respect to PSB Financial common stock.
Tax Effects.   We have received opinions of our counsel and our tax advisors with regard to the federal and state income tax consequences of the stock offering and conversion to the effect that the conversion will not be a fully taxable transaction for federal or Montana income tax purposes to Pioneer Federal or its members. See “— Material Income Tax Consequences.”
Effect on Liquidation Rights.   Each member of Pioneer Federal has both a deposit account in Pioneer Federal and a pro rata ownership interest in the net worth of Pioneer Federal based upon the deposit balance in the member’s account. This ownership interest is tied to the member’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Pioneer Federal or Pioneer State Bank, as the case might be. Any member who opens a deposit account obtains a pro rata ownership interest in Pioneer Federal without any additional payment beyond the amount of the deposit. A member who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Pioneer Federal (or Pioneer State Bank, as the case might be), which is lost to the extent that the balance in the account is reduced or closed.
Consequently, members of a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the institution (or, potentially, a successor institution) is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Pioneer Federal (or Pioneer State Bank, as the case might be) after other claims, including claims of depositors to the amounts of their deposits, are paid.
In the unlikely event that Pioneer State Bank were to liquidate after the stock offering and conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of a “liquidation account” to depositors as of June 30, 2024 and [     ], 2025 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to PSB Financial as the sole owner of Pioneer Federal’s capital stock. A post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation under applicable law and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “— Liquidation Rights.”
Determination of Share Price and Number of Shares to be Issued
The plan of conversion and applicable federal regulations require that the aggregate purchase price of the common stock sold in the stock offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Feldman Financial, an independent appraisal firm, to prepare an independent valuation appraisal. For its services, Feldman Financial will receive a fee of $40,000 in preparing the initial valuation and $7,500 for each updated valuation. Feldman Financial will be reimbursed for its expenses up to $5,000.
We are not affiliated with Feldman Financial, and neither we nor Feldman Financial has an economic interest in or is held in common with the other. Feldman Financial represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway Feldman Financial from serving in the role of our independent appraiser.
We have agreed to indemnify Feldman Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.
The independent valuation appraisal considered the pro forma effect of the stock offering and conversion. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. Feldman Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. Feldman Financial did not consider a pro forma price-to-assets approach to be meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like Pioneer Federal, which has equity in excess of regulatory capital requirements and positive reported and core earnings.
The independent valuation was prepared by Feldman Financial in reliance upon the information contained in this prospectus, including our financial statements. Feldman Financial also considered the following factors, among others:

•
the operating results and financial condition of Pioneer Federal and the projected operating results and financial condition of PSB Financial;

•
the economic and demographic conditions in Pioneer Federal’s existing market area;

•
certain historical, financial and other information relating to Pioneer Federal;

•
a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•
the impact of the stock offering and conversion on PSB Financial’s stockholders’ equity and earnings potential;

•
the proposed dividend policy of PSB Financial; and

•
the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that Feldman Financial considered comparable to us under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of 10 peer group companies are selected from the universe of all publicly traded savings institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). Because of the initial and continuing listing standards of Nasdaq and the New York Stock Exchange, including public float and round lot holders requirements, as well as the fact that many of the smaller converted thrifts ultimately de-list their shares from Nasdaq and/or are acquired by larger companies, each of the peer group companies has a comparatively larger asset size than Pioneer Federal. The peer group companies selected also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully converted form for at least one year. In addition, the peer group companies were limited to the following selection criteria: (i) total assets of less than $1.0 billion and (ii) tangible equity-to-assets ratios of greater than 7.0%. In selecting the peer group, Feldman Financial considered certain key criteria such as asset size, stock exchange listing, capital level, profitability and other financial characteristics, operating strategy, and market area. Because of the regulatory appraisal guidelines and the limited number of publicly traded savings institutions and thrift holding companies, the selection process by Feldman Financial resulted in each of the peer group companies having total assets greater than Pioneer Federal’s asset size. The peer group also exhibited moderately higher profitability levels than Pioneer Federal. Feldman Financial believed that the peer group’s similar operating fundamentals and business strategies with regard to Pioneer Federal provided for a meaningful basis of comparison for valuation pricing purposes.
Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 3.16%, and purchases in the open market of 4.0% of the number of shares of common stock sold in the stock offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.
In applying each of the valuation methods, Feldman Financial considered adjustments to the pro forma market value based on a comparison of PSB Financial with the peer group. Feldman Financial made downward adjustments for earnings growth and viability, liquidity of the stock issue, and marketing of the stock issue. The downward adjustment for earnings growth and viability was prompted by Pioneer Federal’s lower return on average assets and less favorable efficiency ratio as compared to the overall peer group companies. The downward adjustment for the liquidity of the issue took into consideration the lower number of shares to be outstanding and the lower market capitalization expected in comparison to the peer group companies. The downward adjustment for marketing of the issue was based on the risk and uncertainty related to a new offering, in the current environment of market volatility. Feldman Financial made no adjustments for financial condition, market area, management, dividend policy, and subscription interest.
On the basis of the foregoing, Feldman Financial’s independent valuation states that as of September 2, 2025, the estimated pro forma market value of PSB Financial was $12.0 million. Based on applicable federal regulations, this market value forms the midpoint of a range with a minimum of $10.2 million and a maximum of $13.8 million. Our Board of Directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered for sale in the stock offering equals the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range is 1,020,000 shares, the midpoint of the offering range is 1,200,000 shares and the maximum of the offering range is 1,380,000 shares, or 1,587,700 shares if the maximum amount is increased by 15% because of demand for shares or changes in market conditions.
The following table presents a summary of selected pricing ratios for the peer group companies and for PSB Financial (on a pro forma basis) utilized by Feldman Financial in its independent appraisal. These ratios are based on PSB Financial’s book value, tangible book value and core earnings at and for the 12 months ended June 30, 2025. The peer group ratios are based on financial data as of June 30, 2025 and stock prices as of September 2, 2025. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 165.8% on a price-to-core earnings basis and a discount of 47.9% on a price-to-tangible book value basis.
	Price-to-core earnings multiple(1)	Price-to-book value ratio	Price-to-tangible book value ratio
PSB Financial (pro forma basis, assuming completion of the stock offering and conversion):
Adjusted Maximum	55.56x	52.22%	52.22%
Maximum	50.00x	48.31%	48.31%
Midpoint	45.45x	44.46%	44.46%
Minimum	40.00x	40.14%	40.14%
Valuation of peer group companies, all of which are fully converted (historical basis):
Average	17.10x	82.30%	85.37%
Median	16.44x	83.67%	84.84%

(1)
Price-to-earnings multiples calculated by Feldman Financial for the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different from those presented in “Pro Forma Data.”

(2)
Pro forma pricing ratios for PSB Financial calculated by Feldman Financial for the independent appraisal are based on pro forma financial data at and for the 12 months ended June 30, 2025. These ratios are different from those presented in “Pro Forma Data.”

The following table presents information regarding the peer group companies utilized by Feldman Financial in its independent appraisal.
Company Name	Ticker Symbol	Headquarters	Total Assets as of June 30, 2025 (in millions)
Affinity Bancshares, Inc.	AFBI	Covington, GA	$933.8
BV Financial, Inc.	BVFL	Baltimore, MD	908.3
Catalyst Bancorp, Inc.	CLST	Opelousas, LA	273.8
Central Plains Bancshares, Inc.	CPBI	Grand Island, NE	500.9
Fifth District Bancorp, Inc.	FDSB	New Orleans, LA	539.8
First Seacoast Bancorp, Inc.	FSEA	Dover, NH	604.8
Home Federal Bancorp Inc. of Louisiana	HFBL	Shreveport, LA	609.5
Magyar Bancorp. Inc.	MGYR	New Brunswick, NJ	987.5
NSTS Bancorp. Inc.	NSTS	Waukegan, IL	276.0
Texas Community Bancshares. Inc.	TCBS	Mineola, TX	444.1

Our Board of Directors reviewed the independent valuation and, in particular, considered the following:
•
our financial condition and results of operations;

•
a comparison of our financial performance ratios to those of other financial institutions of similar size; and

•
market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our Board of Directors also reviewed the methodology and the assumptions used by Feldman Financial in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the MDOB and the FDIC, if required, as a result of subsequent developments in our financial condition or market conditions generally. If the independent valuation is updated to amend our pro forma market value to less than $10.2 million or more than $15.87 million, the updated appraisal will be filed with the SEC by means of a post-effective amendment to our registration statement.
The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Feldman Financial did not independently verify our financial statements and other information that we provided to them, nor did Feldman Financial independently value our assets or liabilities. The independent valuation considers Pioneer Federal as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the stock offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.
Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $15.87 million, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 1,587,000 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not increase the offering range above this level or decrease the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “— Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the stock offering.
If the update to the independent valuation at the conclusion of the stock offering results in an increase in the maximum of the valuation range to more than $15.87 million, and a corresponding increase in the offering range to more than 1,587,000 shares, or a decrease in the minimum of the valuation range to less than $10.2 million and a corresponding decrease in the offering range to less than 1,020,000 shares, then we will promptly return, with interest at a rate of 0.77% per annum, all funds received in the stock offering and cancel deposit account withdrawal authorizations. After consulting with the MDOB and the FDIC, we may terminate the plan of conversion. Alternatively, we may establish a new offering range and commence a resolicitation of subscribers or take other actions as permitted by the MDOB and the FDIC in order to complete the stock offering and conversion. If we conduct a resolicitation, we will notify subscribers of their rights to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest at a rate of 0.77% per annum, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the MDOB and the FDIC, for periods of up to 90 days.
An increase in the number of shares to be issued in the stock offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the stock offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”
A copy of Feldman Financial’s independent valuation appraisal report is available for inspection at our offices, as specified under “Where You Can Find Additional information.”

Subscription Offering and Subscription Rights
According to the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the descending order of priority disclosed below. The filling of all valid subscriptions we receive will depend on the availability of common stock after satisfaction of all valid subscriptions of all persons having prior rights in the subscription offering and to the minimum, maximum and overall purchase limitations set forth in the plan of conversion and as described below under “— Limitations on Common Stock Purchases.”
Priority 1: Eligible Account Holders.   Each member with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on June 30, 2024 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 30,000 shares ($300,000) of our common stock, 0.10% of the total number of shares of common stock issued in the stock offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations. See “— Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, if an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.
To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at the close of business on June 30, 2024. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or senior officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent of such portion of their subscription rights attributable to their increased deposits during the year preceding June 30, 2024.
Priority 2: Tax-Qualified Plan.   The Pioneer State Bank ESOP, which we are establishing in connection with the conversion, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the number of shares of common stock sold in the stock offering. Our ESOP intends to purchase up to 8% of the total number of shares of common stock sold in the stock offering. Alternatively, subject to market conditions and receipt of regulatory approval, the ESOP may instead elect to purchase shares of common stock in the open market following the completion of the stock offering to fill all or a portion of the ESOP’s intended subscription.
Priority 3: Supplemental Eligible Account Holders.   To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each member with a Qualifying Deposit at the close of business on June 30, 2024 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 30,000 shares ($300,000) of common stock 0.10% of the total number of shares of common stock issued in the stock offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “— Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.
To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at the close of business on [           ], 2025. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed.
Priority 4: Other Members.   To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our ESOP, and Supplemental Eligible Account Holders, each member as of the close of business on the voting record date of June 30, 2024, who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 30,000 shares ($300,000) of common stock or 0.10% of the total number of shares of common stock issued in the stock offering, subject to the overall purchase limitations. See “— Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.
To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at the close of business on June 30, 2024. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all accounts had been disclosed.
Expiration Date.   The subscription offering will expire at 12:00 noon, Mountain time, on [           ], 2025, unless extended by us for up to 45 days or such additional periods of up to 90 days with the approval of the MDOB and FDIC, if necessary. Subscription rights will expire whether or not each person eligible to subscribe in the subscription offering can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised before the expiration date will become void.
We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received valid purchase orders for at least 1,020,000 shares within 45 days after the [           ], 2026 expiration date, and the MDOB and the FDIC have not consented to an extension, the stock offering will be terminated and all funds delivered to purchase shares of common stock in the stock offering will be returned promptly to the subscribers with interest at a rate of 0.77% per annum, and all deposit account withdrawal authorizations will be cancelled. If an extension beyond [           ], 2026 is granted by the MDOB and the FDIC, we will resolicit subscribers as described under “— Procedure for Purchasing Shares in the Subscription Offering and any Community Offering — Expiration Date.”
Community Offering
To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our ESOP, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to the public in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in Beaverhead and Powell Counties in Montana.
Subscribers in any community offering may purchase up to 30,000 shares ($300,000) of common stock, subject to the overall purchase limitations. See “— Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in any community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the stock offering.
If we do not have sufficient shares of common stock available to fill the orders of natural persons (and trusts of natural persons) residing in Beaverhead and Powell Counties in Montana, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among such persons whose orders remain unsatisfied on an equal number of shares basis per order. If, instead, we do not have sufficient shares of common stock available to fill the orders of other members of the public, we will allocate the available shares among those persons in the manner described above for persons residing in Beaverhead and Powell Counties in Montana, in connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the stock offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.
The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within Beaverhead and Powell Counties in Montana, has a present intent to remain there for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence there, together with an indication that this presence within Beaverhead and Powell Counties in Montana is something other than merely transitory in nature. We may use our deposit or loan records or other evidence provided to us to decide whether a person is a resident of Beaverhead and Powell Counties in Montana. In all cases, however, the determination shall be in our sole discretion.
Expiration Date.   The community offering, if any, may begin at the same time as, during or after the subscription offering. We will not execute stock orders until we have received orders to purchase at least the minimum number of shares of common stock. The community offering, if any, is expected to conclude at 12:00 noon, Mountain time, on [           ], 2025 but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the community offering, if any, for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [           ], 2025. If an extension beyond [           ], 2025 is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond [           ], 2027, which is two years after the date of the special meeting of members.
Syndicated Community Offering
Our Board of Directors may decide to offer for sale shares of common stock not subscribed for in the subscription and community offerings in a syndicated community offering in a manner that will achieve a widespread distribution of our shares of common stock to the general public. If a syndicated community offering is held, KBW will serve as sole book running manager and will assist us in selling our common stock on a best-efforts basis. In such capacity, KBW may form a syndicate of other broker-dealers who are FINRA member firms. Neither KBW nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in any syndicated community offering.
In any syndicated community offering, any person may purchase up to 30,000 shares ($300,000) of common stock, subject to the overall purchase limitations. See “— Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the MDOB and the FDIC permit otherwise, accepted orders for our common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the stock offering. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated. Unless the syndicated community offering begins during the subscription offering or the community offering, the syndicated community offering will begin as soon as possible after the expiration of the subscription and community offerings. The syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering.

The syndicated community offering will be conducted according to certain SEC rules applicable to best efforts “min/max” offerings. Orders in the syndicated community offering will be submitted in substantially the same manner as utilized in the subscription and community offerings. Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, Pioneer Federal deposit account withdrawal authorizations or wire transfers). Personal checks will not be accepted. If the closing of the stock offering does not occur, either as a result of not confirming receipt of at least $10.2 million in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the stock offering, the funds will be promptly returned with interest at a rate of 0.77% per annum.
The closing of the syndicated community offering, which will be simultaneous with the closing of the subscription and community offerings, is subject to conditions set forth in an agency agreement among Pioneer Federal and PSB Financial, on one hand, and KBW, on the other hand.
Expiration Date.   The syndicated community offering may begin concurrently with, during or after the subscription offering, and may terminate at the same time as the subscription offering, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. If held, the syndicated community offering is expected to conclude at 12:00 noon, Mountain time, on [           ], 2026 but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the syndicated community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [           ], 2026. If an extension beyond [           ], 2026 is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the syndicated community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond [           ], 2027, which is two years after the date of the special meeting of members.
If for any reason we cannot conduct a syndicated community offering of shares of common stock, or if we are unable to find purchasers from the general public to reach the minimum of the offering range, we will try to make other arrangements for the sale of unsubscribed shares, including an underwritten public offering, if possible. The MDOB, the FDIC and FINRA must approve any such arrangements.
Limitations on Common Stock Purchases
The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the stock offering:
•
No person or entity, together with any associate or group of persons acting in concert, may purchase more than the lesser of 60,000 shares ($600,000) or 5% of common stock in all categories of the stock offering combined, except that our ESOP may purchase in the aggregate up to 10% of the number of shares of common stock sold in the stock offering (including shares issued in the event of an increase in the offering range of up to 15%);

•
The maximum number of shares of common stock that may be purchased in all categories of the stock offering by our senior officers and directors and their associates, in the aggregate, may not exceed 33% of the shares sold in the stock offering; and

•
The minimum purchase by each person purchasing shares in the stock offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, with the receipt of any required approvals of the MDOB and the FDIC, we may increase the individual or aggregate purchase limitations to an amount generally not to exceed 5.0% of the common stock sold in the stock offering. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of common stock and who indicated a desire on their stock order form to be resolicited, will be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation will be to increase the number of shares of common stock owned by subscribers who choose to increase their subscriptions. If a purchase limitation is increased to 5.0% of the stock sold in the stock offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the stock offering do not exceed in the aggregate 10.0% of the number of shares of common stock sold in the stock offering. Any such requests to purchase additional shares of common stock in the event that a purchase limitation is so increased will be determined by our Board of Directors in its sole discretion.
In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the stock offering, shares will be allocated in the following order of priority according to the plan of conversion:
(i)
to fill our ESOP’S subscription for up to 10% of the number of shares of common stock sold in the stock offering;

(ii)
if there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)
to fill unfulfilled subscriptions in the community offering, with preference given to natural persons (and trusts of natural persons) residing in Beaverhead and Powell Counties in Montana.

The term “associate” of a person means:
(1)
any corporation or organization, other than Pioneer Federal, PSB Financial or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% or greater beneficial stockholder;

(2)
any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)
any blood or marriage relative of the person, who either resides with the person or who is a director or officer of Pioneer Federal or PSB Financial.

The term “acting in concert” means:
(1)
knowing participation in a joint activity or parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)
a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement, or other arrangement, whether written or otherwise.

In general, a person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. Persons having the same address or exercising subscription rights through qualifying accounts registered to the same address generally will be assumed to be associates of and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.
Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. Shares of common stock purchased in the stock offering will be freely transferable except for shares purchased by our senior officers and directors and except as described below. Any purchases made by any associate of Pioneer Federal or PSB Financial for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the stock offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of FINRA, members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased according to subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “— Restrictions on Transfer of Subscription Rights and Shares,” “— Other Restrictions” and “Restrictions on Acquisition of PSB Financial.”
Plan of Distribution; Selling Agent and Underwriter Compensation
Subscription and Community Offerings.   To assist in the marketing of our shares of common stock in the subscription offering and any community offering, we have retained KBW, a broker-dealer registered with FINRA. KBW will assist us on a best-efforts basis in the subscription offering and any community offering by:
•
advising us on the financial and securities market implications of the stock offering and conversion and the plan of conversion;

•
assisting us in structuring and marketing the stock offering;

•
reviewing all offering documents, including the prospectus, stock order forms and marketing materials (it being understood that the preparation and filing of any and all such documents will be our responsibility and that of our counsel);

•
assisting us in scheduling and preparing meetings with potential investors and broker-dealers, if necessary;

•
assisting us in analyzing proposals from outside vendors in connection with the stock offering, as needed;

•
assisting us in the drafting of press releases as required or appropriate in connection with the stock offering;

•
meeting with our Board of Directors and/or our management to discuss any of the above services; and

•
providing such other financial advisory and investment banking services as may be reasonably necessary to promote the successful completion of the stock offering.

For these services, KBW has received a non-refundable management fee of $35,000 and will receive at the closing of the stock offering a success fee equal to 1.0% of the gross proceeds of the subscription offering and 1.5% of the gross proceeds of any community offering, subject to a minimum fee of $300,000. The non-refundable management fee will be credited against the success fee. In addition, if KBW is required or requested to provide significant services as a result of a resolicitation of subscribers, it will be entitled to additional compensation for such services, not to exceed $30,000.
Syndicated Community Offering.   If shares of common stock are sold in a syndicated community offering, we will pay a fee of up to 6.0% of the aggregate dollar amount of common stock sold in the syndicated community offering to KBW and any other broker-dealers participating in the syndicated community offering.
Expenses.   KBW will also be reimbursed for reasonable out-of-pocket expenses, not to exceed $30,000, and fees and expenses of its legal counsel not to exceed $120,000. These expenses may be increased by additional amounts not to exceed $10,000 and $25,000, respectively, if unusual circumstances arise or a delay or resolicitation occurs, including a delay in the stock offering that would require an update to the financial information included in this prospectus. In no event shall out-of-pocket expenses, including fees and expenses of legal counsel, exceed $175,000. If the plan of conversion is terminated or if KBW’s engagement is terminated in accordance with the provisions of the agency agreement, KBW will receive reimbursement of its reasonable out-of-pocket expenses. KBW shall have earned in full, and be entitled to be paid in full, all fees then due and payable at such date of termination. We have separately agreed to pay KBW fees and expenses for serving as records management agent, as described below.
Records Management
We have also engaged KBW to serve as conversion and records management agent in connection with the stock offering and conversion. In its role as conversion and records management agent, KBW will assist us in the stock offering by:

•
reviewing our deposit accounts and creating a master file of Pioneer Federal’s members (i.e., depositors) as of the key record dates;

•
assisting us in designing and preparing proxy forms and stock order forms;

•
tabulating proxies from members of Pioneer Federal;

•
acting as or supporting the inspector of election at Pioneer Federal’s special meeting of members;

•
operating and managing the Stock Information Center; and

•
processing stock order forms.

KBW will receive fees of $35,000 for these services, of which $17,500 has been paid as of the date of this prospectus. The remaining balance will be paid upon the closing of the stock offering and conversion. These fees can be increased by up to $12,000 if there are material changes in regulations or the plan of conversion, or there are delays requiring duplicate or replacement processing due to changes in key record dates. KBW will also be reimbursed for its reasonable out-of-pocket expenses not to exceed $10,000.
Indemnity
We have agreed to indemnify KBW against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the stock offering materials for the common stock, including liabilities under the Securities Act, as well as certain other claims and litigation arising out of KBW’s engagement with respect to the stock offering and conversion.
Solicitation of Officers by Our Officer and Directors
Some of our directors and our executive officer may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Pioneer State Bank may assist in the stock offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to Mr. Willett or registered representatives of KBW. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the stock offering.
Prospectus Delivery
To ensure that each purchaser in the subscription offering and any community offering receives a prospectus at least 48 hours before the expiration of the stock offering according to Rule 15c2-8 of the Exchange Act, we may not mail a prospectus any later than five days before the expiration date or hand deliver a prospectus any later than two days before that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus according to Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.
In any syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by KBW or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.
Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by KBW or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.
Procedure for Purchasing Shares in the Subscription Offering and any Community Offering
Expiration Date.   The subscription offering and any community offering will expire at 12:00 noon, Mountain time, on [           ], 2025, unless we extend one or both for up to 45 days, with the approval of the MDOB and the FDIC, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the stock offering. Any extension of the subscription offering and/or any community offering beyond [           ], 2026 would require the approval of the MDOB and the FDIC. If the stock offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.77% per annum, or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.77% per annum, for funds received in the subscription offering and any community offering. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.
We reserve the right in our sole discretion to terminate the stock offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.77% per annum, from the date of receipt as described above.
Use of Order Forms in the Subscription and Community Offerings.   To purchase shares of common stock in the subscription and community offerings, you must properly complete and sign an original stock order form and remit full payment. We will not accept orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) on or before 12:00 noon, Mountain time, on [           ], 2025. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form. You may hand-deliver your stock order form to Pioneer Federal’s offices located at 202 North Main St., Deer Lodge, Montana and 32 N Washington St., Dillon Montana. Do not mail stock order forms to Pioneer Federal.
Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the stock offering. If you are ordering shares in the stock offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the stock offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.
By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Pioneer Federal, Pioneer State Bank, PSB Financial, the FDIC Corporation or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act or the Exchange Act.

Payment for Shares.   Payment for all shares of common stock must accompany all completed original order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:
(i)   personal check, bank check or money order, made payable directly to PSB Financial, Inc.;
(ii)
authorizing us to withdraw available funds (without any early withdrawal penalty) from your Pioneer Federal deposit account(s), other than checking accounts, or individual retirements accounts (IRAs). To use funds from a checking account, submit a check; or

(iii)   cash.
Cash will only be accepted at Pioneer State Bank’s main office located at 202 North Main St., Deer Lodge, Montana and 32 N. Washington St., Dillon, Montana and it will be converted to a bank check. Please do not remit cash by mail.
Appropriate means for designating withdrawals from deposit account(s) at Pioneer Federal are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the member. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the stock offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current statement savings rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Pioneer Federal and will earn interest at 0.77% per annum from the date payment is processed until the stock offering is completed or terminated.
You may not remit any type of third-party checks (including those payable to you and endorsed over to PSB Financial) or a Pioneer Federal line of credit check. You may not designate on your stock order form direct withdrawal from a retirement account at Pioneer Federal. See “— Using, Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from Pioneer Federal deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). If permitted by the MDOB and the FDIC, if we resolicit persons who subscribed for the maximum purchase amount, as described above in “— Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not otherwise be accepted, except as described below.
Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the stock offering is not completed by [           ], 2025. If the subscription offering and any community offering are extended past [           ], 2026, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds. with interest at 0.77% per annum, or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.
Applicable federal regulations prohibit Pioneer Federal from lending funds or extending credit to any persons to purchase shares of common stock in the stock offering.
We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our ESOP purchases shares in the stock offering, it will not be required to pay for such shares until completion of the stock offering, provided that there is a loan commitment from an unrelated financial institution or PSB Financial to lend to the ESOP the necessary amount to fund the purchase.
Using Individual Retirement Account Funds.   If you are interested in using funds in your IRA at Pioneer Federal or other retirement account to purchase shares of common stock in the stock offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, Pioneer Federal’s IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in an IRA held at Pioneer Federal, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. You may select the custodian of your choice. You may, but are under no obligation to, select KBW or one of its affiliated broker dealers, Stifel, Nicolaus & Company, Incorporated or Century Securities Associates, as your IRA custodian. If you do purchase shares of PSB Financial common stock using funds from a KBW, Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates IRA, you acknowledge that KBW, Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates, as applicable, did not recommend or give you advice regarding such purchase. Other than the standard account fees and compensation associated with all IRAs, KBW, Stifel, Nicolaus & Company, incorporated, or Century Securities Associates do not receive additional fees or compensation as a result of the purchase of PSB Financial common stock through a KBW, Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates IRA, or other retirement account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Pioneer Federal or elsewhere, to purchase shares of common stock should contact the Stock Information Center for guidance as soon as possible, preferably at least two weeks before the [           ], 2025 offering deadline. Processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.
Delivery of Shares of Common Stock.   All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A book entry statement reflecting ownership of shares of common stock issued in the subscription offering and any community offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the stock offering and conversion. We expect trading in the stock to begin on the day of completion of the stock offering and conversion or the next business day. You may not be able to sell the shares of common stock that you purchased until a statement reflecting your ownership of shares of common stock is available and delivered to you, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.
Other Restrictions.   Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:
(i)
a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state:

(ii)
the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)
such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares
Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription rights category than you do. Taking this action may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the stock offering.
We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.
Stock Information Center
Our banking office personnel may not, by law, assist with investment-related questions about the stock offering. If you have questions regarding the conversion or stock offering, call our Stock Information Center at [      ] (toll-free). The Stock Information Center is open Monday through Friday, between 9:00 a.m. and 3:00 p.m., Mountain time, excluding bank holidays.
Liquidation Rights
The plan of conversion provides for the establishment, upon the completion of the stock offering and conversion, of a “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Pioneer Federal as of the date of its latest balance sheet contained in this prospectus.
In the unlikely event of a complete liquidation of Pioneer Federal before the completion of the stock offering and conversion, all claims of creditors of Pioneer Federal, including those of its members (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Pioneer Federal remaining, members of Pioneer Federal would receive those remaining assets, pro rata, based upon the deposit balances in their deposit accounts in Pioneer Federal immediately before liquidation.
In the unlikely event that Pioneer State Bank were to liquidate after the stock offering and conversion (and conversion-related transactions), all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to PSB Financial in its capacity as the sole holder of Pioneer State Bank capital stock. According to applicable federal rules and regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution. Given this treatment, the “liquidation account” formed as part of this transaction will be assumed by Pioneer State Bank and maintained for the benefit of certain depositors post-conversion and post-merger in accordance with applicable federal rules and regulations.
The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Pioneer State Bank after the stock offering and conversion with a liquidation interest in the unlikely event of the complete liquidation of Pioneer State Bank after the stock offering and conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Pioneer State Bank, would be entitled, on a complete liquidation of Pioneer State Bank after the stock offering and conversion, to an interest in the liquidation account before any payment to the stockholders of PSB Financial. Each Eligible

Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Pioneer Federal as of the close of business on June 30, 2024. Each Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account as of the close of business on June 30, 2024 bears to the balance of all such deposit accounts in Pioneer Federal on such date. Each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Pioneer Federal as of the close of business on June 30, 2024. Each Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account as of the close of business on June 30, 2024 bears to the balance of all such deposit accounts in Pioneer Federal on such date.
If, however, on any December 31 annual closing date commencing on or after the effective date of the stock offering and conversion, the amount in any such deposit account is less than the amount in the deposit account as of the close of business on June 30, 2024 or [     ], 2025, respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to PSB Financial in its capacity as the sole stockholder of Pioneer Federal.
Material Income Tax Consequences
Consummation of the merger and stock offering is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the merger and stock offering will not be a fully taxable transaction to Pioneer Federal, PSB Financial, Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members. Opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Pioneer Federal or PSB Financial would prevail in a judicial or administrative proceeding.
Pioneer Federal and PSB Financial have received an opinion from its counsel, Godfrey & Kahn, S.C., regarding the material federal income tax consequences of the merger and stock offering, which includes the following:
1.   The change in the form of operation of Pioneer Federal from a mutual savings and loan association to a stock form of incorporation in the form of Pioneer State Bank pursuant to the merger will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized to either Pioneer Federal or Pioneer State Bank as a result of the merger.
2.   The assets of Pioneer Federal will have the same basis and holding period in the hands of Pioneer State Bank as in the hands of Pioneer Federal immediately before the merger.
3.   Gain or loss, if any, will be realized by Eligible Account Holders and Supplemental Account Holders, if any, upon the issuance to them of deposit accounts in Pioneer State Bank, the interest in the liquidation account of Pioneer State Bank, and the non-transferrable subscription rights to purchase stock of PSB Financial. Any such gain will be recognized by such account holders, but only in an amount not in excess of the fair market value, if any, of the non-transferrable subscription rights received.
4.   The basis of the account holders’ deposit accounts in Pioneer State Bank will be the same as the basis of their deposit accounts in Pioneer Federal. The basis of each account holder’s interest in the liquidation account of Pioneer State Bank will be equal to the fair market value thereof, if any.

5.   The basis of the PSB Financial stock to its shareholders will be the purchase price thereof, plus in the case of stock acquired pursuant to subscription rights, the basis, if any, in the subscription rights. The holding period of the PSB Financial common stock purchased pursuant to the exercise of non-transferable subscription rights will commence on the date on which the right to acquire such stock was exercised.
6.   Pioneer State Bank will not recognize any gain or loss upon the receipt of money from PSB Financial in exchange for shares of common stock of Pioneer State Bank.
7.   No gain or loss will be recognized by PSB Financial on the receipt of money in exchange for shares of PSB Financial common stock sold in the stock offering.
In the view of Feldman Financial (which is acting as independent appraiser of the value of the shares of PSB Financial common stock), the subscription rights do not have any value. Feldman Financial’s view is not binding on the Internal Revenue Service. As described above, if the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in an amount equal to their value, and a taxable gain with respect to the distribution could be realized within the consolidated group of PSB Financial that includes Pioneer Federal. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.
The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable subscription rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service, and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Pioneer Federal, its members, PSB Financial, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of such disagreement, there can be no assurance that Pioneer Federal or PSB Financial would prevail in a judicial or administrative proceeding.
The federal income tax opinion has been filed with the SEC as an exhibit to PSB Financial’s registration statement. An opinion regarding the Montana income tax consequences consistent with the federal income tax opinion has been issued by Wipfli LLP.
Restrictions on Purchase or Transfer of Our Shares after the Stock Offering and Conversion
The shares of common stock being acquired by the directors and executive officer of Pioneer State Bank, and their associates, are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the stock offering by a director or executive officer of PSB Financial or Pioneer State Bank generally may not be sold for a period of one year following the closing of the stock offering and conversion, except in the event of the death of the director or executive officer. Each statement of ownership or certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officer of PSB Financial also will be restricted by the insider trading rules under the Exchange Act.
Purchases of shares of our common stock by any of our directors, executive officer and their associates, during the three-year period following the closing of the stock offering and conversion, may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the MDOB and the FDIC. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

MDOB and FDIC regulations prohibit PSB Financial from repurchasing its shares of common stock during the first year following the stock offering and conversion, unless compelling business reasons exist to do so or to fund management recognition plans that have been ratified by stockholders (with MDOB and FDIC approval) or tax-qualified employee stock benefit plans.

RESTRICTIONS ON ACQUISITION OF PSB FINANCIAL
Although the Board of Directors of PSB Financial is not aware of any effort that might be made to obtain control of PSB Financial after the stock offering and conversion, the Board of Directors believes that it is appropriate to include certain provisions in PSB Financial’s articles of incorporation and bylaws to protect the interests of PSB Financial and its stockholders from takeovers that our Board of Directors might conclude are not in the best interests of Pioneer State Bank, PSB Financial or its stockholders.
The following discussion is a general summary of the material provisions of PSB Financial’s articles of incorporation and bylaws, Pioneer State Bank’s state stock charter and bylaws, Maryland corporation law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in PSB Financial’s articles of incorporation and bylaws and Pioneer State Bank’s state stock charter and bylaws, is qualified in each case by the specific text of the document in question. Each of these documents is part of Pioneer State Bank’s application for merger filed with the FDIC, and except for Pioneer State Bank’s state stock charter and bylaws, PSB Financial’s registration statement filed with the SEC. See “Where You Can Find Additional Information.”
PSB Financial’s Articles of Incorporation and Bylaws
PSB Financial’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of PSB Financial more difficult.
Directors.   The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Therefore, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for Board members, including:
•
a prohibition on service as a director by a person who is a director, officer or a 10% stockholder of a competitor of Pioneer State Bank;

•
a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (iii) against whom a financial or securities regulatory agency has, within the past ten years, issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

•
a prohibition on service as a director by a person who is party to any agreement or understanding that (i) provides such person with material benefits that are contingent upon PSB Financial entering into a merger or similar transaction in which it is not the surviving entity, (ii) materially limits such person’s voting discretion with respect to PSB Financial’s strategic direction, or (iii) materially impairs such person’s ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of PSB Financial;

•
a requirement that any person proposed to serve as a director (other than the initial directors and other than directors who are also officers of PSB Financial or Pioneer State Bank) has maintained his or her principal residence for a period of at least one year immediately before his or her nomination or appointment to the Board of Directors within the state of Montana (unless otherwise approved by a vote of two-thirds of the Board);

•
a prohibition on service as a director by a person who is 75 years of age or older (other than the initial directors and other person serving as a director of Pioneer Federal immediately prior to its conversion to Pioneer State Bank); and

•
a prohibition on service as a director by a person who has lost more than one election for service as a director of PSB Financial.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations and are in addition to any requirements under the federal securities laws.
Restrictions on Calling Special Meetings.   The bylaws provide that special meetings of stockholders can be called by only the President, the Chief Executive Officer or the Chairperson of the Board of Directors, a majority of the total number of directors that PSB Financial would have if there were no vacancies on the Board of Directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.
Prohibition of Cumulative Voting.   The articles of incorporation prohibit cumulative voting for the election of directors.
Limitation of Voting Rights.   The bylaws provide that the default provisions of the Control Share Acquisition Act (the “Control Act”), Title 3, Subtitle 7 of the Maryland General Corporate Law, do not apply. This opt-out means that an “acquiring person” of “control shares” (both as defined in the Control Act) is entitled to vote their entire ownership interest in any shares owned or controlled by them. This provision may be repealed by a majority of the total number of directors that PSB Financial would have if there were no vacancies on the Board of Directors and may, by any successor bylaw, apply to prior or subsequent Control Share Acquisition (as defined in the Control Act), which would limit the voting rights associated with any such control shares.
Restrictions on Removing Directors from Office.   The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.
Stockholder Nominations and Proposals.   The bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to PSB Financial at least 90 days before and not earlier than 100 days before the anniversary date of the previous year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days from the anniversary date of the preceding year’s annual meeting then stockholders must submit written notice to PSB Financial no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than 10 days following the earlier of the day on which public disclosure of the date of the meeting is first made or the day notice of the meeting was mailed to stockholders.
Authorized but Unissued Shares.   After the stock offering and conversion, PSB Financial will have authorized but unissued shares of common and preferred stock. The articles of incorporation authorize 500,000 shares of serial preferred stock. PSB Financial is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares, in addition, the articles of incorporation provide that a majority of the total number of directors that PSB Financial would have if there were no vacancies on the Board of Directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that PSB Financial has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of PSB Financial that the Board of Directors does not approve, it would be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of PSB Financial. The Board of Directors has no present plan or understanding to issue any preferred stock.
Amendments to Articles of Incorporation and Bylaws.   In addition to as provided under “Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the Board of Directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, the Board of Directors may amend or repeal any provision of the articles of incorporation or bylaws without shareholder consent unless required by Maryland General Corporation Law; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:
(i)   ability of the majority of Board of Directors to amend and repeal the bylaws;
(ii)
the authority of the Board of Directors to provide for the issuance of preferred stock;

(iii)   the provision regarding no preemptive rights of the stockholders;
(iv)
the provisions regarding directors’ power, number of directors, cumulative voting, board vacancies, removal of directors;

(v)
the number of stockholders constituting a quorum or required for stockholder consent;

(vi)
the provision regarding stockholder proposals and nominations;

(vii)
the indemnification of current and former directors and officers, as well as employees and other agents, by PSB Financial;

(viii)
the provision regarding selection of forum;

(ix)
the limitation of liability of officers and directors to PSB Financial for money damages; and

(x)
the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation set forth in (i) through (ix) of this list and the provisions related to amendment of the articles of incorporation.

Maryland Corporate Law
Under Maryland law, “business combinations” between a Maryland corporation and an “interested stockholder” or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board of Directors.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least: (i) of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
Pioneer State Bank’s Stock Charter
Following the conversion, the articles of incorporation of Pioneer State Bank will provide that for a period of five years from the closing of the stock offering and conversion, no person (including a group acting in concert) other than PSB Financial may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Pioneer State Bank. This provision does not apply to any tax-qualified employee benefit plan of Pioneer State Bank or PSB Financial, or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Pioneer State Bank or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Pioneer State Bank. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.
Conversion Regulations
Federal regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person before completion of its conversion. Further, without the FDIC’s prior written approval, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. Federal regulations have defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.
Change in Control Regulations
Under the Change in Bank Control Act, a federal statute, no person may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Federal Reserve Board regulations provide that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve Board.
Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing 25% or more of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.
Acquisition of 10% or more of any class of a bank holding company’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under Federal Reserve Board regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Federal Reserve Board, before the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a bank holding company’s stock who do not intend to participate in or seek to exercise control over a bank holding company’s management or policies may qualify for a safe harbor by filing with the Federal Reserve Board a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Federal Reserve Board, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”
The Federal Reserve Board may prohibit an acquisition of control if it finds, among other things, that:
•
the acquisition would result in a monopoly or substantially lessen competition;

•
the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•
the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•
the acquisition would have an adverse effect on the FDIC’s Deposit Insurance Fund.

In addition, a bank holding company must obtain the approval of the Federal Reserve Board before acquiring voting control of more than 5% of any class of voting stock of another bank or another bank holding company.
DESCRIPTION OF CAPITAL STOCK OF PSB FINANCIAL
General
PSB Financial is authorized to issue 5,000,000 shares of common stock, par value of $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share. PSB Financial currently expects to issue in the stock offering up to 1,587,000 shares of common stock. It will not issue shares of preferred stock in the stock offering. Each share of PSB Financial common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, according to the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.
The shares of common stock of PSB Financial will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other governmental agency.
Common Stock
Dividends.   PSB Financial can pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of PSB Financial will be entitled to receive and share equally in dividends as may be declared by the Board of Directors out of funds legally available therefor. If PSB Financial issues shares of preferred stock, the holders of preferred stock may have a priority over the holders of the common stock with respect to dividends.
Voting Rights.   Upon consummation of the stock offering and conversion, the holders of common stock of PSB Financial will have exclusive voting rights in PSB Financial. They will elect its Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If PSB Financial issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation generally require a majority of directors, and certain amendments require an 80% stockholder vote.
As a stock bank, corporate powers and control of Pioneer State Bank will be vested in its Board of Directors, who elect the officers of Pioneer State Bank and who fill any vacancies on the Board of Directors. Voting rights in Pioneer State Bank will be vested exclusively in the owner of the shares of capital stock of Pioneer State Bank, which will be PSB Financial, and voted at the direction of PSB Financial’s Board of Directors. Consequently, the holders of the common stock of PSB Financial will not have direct control of Pioneer State Bank.

Liquidation.   In the event of any liquidation, dissolution or winding up of Pioneer State Bank, PSB Financial, as the owner of all of Pioneer State Bank’s capital stock, would be entitled to receive all assets of Pioneer State Bank available for distribution, after payment or provision for payment of all debts and liabilities of Pioneer State Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of PSB Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of PSB Financial available for distribution. If preferred stock is issued by PSB Financial, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.
Preemptive Rights; Redemption.   Holders of the common stock of PSB Financial will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors. The common stock is not subject to redemption.
Preferred Stock
No shares of PSB Financial’s authorized preferred stock will be issued as part of the stock offering and conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.
Forum Selection for Certain Stockholder Lawsuits
The articles of incorporation of PSB Financial provide that, unless PSB Financial consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of PSB Financial, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of PSB Financial to PSB Financial or PSB Financial’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of PSB Financial shall be deemed to have notice of and consented to the exclusive forum provision of the articles of incorporation. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with PSB Financial and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. See “Risk Factors — Risks Related to the Stock Offering” — Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.”
TRANSFER AGENT
The transfer agent and registrar for PSB Financial’s common stock is            .

EXPERTS
The financial statements of Pioneer Federal at and for the years ended December 31, 2024 and 2023 have been included herein and in the registration statement in reliance upon the report of Elliott Davis, LLC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
Feldman Financial has consented to the publication in this prospectus of the summary of its report to PSB Financial setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the stock offering and conversion and of its letter with respect to subscription rights.
CHANGE IN AUDITOR
On January 29, 2025, Pioneer Federal dismissed Wipfli LLP and engaged Elliott Davis, LLC as its independent auditor. This change in auditors was approved by Pioneer Federal’s Audit Committee. Elliott Davis, LLC was engaged to audit the financial statements of Pioneer Federal for the years ended December 31, 2024 and 2023 according to auditing standards of the Public Company Accounting Oversight Board.
Before the engagement of Elliott Davis, LLC, Pioneer Federal did not consult with Elliott Davis, LLC regarding the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered by Elliott Davis, LLC on Pioneer Federal’s financial statements, and Elliott Davis, LLC did not provide any written or oral advice that was an important factor considered by Pioneer Federal in reaching a decision as to any such accounting, auditing or financial reporting issue, and Pioneer Federal did not consult with Elliott Davis, LLC regarding any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.
The report of Wipfli LLP on its audit of the financial statements of Pioneer Federal for the years ended December 31, 2022 and 2021, performed under AICPA auditing standards, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audit of the financial statements of Pioneer Federal for the years ended December 31, 2022 and 2021, performed under AICPA standards, there were no disagreements with Wipfli LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Wipfli LLP, would have caused them to make reference thereto in their reports, and there have been no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.
Pioneer Federal provided Wipfli LLP with a copy of this disclosure before its filing with the SEC and requested that Wipfli LLP furnish Pioneer Federal with a letter addressed to the SEC stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter is filed as an exhibit to the registration statement of PSB Financial, of which this prospectus is a part.
LEGAL MATTERS
Godfrey & Kahn, S.C., Milwaukee, Wisconsin, counsel to PSB Financial, Pioneer Federal and Pioneer State Bank, has issued to PSB Financial its opinion regarding the legality of the common stock and has issued to PSB Financial and Pioneer Federal its opinion regarding the federal income tax consequences of the stock offering and conversion. Wipfli LLP has issued its opinion PSB Financial and Pioneer Federal regarding the Montana state income tax consequences of the stock offering and conversion. Certain legal matters will be passed upon for KBW and, in the event of a syndicated community offering. for any other co-managers, by Nutter McClennen & Fish LLP, Boston, Massachusetts.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
PSB Financial has filed with the SEC a registration statement under the Securities Act, as amended, with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information. including the appraisal report, which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Washington. D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC telephone number is 1-800-SEC-0330. In addition, the SEC maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including PSB Financial. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.
Pioneer Federal has filed an application with the MDOB and a notice with the FDIC with respect to the conversion. This prospectus omits certain information contained in the application. Non-confidential portions of the conversion application may be examined at the FDIC San Francisco Regional Office located at 25 Jesse Street, Suite 2300, San Francisco, California 94105. A copy of the plan of conversion is available for review at each office of Pioneer Federal.
In connection with the stock offering and conversion, PSB Financial will register its common stock under Section 12 of the Exchange Act. Upon registration, PSB Financial and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, PSB Financial has undertaken that it will not terminate such registration for a period of at least three years following the consummation of the stock offering and conversion.

INDEX TO FINANCIAL STATEMENTS OF
PIONEER FEDERAL SAVINGS & LOAN ASSOCIATION
Financial Statements
***
Separate financial statements for PSB Financial and Pioneer State Bank have not been included in this prospectus because neither PSB Financial nor Pioneer State Bank has engaged in any significant activities, has significant assets, and has contingent liabilities, revenue or expenses as of the date of this prospectus.
All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Pioneer Federal Savings & Loan Association
Balance Sheets
As of	Unaudited June 30, 2025	December 31, 2024
ASSETS
Cash and due from banks	$883,041	$1,029,393
Interest-bearing deposits	8,315,891	5,404,094
Cash and cash equivalents	9,198,932	6,433,487
Investment securities available for sale, net of allowance for credit losses of $0 at June 30, 2025 and December 31, 2024 (amortized cost of $9,986,829 and $10,315,423 at June 30, 2025 and December 31, 2024, respectively)	9,411,834	9,538,032
Investment securities held to maturity, net of allowance for credit losses of $0 at June 30, 2025 and December 31, 2024 (fair value of $1,762,254 and $1,912,680 at June 30, 2025 and December 31, 2024, respectively)	1,849,761	2,005,207
Loans, net of allowance for credit losses of $1,098,861 and $1,208,149 at June 30, 2025 and December 31, 2024, respectively	85,131,800	86,327,215
Premises and equipment, net	4,976,905	5,118,229
Other investments	714,761	729,335
Accrued interest receivable	384,856	361,572
Cash value of life insurance	754,002	744,112
Deferred tax asset	484,710	563,577
Other assets	350,973	288,212
Total Assets	$113,258,534	$112,108,978
LIABILITIES
Deposits	$85,842,459	$85,089,582
Advance payments by borrowers for taxes and insurance	135,302	54,200
Federal Home Loan Bank advances	8,000,000	8,000,000
Accrued interest payable	94,463	105,112
Deferred compensation	336,816	364,886
Accrued income taxes payable	54,898	75,539
Reserve for unfunded loan commitments	35,041	35,041
Other liabilities	331,132	231,087
Total Liabilities	94,830,111	93,955,447
NET WORTH
Retained earnings	18,733,227	18,607,441
Accumulated other comprehensive loss	(304,804)	(453,910)
Total Net Worth	18,428,423	18,153,531
Total Liabilities and Net Worth	$113,258,534	$112,108,978
See accompanying notes to unaudited financial statements.

Pioneer Federal Savings & Loan Association
Statements of Operations, unaudited
Six Months Ended June 30,	2025	2024
Interest income:
Loans, including fees	$2,321,963	$2,102,220
Investment securities:
Taxable	102,708	116,280
Tax-exempt	55,100	52,728
Other	120,592	164,719
Total interest income	2,600,363	2,435,947
Interest expense:
Deposits	694,126	689,867
FHLB advances	172,956	173,911
Total interest expense	867,082	863,778
Net interest income	1,733,281	1,572,169
(Recovery of) provision for credit losses on loans	(104,378)	—
Provision for credit losses on unfunded loan commitments	—	—
Net interest income after provision for credit losses	1,837,659	1,572,169
Noninterest income:
Service fees	30,001	35,658
Interchange fees	87,100	56,323
Loan servicing income	1,351	1,263
Increase in cash value of life insurance	9,890	9,964
Net gain on sale of premises and equipment	—	311,069
Total noninterest income	128,342	414,277
Noninterest expense:
Salaries and employee benefits	828,569	838,513
Occupancy	268,826	242,432
Data processing	220,421	209,892
Advertising	56,894	57,050
Professional fees	152,649	62,496
Directors fees	56,700	54,045
Insurance	23,184	40,291
Loan costs	29,692	34,616
ATM fee expense	30,300	46,718
Other noninterest expense	164,044	136,079
Total noninterest expense	1,831,279	1,722,132
Net income before income taxes	134,722	264,314
Income tax expense	8,936	59,606
Net income	$125,786	$204,708
See accompanying notes to unaudited financial statements.

Pioneer Federal Savings & Loan Association
Statements of Comprehensive Income (Loss), unaudited
Six Months Ended June 30,	2025	2024
Net income	$125,786	$204,708
Other comprehensive income (loss):
Unrealized gain (loss) on investment securities available for sale	202,396	(8,704)
Related tax effect	(53,290)	2,292
Other comprehensive income (loss), net of tax	149,106	(6,412)
Total comprehensive income	$274,892	$198,296
See accompanying notes to unaudited financial statements.

Pioneer Federal Savings & Loan Association
Statements of Net Worth, unaudited
	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Net Worth
Balances at December 31, 2023	$18,383,704	$(554,252)	$17,829,452
Net income	204,708	—	204,708
Other comprehensive loss	—	(6,412)	(6,412)
Balances at June 30, 2024	18,588,412	(560,664)	18,027,748
Net income	19,029	—	19,029
Other comprehensive income	—	106,754	106,754
Balances at December 31, 2024	18,607,441	(453,910)	18,153,531
Net income	125,786	—	125,786
Other comprehensive income	—	149,106	149,106
Balances at June 30, 2025	$18,733,227	$(304,804)	$18,428,423
See accompanying notes to unaudited financial statements.

Pioneer Federal Savings & Loan Association
Statements of Cash Flows, unaudited
Six Months Ended June 30,	2025	2024
Change in cash and cash equivalents:
Cash flows (used in) from operating activities:
Net income	$125,786	$204,708
Adjustments to reconcile net income to net cash (used in) from operating activities:
Net amortization of investment securities	25,151	34,945
Recovery of credit losses	(104,378)	—
Depreciation	170,399	151,599
Net gain on sale of premises and equipment	—	(311,069)
Net change in cash value of life insurance	(9,890)	(9,964)
Provision for (benefit from) deferred income tax	25,577	59,557
Changes in operating assets and liabilities:
Accrued interest receivable	(23,284)	(29,053)
Other assets	(62,761)	(297,970)
Accrued interest payable	(10,649)	58,076
Other liabilities	51,334	71,012
Net cash provided by (used in) operating activities	187,285	(68,159)
Cash flows (used in) from investing activities:
Proceeds from calls and maturities of investment securities held to maturity	156,293	284,673
Proceeds from calls and maturities of investment securities available for sale	302,596	873,559
Net change in other investments	14,574	(3,213)
Net decrease (increase) in loans	1,299,793	(3,199,118)
Proceeds from disposal of premises and equipment	—	318,337
Purchases of premises and equipment	(29,075)	(673,573)
Net cash provided by (used in) investing activities	1,744,181	(2,399,335)
Cash flows (used in) from financing activities:
Net increase in deposits	752,877	49,114
Net increase in advance payments by borrowers for taxes and insurance	81,102	57,032
Net cash (used in) from financing activities	833,979	106,146
Net change in cash and cash equivalents	2,765,445	(2,361,348)
Cash and cash equivalents at beginning of year	6,433,487	10,192,920
Cash and cash equivalents at end of year	$9,198,932	$7,831,572
Supplemental cash flow information:
Cash paid during the year for:
Interest	$877,731	$805,702
Income taxes	4,000	12,811
Noncash investing and financing activities:
Change in unrealized gain (loss) on investment securities available for sale	202,396	(8,704)
See accompanying notes to unaudited financial statements.

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 1:   Summary of Significant Accounting Policies
Nature of Business
Pioneer Federal Savings & Loan Association (the “Association”) provides a variety of financial services to individuals and corporate members through its branches in Dillon and Deer Lodge, Montana. The Association’s primary source of revenue is residential single-family loans.
Segment Information
The Association’s reportable segment is determined by the President/Chief Executive Officer (CEO) based upon information provided about the Association’s products and services offered, primarily banking operations. The segment is also distinguished by the level of information provided by the CEO, who uses such information to review performance of various components of the business, which are then aggregated if operating performance, products/services, and customers are similar. The CEO will evaluate the financial performance of the Association’s business components such as evaluating revenue streams, significant expenses, and budget to actual results in assessing the Association’s segment and in the determination of allocating resources. The CEO uses revenue streams to evaluate product pricing and significant expenses to assess performance and evaluate return on assets. The CEO uses net income to benchmark the Association against its competitors. The benchmarking analysis coupled with monitoring of budget to actual results are used in assessing performance and in establishing compensation. Loans, investments, and deposit product service fees provide the revenues in the banking operation. Interest expense and salaries and employee benefits, as reported on the statements of operations, provide the significant expenses in the banking operation. All operations are domestic.
The Association operates under a single segment. Segment performance is evaluated using net income. The measure of segment assets is reported on the balance sheets as total assets. Noncash items, such as depreciation and amortization, as well as expenditures for premises and equipment, are reported on the statements of cash flows.
Basis of Presentation
The accompanying unaudited interim condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited interim condensed financial statements and notes should be read in conjunction with the Association’s financial statements and notes thereto filed as part of the Form S-1 for the year ended December 31, 2024. In the opinion of management, all adjustments necessary for a fair presentation have been made and consist only of normal recurring adjustments. Interim results of operations are not necessarily indicative of results to be expected for the entire year.
Significant Accounting Policies and Use of Estimates in Preparation of Financial Statements
The Association has adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the audited financial statements at December 31, 2024. Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of certain assets and liabilities, and, as such, have a greater possibility of producing results that could be materially different than originally reported. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 1:   Summary of Significant Accounting Policies (continued)
and liabilities and our results of operations. There have been no significant changes to the application of significant accounting policies since December 31, 2024.
The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.
Note 2:   Investment Securities
The amortized cost, allowance for credit losses, and estimated fair value of investment securities available for sale with gross unrealized gains and losses at June 30, 2025 and December 31, 2024 follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Estimated Fair Value
June 30, 2025
U.S. government and agency securities	$1,101,750	$—	$(72,070)	$—	$1,029,680
Obligations of states and political subdivisions	3,015,327	4,695	(129,501)	—	2,890,521
Mortgage-backed securities	5,869,752	7,464	(385,583)	—	5,491,633
Total investment securities available for sale	$9,986,829	$12,159	$(587,154)	$—	$9,411,834
December 31, 2024
U.S. government and agency securities	$1,115,983	$—	$(106,677)	$—	$1,009,306
Obligations of states and political subdivisions	3,031,756	1,782	(144,859)	—	2,888,679
Mortgage-backed securities	6,167,684	4,748	(532,385)	—	5,640,047
Total investment securities available for sale	$10,315,423	$6,530	$(783,921)	$—	$9,538,032
The following table shows the fair value and gross unrealized losses of investment securities available for sale with unrealized losses at June 30, 2025 and December 31, 2024, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
June 30, 2025
U.S. government and agency securities	$—	$—	$1,029,680	$72,070	$1,029,680	$72,070
Obligations of states and political subdivisions	—	—	1,928,887	129,501	1,928,887	129,501
Mortgage-backed securities	—	—	4,889,170	385,583	4,889,170	385,583
Totals	$—	$—	$7,847,737	$587,154	$7,847,737	$587,154
December 31, 2024
U.S. government and agency securities	$—	$—	$1,009,306	$106,677	$1,009,306	$106,677

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 2:   Investment Securities (continued)
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of states and political subdivisions	308,493	2,671	1,923,404	142,188	2,231,897	144,859
Mortgage-backed securities	—	—	5,440,324	532,385	5,440,324	532,385
Totals	$308,493	$2,671	$8,373,034	$781,250	$8,681,527	$783,921

The following table presents the number and aggregate depreciation from the Association’s amortized cost basis of investment securities available for sale in a continuous unrealized loss position by security type at June 30, 2025:
	Number of Securities	Aggregate Depreciation
U.S. government and agency securities	2	6.54%
Obligations of states and political subdivisions	8	6.29
Mortgage-backed securities	17	7.31
These unrealized losses relate principally to the changes in interest rates and are not due to changes in the financial condition of the issuer, the quality of any underlying assets, or applicable credit enhancements. In reaching the conclusion that an allowance for credit losses is unnecessary, management observed that the securities were issued by a government body or agency, the securities continue to be highly rated (AA or better) where applicable, the issuer continues to make contractual payments, and the quality of any underlying assets or credit enhancements has not changed. Since management has the ability to hold investment securities for the foreseeable future, the Association expects to recover the amortized cost basis of these securities before they are sold or mature.
The amortized cost, allowance for credit losses, gross unrealized gains and losses, and estimated fair value of investment securities held to maturity at June 30, 2025 and December 31, 2024 follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Estimated Fair Value
June 30, 2025
U.S. government and agency securities	$84,475	$5	$(3,128)	$—	$81,352
Obligations of states and political subdivisions	975,358	—	(85,329)	—	890,029
Mortgage-backed securities	789,928	7,487	(6,542)	—	790,873
Total investment securities held to maturity	$1,849,761	$7,492	$(94,999)	$—	$1,762,254
December 31, 2024
U.S. government and agency securities	$128,070	$—	$(5,008)	$—	$123,062
Obligations of states and political subdivisions	974,806	—	(79,000)	—	895,806
Mortgage-backed securities	902,331	6,896	(15,415)	—	893,812
Total investment securities held to maturity	$2,005,207	$6,896	$(99,423)	$—	$1,912,680
The Association regularly evaluates various attributes of securities held to maturity to determine the appropriateness of the allowance for credit losses. The credit quality indicators monitored differ depending on the major security type.

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 2:   Investment Securities (continued)
The Association evaluates securities issued by the U.S. government and U.S. government-sponsored agencies (e.g., FNMA (“Fannie Mae”), GNMA (“Ginnie Mae”), and FHLMC (“Freddie Mac”) mortgage-backed securities) by considering the creditworthiness and performance of the securities and the strength of guarantees. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies, and have a long history of no credit losses. Based on this analysis, the Association believes it will collect all amounts owed on these securities and has not recognized an allowance for credit losses on these securities.
Obligations of states and political subdivisions held to maturity are generally evaluated using credit ratings, which are a key indicator of an investment security’s probability of default. The Association uses credit ratings issued by S&P or Moody’s (or both), consisting of the upper- and lower-case letters to identify an investment security’s credit quality rating. “AAA” and “AA” (high credit quality) and “A” and “BBB” (medium credit quality) are considered investment grade. Credit ratings for investment securities below these designations are considered low credit quality. These ratings are updated monthly. The Association may also consider other relevant information that becomes known about the issuer’s or the security’s performance.
Information regarding credit ratings for investment securities held to maturity by major security type as of June 30, 2025 and December 31, 2024 follows:
	AAA	AA	A	BBB	Not Rated	Total
June 30, 2025
Obligations of states and political subdivisions	$—	$550,000	$425,358	$—	$—	$975,358
December 31, 2024
Obligations of states and political subdivisions	$—	$548,326	$426,480	$—	$—	$974,806
No accrued interest was written off during the six months ended June 30, 2025 and 2024. No investment securities held to maturity were past due or on nonaccrual as of June 30, 2025 and December 31, 2024.
Fair values of investment securities are generally estimated based on financial models or prices paid for similar securities. It is possible interest rates or other key inputs to the valuation estimate could change considerably, resulting in a material change in the estimated fair value of investment securities.
The following is a summary of amortized cost (or net carrying amount) and estimated fair value of investment securities by contractual maturity as of June 30, 2025. Contractual maturities will differ from expected maturities for mortgage-backed securities because borrowers may have the right to call or prepay obligations without penalties.
	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Net Carrying Amount	Estimated Fair Value
Due in one year or less	$100,000	$100,000	$220,000	$220,000
Due after one year through five years	2,616,859	2,537,211	—	—
Due after five years through ten years	205,767	192,056	285,712	262,512
Due after ten years	1,194,451	1,090,934	554,121	488,869
Subtotal	4,117,077	3,920,201	1,059,833	971,381
Mortgage-backed securities	5,869,752	5,491,633	789,928	790,873
Total	$9,986,829	$9,411,834	$1,849,761	$1,762,254

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 2:   Investment Securities (continued)
There were no sales of investment securities during the six months ended June 30, 2025 and 2024.
At June 30, 2025, the amortized cost and estimated fair value of investment securities pledged to secure public deposits was $1,000,000 and $929,970, respectively. At December 31, 2024, the amortized cost and estimated fair value of investment securities pledged to secure public deposits was $1,000,000 and $897,440, respectively.
Note 3:   Loans
The following table presents total loans at June 30, 2025 and December 31, 2024, by portfolio segment and class of loan:
	2025	2024
Commercial:
Other construction and land/land development	$1,742,230	$1,908,672
Commercial real estate	4,420,702	4,172,909
Agricultural production	10,027	15,341
Commercial and industrial	1,112,442	1,516,403
Municipal	48,787	51,310
Residential real estate:
Residential construction	1,225,086	2,322,492
Revolving, open-end	2,507,725	1,762,701
First liens	73,211,801	74,274,925
Junior liens	1,006,663	706,888
Consumer	1,337,930	1,207,219
Subtotal	86,623,393	87,938,860
Allowance for credit losses	(1,098,861)	(1,208,149)
Net deferred loan fees	(392,732)	(403,496)
Loans, net	$85,131,800	$86,327,215
Loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balance of mortgage loans serviced for others totaled $824,285 at June 30, 2025 and $851,034 at December 31, 2024. Mortgage servicing rights are not recorded since they would not have a material impact on the financial statements.
Deposit accounts in an overdraft position and reclassified as loans totaled $1,785 at June 30, 2025 and $2,771 at December 31, 2024.
Activity in the allowance for credit losses on loans by portfolio segment follows:
	Commercial	Residential Real Estate	Consumer	Total
Balance at December 31, 2023	$65,319	$1,068,896	$6,335	$1,140,550
Provision for (recovery of) credit losses on loans	—	—	—	—
Loans charged off	—	—	—	—
Recoveries of loans previously charged off	—	—	—	—
Balance at June 30, 2024	65,319	1,068,896	6,335	1,140,550

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 3:   Loans (continued)
	Commercial	Residential Real Estate	Consumer	Total
Provision for (recovery of) credit losses on loans	(1,788)	69,287	100	67,599
Loans charged off	—	—	—	—
Recoveries of loans previously charged off	—	—	—	—
Balance at December 31, 2024	63,531	1,138,183	6,435	1,208,149
Provision for (recovery of) credit losses on loans	(6,359)	(99,824)	1,805	(104,378)
Loans charged off	—	—	(4,910)	(4,910)
Recoveries of loans previously charged off	—	—	—	—
Balance at June 30, 2025	$57,172	$1,038,359	$3,330	$1,098,861

At June 30, 2025 and December 31, 2024, the Association maintained a reserve for unfunded loan commitments totaling $35,041. The provision for (recovery of) credit losses on unfunded loan commitments totaled $0 during the six months ended June 30, 2025 and 2024.
No accrued interest was written off by reversing interest income during the six months ended June 30, 2025 and 2024.
There were no collateral dependent loans as of June 30, 2025 and December 31, 2024.
The Association regularly evaluates various attributes of loans to determine the appropriateness of the allowance for credit losses on loans. The credit quality indicators monitored differ depending on the class of loan.
Loans are generally evaluated using the following internally prepared ratings:
•
Pass:   These loans are supported by reliable and current financial statements and the Association is protected by adequate collateral margins. The business may not have secondary means of payment, may be relatively new, but has adequate liquidity, equity and profitability.

•
Special Mention:   These loans are currently protected but show potential financial, operational or other deterioration or weaknesses that need to be corrected. These credits are still strong enough and/or have ample collateral to ensure that liquidation of the loan is not threatened but could reach that point and become further classified. If weaknesses are significant, even though well secured, the loan should be considered for more serious criticism.

•
Substandard:   These loans are no longer protected by the current sound net worth and paying capacity of the obligor. These loans exhibit defined credit weaknesses which, if not corrected, could expose the Association to loss, including all loans which have gone to foreclosure or which have become reliant upon liquidation of collateral for repayment.

•
Doubtful:   These loans have deteriorated to the point where collection or liquidation in full, on the basis of currently existing facts, conditions and values, is highly questionable and improbable. If the loss portion of the loan can be reasonably estimated and there are no pending actions which may strengthen or protect the Association from loss, a partial charge-off should be considered.

Internally prepared ratings for loans are updated at least annually.
Residential real estate and consumer loans are generally evaluated based on whether or not the loan is performing according to the contractual terms of the loan as of the balance sheet date. Loans past due 30 days or more and loans on nonaccrual are considered nonperforming.

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 3:   Loans (continued)
Information regarding the loan portfolio by risk classification and origination year as of June 30, 2025, follows:
	2025	2024	2023	2022	2021	Prior	Revolving	Revolving Loans Converted to Term Loans	Total
Other construction and land/land development
Pass	$27,155	$605,317	$979,133	$64,985	$51,267	$14,373	$—	$—	$1,742,230
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	27,155	605,317	979,133	64,985	51,267	14,373	—	—	1,742,230
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Commercial real estate
Pass	—	1,371,875	—	899,414	1,001,304	1,148,109	—	—	4,420,702
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	—	1,371,875	—	899,414	1,001,304	1,148,109	—	—	4,420,702
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Agricultural production
Pass	—	—	—	10,027	—	—	—	—	10,027
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	—	—	—	10,027	—	—	—	—	10,027
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Commercial and industrial
Pass	227,828	27,067	5,002	16,727	—	75,743	760,075	—	1,112,442
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	227,828	27,067	5,002	16,727	—	75,743	760,075	—	1,112,442
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Municipal
Pass	—	—	—	—	—	48,787	—	—	48,787
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	$—	$—	$—	$—	$—	$48,787	$—	$—	$48,787

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 3:   Loans (continued)
	2025	2024	2023	2022	2021	Prior	Revolving	Revolving Loans Converted to Term Loans	Total
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Residential construction
Performing	$206,912	$1,018,174	$—	$—	$—	$—	$—	$—	$1,225,086
Nonperforming	—	—	—	—	—	—	—	—	—
Totals	206,912	1,018,174	—	—	—	—	—	—	1,225,086
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Revolving, open-end
Performing	—	—	—	—	—	—	2,507,725	—	2,507,725
Nonperforming	—	—	—	—	—	—	—	—	—
Totals	—	—	—	—	—	—	2,507,725	—	2,507,725
Current period gross charge offs	—	—	—	—	—	—	—	—	—
First liens
Performing	2,067,992	8,255,642	8,799,356	11,807,364	14,642,111	26,924,297	—	—	72,496,762
Nonperforming	—	—	567,934	—	—	147,105	—	—	715,039
Totals	2,067,992	8,255,642	9,367,290	11,807,364	14,642,111	27,071,402	—	—	73,211,801
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Junior liens
Performing	351,438	401,437	90,300	130,938	—	32,550	—	—	1,006,663
Nonperforming	—	—	—	—	—	—	—	—	—
Totals	351,438	401,437	90,300	130,938	—	32,550	—	—	1,006,663
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Consumer
Performing	444,105	408,694	285,649	45,503	73,939	76,999	—	—	1,334,889
Nonperforming	—	1,448	1,593	—	—	—	—	—	3,041
Totals	$444,105	$410,142	$287,242	$45,503	$73,939	$76,999	$—	$—	$1,337,930
Current period gross charge offs	—	—	1,503	3,407	—	—	—	—	4,910

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 3:   Loans (continued)
Information regarding the loan portfolio by risk classification and origination year as of December 31, 2024, follows:
	2024	2023	2022	2021	2020	Prior	Revolving	Revolving Loans Converted to Term Loans	Total
Other construction and land/land development
Pass	$808,696	$962,610	$66,546	$54,668	$—	$16,152	$—	$—	$1,908,672
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	808,696	962,610	66,546	54,668	—	16,152	—	—	1,908,672
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Commercial real estate
Pass	1,419,434	—	536,276	1,035,974	116,212	1,065,013	—	—	4,172,909
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	1,419,434	—	536,276	1,035,974	116,212	1,065,013	—	—	4,172,909
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Agricultural production
Pass	—	—	15,341	—	—	—	—	—	15,341
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	—	—	15,341	—	—	—	—	—	15,341
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Commercial and industrial
Pass	32,342	42,761	425,451	—	—	85,109	930,740	—	1,516,403
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	32,342	42,761	425,451	—	—	85,109	930,740	—	1,516,403
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Municipal
Pass	—	—	—	—	—	51,310	—	—	51,310
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	—	—	—	—	—	51,310	—	—	51,310
Current period gross charge offs	—	—	—	—	—	—	—	—	—

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 3:   Loans (continued)
	2024	2023	2022	2021	2020	Prior	Revolving	Revolving Loans Converted to Term Loans	Total
Residential construction
Performing	$2,322,492	$—	$—	$—	$—	$—	$—	$—	$2,322,492
Nonperforming	—	—	—	—	—	—	—	—	—
Totals	2,322,492	—	—	—	—	—	—	—	2,322,492
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Revolving, open-end
Performing	—	—	—	—	—	—	1,732,809	—	1,732,809
Nonperforming	—	—	—	—	—	—	29,892	—	29,892
Totals	—	—	—	—	—	—	1,762,701	—	1,762,701
Current period gross charge offs	—	—	—	—	—	—	—	—	—
First liens
Performing	6,854,182	8,594,110	12,469,066	15,297,093	13,443,873	15,953,716	—	—	72,612,040
Nonperforming	—	1,152,102	270,042	92,118	—	148,623	—	—	1,662,885
Totals	6,854,182	9,746,212	12,739,108	15,389,211	13,443,873	16,102,339	—	—	74,274,925
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Junior liens
Performing	434,442	101,313	136,656	—	—	34,477	—	—	706,888
Nonperforming	—	—	—	—	—	—	—	—	—
Totals	434,442	101,313	136,656	—	—	34,477	—	—	706,888
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Consumer
Performing	593,075	340,547	57,149	94,604	24,570	73,172	—	—	1,183,117
Nonperforming	1,936	16,900	3,407	1,859	—	—	—	—	24,102
Totals	$595,011	$357,447	$60,556	$96,463	$24,570	$73,172	$—	$—	$1,207,219
Current period gross charge offs	—	—	—	—	—	—	—	—	—

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 3:   Loans (continued)
Loan aging information as of June 30, 2025 and December 31, 2024 follows:
	Current Loans	Loans Past Due 30 – 89 Days	Loans Past Due 90+ Days	Total Loans
June 30, 2025
Other construction and land/land development	$1,742,230	$—	$—	$1,742,230
Commercial real estate	4,420,702	—	—	4,420,702
Agricultural production	10,027	—	—	10,027
Commercial and industrial	1,112,442	—	—	1,112,442
Municipal	48,787	—	—	48,787
Residential construction	1,225,086	—	—	1,225,086
Revolving, open-end	2,507,725	—	—	2,507,725
First liens	72,496,762	147,105	567,934	73,211,801
Junior liens	1,006,663	—	—	1,006,663
Consumer	1,334,889	—	3,041	1,337,930
Total	$85,905,313	$147,105	$570,975	$86,623,393
December 31, 2024
Other construction and land/land development	$1,908,672	$—	$—	$1,908,672
Commercial real estate	4,172,909	—	—	4,172,909
Agricultural production	15,341	—	—	15,341
Commercial and industrial	1,516,403	—	—	1,516,403
Municipal	51,310	—	—	51,310
Residential construction	2,322,492	—	—	2,322,492
Revolving, open-end	1,732,809	29,892	—	1,762,701
First liens	72,612,038	811,268	851,619	74,274,925
Junior liens	706,888	—	—	706,888
Consumer	1,183,117	20,695	3,407	1,207,219
Total	$86,221,979	$861,855	$855,026	$87,938,860
Information regarding nonaccrual loans during the year ended June 30, 2025 and December 31, 2024 follows:
	Nonaccrual Loans With No Allowance for Credit Losses	Nonaccrual Loans With an Allowance for Credit Losses	Total Nonaccrual Loans	Interest Income Recognized on Nonaccrual Loans	Amortized Cost Basis of Loans 90+ Days Past Due Not on Nonaccrual
June 30, 2025
First liens	$108,382	$—	$108,382	$—	$459,552
Consumer	3,041	—	3,041	—	—
Total	$111,423	$—	$111,423	$—	$459,552

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 3:   Loans (continued)
	Nonaccrual Loans With No Allowance for Credit Losses	Nonaccrual Loans With an Allowance for Credit Losses	Total Nonaccrual Loans	Interest Income Recognized on Nonaccrual Loans	Amortized Cost Basis of Loans 90+ Days Past Due Not on Nonaccrual
December 31, 2024
First liens	$581,576	$—	$581,576	$—	$270,043
Consumer	3,407	—	3,407	—	—
Total	$584,983	$—	$584,983	$—	$270,043

The Association did not have any loan modifications to borrowers experiencing financial difficulty during the six months ended June 30, 2025 and June 30, 2024.
Directors and executive officers of the Association, including their families and businesses in which they are principal owners, are considered related parties. Substantially all loans to these related parties were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectability or present other unfavorable features.
A summary of loans to directors, executive officers, and their affiliates as of June 30, 2025 and December 31, 2024 is as follows:
	June 30, 2025	December 31, 2024
Beginning balance	$607,052	$631,831
New loans	—	35,000
Repayments	(33,499)	(59,779)
Ending balance	$573,553	$607,052
Note 4:   Regulatory Matters
The Association is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Association’s financial statements.
In September 2019, the FDIC finalized a rule that introduced an optional simplified measure of capital adequacy known as the community bank leverage ratio (CBLR) framework. In order to qualify for the CBLR framework, the Association must have a Tier 1 leverage ratio of greater than 9%, less than $10 billion in total consolidated assets, and limited amounts of off-balance-sheet exposures and trading assets and liabilities. Under the final rule, an eligible community banking organization can opt out of the CBLR framework and revert back to a risk-weighting framework without restriction.
As of June 30, 2025 and December 31, 2024, the Association qualified for and elected to use the CBLR framework. An institution opting into the CBLR framework and meeting all requirements under the framework will be considered to have met the well-capitalized ratio requirements under the Prompt Corrective Action regulations and will not be required to report or calculate risk-based capital.
As of June 30, 2025, the most recent notification from the regulatory agencies categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum regulatory capital ratios as set

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 4:   Regulatory Matters (continued)
forth in the table. There are no conditions or events since that notification that management believes have changed the Association’s category.
The Association’s actual capital amounts and ratios as of June 30, 2025 and December 31, 2024, are presented in the following table:
	Actual		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio
June 30, 2025
Community Bank Leverage Ratio	$19,003	17.00%	$10,060	≥9.00%
December 31, 2024
Community Bank Leverage Ratio	$18,857	16.81%	$10,096	≥9.00%
Note 5:   Fair Value Measurements
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an order transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1:   Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:   Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3:   Significant observable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
Some assets and liabilities, such as investment securities available for sale, are measured at fair value on a recurring basis under accounting principles generally accepted in the United States. Other assets and liabilities, such as collateral dependent loans, may be measured at fair value on a nonrecurring basis.
Following is a description of the valuation methodology and significant inputs used for each asset and liability measured at fair value on a recurring or nonrecurring basis, as well as the classification of the asset or liability within the fair value hierarchy.
Investment securities available for sale — Investment securities available for sale may be classified as Level 1, Level 2, or Level 3 measurements within the fair value hierarchy. Level 1 securities include investment securities traded on a national exchange. The fair value measurement of a Level 1 security is based on the quoted price of the security. Level 2 securities include U.S. government and agency securities, obligations of states and political subdivisions, and mortgage-backed securities. The fair value measurement of a Level 2 security is obtained from monthly brokerage account statements and is based on recent sales of similar securities and other observable market data.
Loans — Loans are not measured at fair value on a recurring basis. However, individually evaluated loans may be measured at fair value on a nonrecurring basis. The fair value measurement of a loan that is collateral dependent is based on the fair value of the underlying collateral. Independent appraisals are obtained that utilize one or more valuation methodologies — typically they will incorporate a comparable sales approach and an income approach. Management routinely evaluates the fair value measurements of

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 5:   Fair Value Measurements (continued)
independent appraisers and adjusts those valuations based on differences noted between actual selling prices of collateral and the most recent appraised value. Such adjustments are usually significant, which results in a Level 3 classification. All other individually evaluated loan measurements are based on other loss estimation methodologies and, thus, are not fair value measurements.
Mutual funds — Mutual funds are considered equity securities with a readily determinable fair value and are measured at fair value on a recurring basis. The fair value measurement of equity securities with a readily determinable fair value are based on the quoted price of the security and is considered a Level 1 fair value measurement.
Information regarding the fair value of assets and liabilities measured at fair value on a recurring basis as of June 30, 2025 and December 31, 2024 follows:
	Recurring Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
June 30, 2025
Assets:
Investment securities available for sale	$—	$9,411,834	$—	$9,411,834
Other investments – mutual funds	287,361	—	—	287,361
Totals	$287,361	$9,411,834	$—	$9,699,195
December 31, 2024
Assets:
Investment securities available for sale	$—	$9,538,032	$—	$9,538,032
Other investments – mutual funds	301,635	—	—	301,635
Totals	$301,635	$9,538,032	$—	$9,839,667
There were no assets and liabilities measured at fair value on a nonrecurring basis as of June 30, 2025 and December 31, 2024.
The Association estimates fair value of all financial instruments regardless of whether such instruments are measured at fair value. The following methods and assumptions were used by the Association to estimate fair value of financial instruments not previously discussed.
Cash and cash equivalents — The carrying value approximates fair value.
Investment securities held to maturity — Fair value of investment securities held to maturity is based on dealer quotations on similar securities near period-end.
FHLB stock — The carrying value approximates fair value.
Accrued interest receivable — The carrying value approximates fair value.
Cash value of life insurance — The carrying value approximates fair value.
Deposits — Fair value of deposits with no stated maturity, such as NOW, passbook, and insured money market accounts, by definition, is the amount payable on demand on the reporting date. Fair value

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 5:   Fair Value Measurements (continued)
of certificates of deposit is estimated using discounted cash flows applying interest rates currently offered on issue of similar time deposits.
Advance payments by borrowers for taxes and insurance — The carrying value approximates fair value.
Federal Home Loan Bank advances — Federal Home Loan Bank advances are carried at cost, and the fair value is obtained from a third party using actual Association data and current market rates.
Accrued interest payable — The carrying value approximates fair value.
The carrying value and estimated fair value of financial instruments at June 30, 2025 and December 31, 2024 follows:
	Carrying Value	Estimated Fair Value	Fair Value Hierarchy
			Level 1	Level 2	Level 3
June 30, 2025
Financial assets:
Cash and cash equivalents	$9,198,932	$9,198,932	$9,198,932	$—	$—
Investment securities available for sale	9,411,834	9,411,834	—	9,411,834	—
Investment securities held to maturity	1,849,761	1,762,254	—	1,762,254	—
Loans, net	85,131,800	77,420,245	—	—	77,420,245
FHLB stock	427,400	427,400	—	427,400	—
Mutual funds	287,361	287,361	287,361	—	—
Accrued interest receivable	384,856	384,856	384,856	—	—
Cash value of life insurance	754,002	754,002	—	754,002	—
Total	$107,445,946	$99,646,884	$9,871,149	$12,355,490	$77,420,245
Financial liabilities:
Deposits	$85,842,459	$85,706,459	$56,174,369	$—	$29,532,090
Advance payments by borrowers for taxes and insurance	135,302	135,302	—	135,302	—
Federal Home Loan Bank advances	8,000,000	8,032,000	—	8,032,000	—
Accrued interest payable	94,463	94,463	94,463	—	—
Total	$94,072,224	$93,968,224	$56,268,832	$8,167,302	$29,532,090

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 5:   Fair Value Measurements (continued)
	Carrying Value	Estimated Fair Value	Fair Value Hierarchy
			Level 1	Level 2	Level 3
December 31, 2024
Financial assets:
Cash and cash equivalents	$6,433,487	$6,433,487	$6,433,487	$—	$—
Investment securities available for sale	9,538,032	9,538,032	—	9,538,032	—
Investment securities held to maturity	2,005,207	1,912,680	—	1,912,680	—
Loans, net	86,327,215	75,607,000	—	—	75,607,000
FHLB stock	427,700	427,700	—	427,700	—
Mutual funds	301,635	301,635	301,635	—	—
Accrued interest receivable	361,572	361,572	361,572	—	—
Cash value of life insurance	744,112	744,112	—	744,112	—
Total	$106,138,960	$95,326,218	$7,096,694	$12,622,524	$75,607,000
Financial liabilities:
Deposits	$85,089,582	$84,992,581	$52,411,346	$—	$32,581,235
Advance payments by borrowers for taxes and insurance	54,200	54,200	—	54,200	—
Federal Home Loan Bank advances	8,000,000	8,009,000	—	8,009,000	—
Accrued interest payable	105,112	105,112	105,112	—	—
Total	$93,248,894	$93,160,893	$52,516,458	$8,063,200	$32,581,235
Limitations — The fair value of a financial instrument is the current amount that would be exchanged between market participants, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Association’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Consequently, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Association.
Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Association’s entire holdings of a particular instrument. Because no market exists for a significant portion of the Association’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters that could affect the estimates. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business. Deposits with no stated maturities are defined as having a fair value equivalent to the amount payable on demand. This prohibits adjusting fair value derived from retaining those deposits for an expected future period of time. This component, commonly referred to as a deposit base intangible, is neither considered in the above amounts nor is it recorded as an intangible asset on the balance sheet.

Pioneer Federal Savings & Loan Association
Notes to Unaudited Financial Statements
Note 5:   Fair Value Measurements (continued)
In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
Note 6:   Subsequent Events
The Board of Directors of the Association anticipates approving a plan of conversion to a stock bank (Plan) in the third quarter of 2025. The Plan is subject to the approval of the Federal Deposit Insurance Corporation and the Montana Department of Banking, and it must be approved by the affirmative vote of a simple majority of the total votes eligible to be cast by the voting members of the Association at a special meeting. The Plan, if approved by at least two-thirds of the Board of Directors, will set forth that the Association proposes to convert into a stock bank with the establishment of a bank holding company, as parent of the newly formed stock bank. As part of any plan of conversion, the Association will be required to determine the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. It is anticipated that the Association’s Board of Directors will adopt an employee stock ownership plan (ESOP), which will subscribe for up to approximately 8 – 10% of the common stock sold in the offering.
All costs associated with issuing the common stock will be deducted from the sales proceeds of the offering. If the offering is unsuccessful, all costs will be charged to operations. Association had incurred deferred conversion costs totaling approximately $424,000 as of September 22, 2025.
At the completion of the conversion to stock form, the Association will maintain a liquidation account in the amount of the net worth of the Association prior to conversion. The liquidation accounting will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Association after conversion.
The conversion, if approved, will be accounted for as a change in corporate form with the historic basis of the Association’s assets, liabilities and equity unchanged as a result. Any newly formed company would be an emerging growth company, and, for as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies.”
Management has evaluated subsequent events for recognition and disclosure in the financial statements through September 22, 2025, which is the date the financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm
To the Audit Committee of the Board of Directors of Pioneer Federal Savings & Loan Association
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Pioneer Federal Savings & Loan Association (the “Association”) as of December 31, 2024 and 2023, the related statements of operations, comprehensive income (loss), net worth and cash flows for the years then ended, and the related notes to the financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Association as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Association’s management. Our responsibility is to express an opinion on the Association’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Association in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Association is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Association’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Elliott Davis, LLC
We have served as the Association’s auditor since 2025.
Columbia, South Carolina
September 22, 2025

Pioneer Federal Savings & Loan Association
Balance Sheets
As of December 31,	2024	2023
ASSETS
Cash and due from banks	$1,029,393	$1,010,448
Interest-bearing deposits	5,404,094	9,182,472
Cash and cash equivalents	6,433,487	10,192,920
Investment securities available for sale, net of allowance for credit losses of $0 at December 31, 2024 and 2023 (amortized cost of $10,315,423 and $12,217,585 at December 31, 2024 and 2023, respectively)	9,538,032	11,303,990
Investment securities held to maturity, net of allowance for credit losses of $0 at December 31, 2024 and 2023 (fair value of $1,912,680 and $2,788,262 at December 31, 2024 and 2023, respectively)	2,005,207	2,835,565
Loans, net of allowance for credit losses of $1,208,149 and $1,140,550 at December 31, 2024 and 2023, respectively	86,327,215	81,036,230
Premises and equipment, net	5,118,229	4,715,208
Other investments	729,335	713,120
Accrued interest receivable	361,572	323,417
Cash value of life insurance	744,112	763,732
Deferred tax asset	563,577	665,449
Other assets	288,212	178,145
Total Assets	$112,108,978	$112,727,776
LIABILITIES
Deposits	$85,089,582	$86,071,413
Advance payments by borrowers for taxes and insurance	54,200	36,929
Federal Home Loan Bank advances	8,000,000	8,000,000
Accrued interest payable	105,112	33,065
Deferred compensation	364,886	397,078
Accrued income taxes payable	75,539	80,867
Reserve for unfunded loan commitments	35,041	74,409
Other liabilities	231,087	204,563
Total Liabilities	93,955,447	94,898,324
NET WORTH
Retained earnings	18,607,441	18,383,704
Accumulated other comprehensive loss	(453,910)	(554,252)
Total Net Worth	18,153,531	17,829,452
Total Liabilities and Net Worth	$112,108,978	$112,727,776
See accompanying notes to financial statements.

Pioneer Federal Savings & Loan Association
Statements of Operations
Years Ended December 31,	2024	2023
Interest income:
Loans, including fees	$4,375,707	$3,748,484
Investment securities:
Taxable	220,969	251,151
Tax-exempt	121,493	119,537
Other	296,563	261,782
Total interest income	5,014,732	4,380,954
Interest expense:
Deposits	1,472,703	972,906
FHLB advances	349,733	115,622
Total interest expense	1,822,436	1,088,528
Net interest income	3,192,296	3,292,426
Provision for credit losses on loans	67,599	18,094
(Recovery of) provision for credit losses on unfunded loan commitments	(39,368)	16,875
Net interest income after provision for credit losses	3,164,065	3,257,457
Noninterest income:
Service fees	67,892	65,214
Interchange fees	127,435	137,558
Loan servicing income	2,827	2,672
(Decrease) increase in cash value of life insurance	(19,620)	56,496
Net gain on sale of premises and equipment	311,069	—
Other noninterest income	5,887	6,492
Total noninterest income	495,490	268,432
Noninterest expense:
Salaries and employee benefits	1,614,041	1,633,476
Occupancy	486,663	226,908
Data processing	413,892	434,231
Advertising	104,027	114,487
Professional fees	129,164	118,319
Directors fees	110,745	129,105
Insurance	77,139	74,978
Loan costs	69,990	62,802
ATM fee expense	96,542	94,873
Other noninterest expense	260,121	246,486
Total noninterest expense	3,362,324	3,135,665
Net income before income taxes	297,231	390,224
Income tax expense	73,494	132,980
Net income	$223,737	$257,244
See accompanying notes to financial statements.

Pioneer Federal Savings & Loan Association
Statements of Comprehensive Income (Loss)
Years Ended December 31,	2024	2023
Net income	$223,737	$257,244
Other comprehensive income:
Unrealized gain on investment securities available for sale	136,204	349,298
Related tax effect	(35,862)	(91,970)
Other comprehensive income, net of tax	100,342	257,328
Total comprehensive income	$324,079	$514,572
See accompanying notes to financial statements.

Pioneer Federal Savings & Loan Association
Statements of Net Worth
	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Net Worth
Balances at January 1, 2023	$18,126,460	$(811,580)	$17,314,880
Net income	257,244	—	257,244
Other comprehensive income	—	257,328	257,328
Balances at December 31, 2023	18,383,704	(554,252)	17,829,452
Net income	223,737	—	223,737
Other comprehensive income	—	100,342	100,342
Balances at December 31, 2024	$18,607,441	$(453,910)	$18,153,531
See accompanying notes to financial statements.

Pioneer Federal Savings & Loan Association
Statements of Cash Flows
Years Ended December 31,	2024	2023
Change in cash and cash equivalents:
Cash flows (used in) from operating activities:
Net income	$223,737	$257,244
Adjustments to reconcile net income to net cash (used in) from operating activities:
Net amortization of investment securities	67,395	82,165
Provision for credit losses	28,231	34,969
Depreciation	313,345	76,704
Net gain on sale of premises and equipment	(311,069)	—
Net change in cash value of life insurance	19,620	(56,496)
Provision for (benefit from) deferred income tax	66,010	(67,727)
Changes in operating assets and liabilities:
Accrued interest receivable	(38,155)	(29,927)
Other assets	(110,067)	(49,819)
Accrued interest payable	72,047	28,591
Other liabilities	(10,996)	116,276
Net cash from operating activities	320,098	391,980
Cash flows (used in) from investing activities:
Proceeds from calls and maturities of investment securities held to maturity	835,405	427,708
Proceeds from calls and maturities of investment securities available for sale	1,829,720	1,706,402
Net change in other investments	(16,215)	(303,451)
Net increase in loans	(5,358,584)	(3,532,784)
Proceeds from disposal of premises and equipment	318,337	—
Purchases of premises and equipment	(723,634)	(3,290,121)
Net cash used in investing activities	(3,114,971)	(4,992,246)
Cash flows (used in) from financing activities:
Net increase (decrease) in deposits	(981,831)	794,993
Net increase (decrease) in advance payments by borrowers for taxes and insurance	17,271	(61,233)
Proceeds from Federal Home Loan Bank advances	—	8,000,000
Net cash (used in) from financing activities	(964,560)	8,733,760
Net change in cash and cash equivalents	(3,759,433)	4,133,494
Cash and cash equivalents at beginning of year	10,192,920	6,059,426
Cash and cash equivalents at end of year	$6,433,487	$10,192,920
Supplemental cash flow information:
Cash paid during the year for:
Interest	$1,750,389	$1,059,937
Income taxes	12,811	129,354
Noncash investing and financing activities:
Change in unrealized gain on investment securities available for sale	100,342	257,328
See accompanying notes to financial statements.

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 1:   Summary of Significant Accounting Policies
Nature of Business
Pioneer Federal Savings & Loan Association (the “Association”) provides a variety of financial services to individuals and corporate members through its branches in Dillon and Deer Lodge, Montana. The Association’s primary source of revenue is residential single-family loans.
Segment Information
The Association’s reportable segment is determined by the President/Chief Executive Officer (CEO) based upon information provided about the Association’s products and services offered, primarily banking operations. The segment is also distinguished by the level of information provided by the CEO, who uses such information to review performance of various components of the business, which are then aggregated if operating performance, products/services, and customers are similar. The CEO will evaluate the financial performance of the Association’s business components such as evaluating revenue streams, significant expenses, and budget to actual results in assessing the Association’s segment and in the determination of allocating resources. The CEO uses revenue streams to evaluate product pricing and significant expenses to assess performance and evaluate return on assets. The CEO uses net income (loss) to benchmark the Association against its competitors. The benchmarking analysis coupled with monitoring of budget to actual results are used in assessing performance and in establishing compensation. Loans, investments, and deposit product service fees provide the revenues in the banking operation. Interest expense and salaries and employee benefits, as reported on the statements of operations, provide the significant expenses in the banking operation. All operations are domestic.
The Association operates under a single segment. Segment performance is evaluated using net income (loss). The measure of segment assets is reported on the balance sheets as total assets. Noncash items, such as depreciation and amortization, as well as expenditures for premises and equipment, are reported on the statements of cash flows.
Use of Estimates in Preparation of Financial Statements
The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.
New Accounting Pronouncements
The following Accounting Standards Update (ASU) has been issued by FASB and may impact the Association’s financial statements in future reporting periods.
ASU 2023-09, Improvements to Income Tax Disclosures — For public business entities, this standard requires disclosure about specific categories in the income tax rate reconciliation and additional information for reconciling items that meet a quantitative threshold. The standard also requires entities to disclose certain disaggregated information regarding income (loss) before income taxes, income tax expense (benefit), and income taxes paid. Finally, the standard eliminates certain existing disclosure requirements. This new standard is effective for financial statements issued for annual periods beginning after December 15, 2024. Early adoption is permitted. The Association does not believe this new standard will have a significant impact on its financial statements.
Cash and Cash Equivalents
For purposes of reporting cash flows in the financial statements, cash and cash equivalents include cash on hand, interest-bearing and non-interest-bearing accounts in other financial institutions, and federal

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 1:   Summary of Significant Accounting Policies (continued)
funds sold, all of which have original maturities of three months or less and are utilized in the daily operations of the Association.
Investment Securities
Investment securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity are classified as available for sale and are carried at fair value, with unrealized gains and losses reported in other comprehensive income or loss. Amortization of premiums and accretion of discounts are recognized in interest income using the effective interest method. Premiums that exceed the amount repayable by the issuer at the next call date are amortized to the next call date. Other premiums and discounts are amortized (accreted) over the estimated lives of the securities. Gains and losses on the sale of securities are recorded on the trade date and determined using the specific identification method.
Effective January 1, 2023, the Association uses a current expected credit loss (“CECL”) model to estimate the allowance for credit losses on securities held to maturity. The CECL model considers historical loss rates and other qualitative adjustments, as well as a forward-looking component that considers reasonable and supportable forecasts over the expected life of each security.
Management believes the Association will collect all amounts owed on securities held to maturity issued by the U.S. government or a U.S. government-sponsored agency since these securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies, and have a long history of no credit losses.
The past due status of a security is based on the contractual terms in the security. The accrual of interest on a security is discontinued when the security becomes 90 days delinquent or whenever management believes the issuer will be unable to make payments as they become due. When securities are placed on nonaccrual status, all unpaid accrued interest is reversed against interest income.
The Association excludes accrued interest receivable from the amortized cost basis of securities held to maturity when estimating credit losses and when presenting required disclosures in the financial statements. Accrued interest on securities held to maturity totaling $13,280 and $15,760 at December 31, 2024 and 2023, respectively, was excluded from the amortized cost basis of securities held to maturity.
Effective January 1, 2023, the Association evaluates individual securities available for sale in an unrealized loss position by first determining whether the decline in fair value below the amortized cost basis of the security has resulted from a credit loss or other factors. A credit loss exists when the present value of cash flows expected to be collected from the security is less than the amortized cost basis of the security. In determining whether a credit loss exists, the Association considers the extent to which the fair value is less than the amortized cost basis, adverse conditions related to the security, the industry, or geographic areas, the payment structure of the investment security, failure of the issuer to make scheduled payments, and any changes to the rating of the security. Impairment related to credit losses is recognized through an allowance for credit losses up to the amount that fair value is less than the amortized cost basis. Changes to the allowance are recognized through earnings as a provision for (or recovery of) credit losses. Impairment related to other factors is recognized in other comprehensive income.
If the Association intends to sell, or it is more likely than not the Association will be required to sell, the security before recovery of its amortized cost basis, any allowance for credit losses is written off and the amortized cost basis is written down to the security’s fair value at the reporting date with any incremental impairment recognized in earnings.
The accrual of interest on a security available for sale is discontinued when the security becomes 90 days delinquent or whenever management believes the issuer will be unable to make payments as they

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 1:   Summary of Significant Accounting Policies (continued)
become due. When securities are placed on nonaccrual status, all unpaid accrued interest is reversed against interest income. No accrued interest was written off during 2024 and 2023.
The Association excludes accrued interest receivable from the amortized cost basis of securities available for sale when estimating credit losses and when presenting required disclosures in the financial statements. Accrued interest on securities available for sale totaling $59,936 and $59,531 at December 31, 2024 and 2023, respectively, was excluded from the amortized cost basis of securities available for sale.
Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Realized gains and losses on the sale of loans held for sale are determined using the specific-identification method. The Association had no loans held for sale at December 31, 2024 and 2023.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding unpaid principal balances adjusted for deferred loan fees and costs, charge-offs, and an allowance for credit losses. Interest on loans is accrued and credited to income based on the unpaid principal balance. Loan-origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the effective interest method.
The past due status of a loan is based on the contractual terms in the loan agreement. The accrual of interest on a loan is typically discontinued when the loan becomes 90 days delinquent or whenever management believes the borrower will be unable to make payments as they become due. When loans are placed on nonaccrual status or charged off, all unpaid accrued interest is reversed against interest income. The interest on these loans is subsequently accounted for on the cash basis if collection of the remaining recorded investment in the loan is still expected or using the cost-recovery method when collection of the remaining recorded investment is in doubt. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Credit Losses on Loans and Unfunded Loan Commitments
The Association adopted ASU No. 2016-13 and began accounting for credit losses under ASC 326, Financial Instruments — Credit Losses, on January 1, 2023. The new standard significantly changed the impairment model for most financial assets that are measured at amortized cost, including off-balance sheet credit exposures, from an incurred loss impairment model to an expected credit loss model.
The allowance for credit losses on loans is a valuation allowance that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the Association’s loan portfolio. The allowance for credit losses on loans is established through provisions for credit losses charged against earnings. When available information confirms that specific loans, or portions thereof, are uncollectible, these amounts are charged against the allowance for credit losses on loans, and subsequent recoveries, if any, are credited to the allowance for credit losses on loans.
The Association adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023 using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. The transition adjustment of the adoption of CECL included a decrease in the allowance for credit losses on loans of $57,534, which is presented as a reduction to net loans outstanding, and an increase in the liability for unfunded commitments of $57,534, which is recorded within other liabilities. The Company did not record an adjustment to retained earnings as of January 1,

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 1:   Summary of Significant Accounting Policies (continued)
2023, for the cumulative effect of adopting CECL, due to the negligible difference in the reserve calculation as a result of the transition from the allowance for loan losses to CECL. Results for reporting periods beginning after January 1, 2023 are presented under CECL while prior period amounts continue to be reported in accordance with previously applicable accounting standards (“Incurred Loss”).
Management considers the following when assessing risk in the Association’s loan portfolio segments:
•
Commercial loans are primarily for construction and land development, land acquisition, working capital, physical asset expansion, asset acquisition, and other. These loans are dependent on the industries tied to these loans and are made based primarily on historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors. Financial information is obtained from the borrowers and/or the individual project to evaluate cash flows sufficiency to service debt and is periodically updated during the life of the loan. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and/or property type.

•
Residential real estate loans are affected by the local residential real estate market, the local economy, and, for variable rate mortgages, movement in indices tied to these loans. At the time of origination, the Association evaluates the borrower’s repayment ability through a review of debt to income and credit reports. Appraisals are obtained to support the loan amount. Financial information is obtained from the borrowers and/or the individual project to evaluate cash flows sufficiency to service debt at the time of origination.

•
Consumer loans may take the form of installment loans, demand loans, or single payment loans and are extended to individuals for household, family, and other personal expenditures. At the time of origination, the Association evaluates the borrower’s repayment ability through a review of debt to income and credit scores.

Subsequent to the adoption of ASC 326:
Effective January 1, 2023, the Association uses a current expected credit loss (“CECL”) model to estimate the allowance for credit losses on loans. The CECL model considers historical loss rates and other qualitative adjustments, as well as a new forward-looking component that considers reasonable and supportable forecasts over the expected life of each loan. To develop the allowance for credit losses on loans estimate under the CECL model, the Association segments the loan portfolio into loan pools based on loan type and similar credit risk elements; performs an individual evaluation of certain collateral dependent and other credit-deteriorated loans; calculates the historical loss rates for the segmented loan pools; considers loss rates from peer data; applies the loss rates determined by management (historical, peer, or otherwise) over the calculated life of the collectively evaluated loan pools; adjusts for forecasted macro-level economic conditions and other anticipated changes in credit quality; and determines qualitative adjustments based on factors and conditions unique to the Association’s loan portfolio.
Under the CECL model, loans that do not share similar risk characteristics with loans in their respective pools are individually evaluated for expected credit losses and are excluded from the collectively evaluated loan credit loss estimates. Management individually evaluates loans with evidence of credit deterioration. For loans individually evaluated, a specific reserve is estimated based on either the fair value of collateral or the discounted value of expected future cash flows.
A loan is considered to be collateral dependent when, based upon management’s assessment, the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. For collateral dependent loans, expected credit losses are based on

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 1:   Summary of Significant Accounting Policies (continued)
the fair value of the collateral as of the date of the balance sheet, with consideration for estimated selling costs if satisfaction of the loan depends on the sale of the collateral.
The following describes the types of collateral that secure collateral dependent loans:
•
Other construction and land/land development, farmland, and residential construction loans are primarily secured by commercial, agricultural, and residential properties, respectively, which are under construction and/or redevelopment, and by raw land.

•
Commercial real estate loans are primarily secured by office and industrial buildings, warehouses, retail shopping facilities, and various special purpose properties, including hotels and restaurants.

•
Agricultural production, commercial and industrial, and municipal loans considered collateral dependent are primarily secured by accounts receivable, inventory, and equipment.

•
Revolving, open-end loans are primarily secured by liens on residential real estate and extended lines of credit.

•
First liens are primarily secured by first liens on residential real estate.

•
Junior liens are primarily secured by junior liens on residential real estate.

•
Consumer loans are primarily secured by personal property.

Management evaluates all collectively evaluated loans using the weighted average remaining life (“remaining life”) methodology. The remaining life methodology applies calculated quarterly net loss rates to collectively evaluated loan pools on a periodic basis based on the estimated remaining life of each pool. The estimated losses under the remaining life methodology are then adjusted for qualitative factors deemed appropriate by management.
The estimated remaining life of each pool is determined using quarterly, pool-based attrition measurements. The Association’s historical call report data, or peer data, are considered for utilization in historical loss rate calculations, and the lookback period for each collectively evaluated loan pool is determined by management based upon the estimated remaining life of the pool. Forecasted historical loss rates are calculated using the Association’s historical data based on the lookback, forecast, and reversion period inputs by management. Management elected to utilize a 24-month forecast period, with immediate reversion to historical losses after the forecast period.
The quantitative analysis described above is supplemented with other qualitative factors based on the risks present for each collectively evaluated loan pool. These qualitative factors include: changes in lending policies, procedures, and practices; national and local economic trends and conditions; experience, ability, and depth of lending management and other relevant staff; levels of and trends in delinquencies and troubled loans; external factors; and changes in collateral values.
The Association excludes accrued interest receivable from the amortized cost basis of loans when estimating credit losses and when presenting required disclosures in the financial statements. Accrued interest on loans totaling $288,356 and $248,126 at December 31, 2024 and 2023, respectively.
In addition to the allowance for credit losses on loans, the Association maintains a reserve for unfunded loan commitments at a level that management believes is adequate to absorb estimated probable credit losses over the contractual terms of the Association’s noncancellable loan commitments. The reserve for unfunded commitments is established through provisions for credit losses charged against earnings.
Unfunded loan commitments are segmented into the same pools used for estimating the allowance for credit losses on loans. Estimated credit losses on unfunded loan commitments are based on the same methodology, inputs, and assumptions used to estimate credit losses on collectively evaluated loans, adjusted

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 1:   Summary of Significant Accounting Policies (continued)
for estimated funding probabilities. The estimated funding probabilities represent management’s estimate of the amount of the current unfunded loan commitment that will be funded over the remaining contractual life of the commitment and is based on historical data.
The Association may modify loans to borrowers experiencing financial difficulty and grant certain concessions that include principal forgiveness, a term extension, an other-than-insignificant payment delay, an interest rate reduction, or a combination of these concessions. An assessment of whether the borrower is experiencing financial difficulty is made at the time of the loan modification.
Upon the Association’s determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.
Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.
Other Investments
Other investments include equity securities without a readily determinable fair value, Federal Home Loan Bank (FHLB) stock, and equity securities with a readily determinable fair value, such as mutual funds.
The Association has elected to account for equity securities without readily determinable fair values using the alternative measurement method. Under this method, these securities are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment. The Association is required to hold FHLB stock as a member of the FHLB, and transfer of the stock is substantially restricted. The FHLB stock is pledged as collateral for outstanding FHLB advances. FHLB stock is evaluated for impairment on an annual basis.
Mutual funds have a readily determinable fair value and are measured at fair value with changes in fair value reported in net income. Gains and losses on the sale of mutual funds are recorded on the trade date and determined using the specific-identification method.
Other Real Estate
Other real estate acquired through, or in lieu of, loan foreclosure is held for sale and is initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and the other real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other noninterest expense.
There were no residential real estate loans in the process of foreclosure or other real estate owned at December 31, 2024 and 2023.
Cash Value of Life Insurance
The Association has purchased life insurance policies on certain key executives. Life insurance is measured at the amount that could be realized under the insurance contract as of the balance sheet date, which generally is the cash surrender value of the policy.

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 1:   Summary of Significant Accounting Policies (continued)
Revenue from Contracts with Customers
The core revenue recognition principle requires the Association to recognize revenue to depict the transfer of services or products to customers in an amount that reflects the consideration to which the Association expects to be entitled to receive in exchange for those services or products recognized as performance obligations are satisfied. The guidance includes a five-step model to apply to revenue recognition, consisting of the following; (1) identify the contract with a customer; (2) identify the performance obligation(s) within the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligation(s) within the contract; and (5) recognize revenue when (or as) the performance obligation(s) are/is satisfied.
The Association generally fully satisfies its performance obligations on its contracts with customers as services are rendered, and the transaction prices are typically fixed; charged either on a periodic basis or based on activity. Since performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying revenue recognition principles (ASC 606) that significantly affects the determination of the amount and timing of revenue from contracts with customers.
The following significant revenue-generating transactions are within the scope of ASC 606, which are presented in the consolidated statements of operations as components of noninterest income:
Service fees — The Association earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, such as ATM use fees, wires, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Association fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly service charges and maintenance fees, are earned over the course of a month, representing the period over which the Association satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs as this corresponds with the Association’s performance obligation.
Interchange fees — Customers use a bank-issued debit card to purchase goods and services, and the Association earns interchange fees on those transactions, typically a percentage of the sale amount of the transaction. The Association is considered an agent with respect to these transactions. Interchange fee payments received, net of related expense, are recognized as income daily, concurrently with the transaction processing services provided to the cardholder through the payment networks. There are no contingent debit card interchange fees recorded by the Association that could be subject to a claw-back in future periods.
Net gain (loss) on sales of other real estate — The Association records a gain or loss from the sale of other real estate when control of the property transfers to the buyer, which generally occurs at the time of an executed deed and transfer of control is completed. When the Association finances the sale to the buyer, the Association assesses whether the buyer is committed to perform their obligations under the contract and whether the Association expects to collect substantially all of the transaction price. Once these criteria are met, the asset is derecognized and the gain or loss on the sale is recognized. In determining the gain or loss on the sale, the Association adjusts the transaction price and related gain (loss) on sale if the financing does not include market terms.
Income Taxes
Deferred tax assets and liabilities have been determined using the liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences are expected to reverse. Provision (benefit) for deferred taxes is the result of changes in the deferred tax assets and liabilities.

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 1:   Summary of Significant Accounting Policies (continued)
The Association may also recognize a liability for unrecognized tax benefits from uncertain tax positions. Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the financial statements. Interest and penalties related to unrecognized tax benefits are classified as income tax expense.
With few exceptions, the Association is no longer subject to federal or state examination by tax authorities for years ending before December 31, 2021.
Rate Lock Commitments
The Association enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Rate lock commitments are recorded only to the extent of fees received since recording the estimated fair value of these commitments would not have a significant impact on the financial statements.
Off-Balance-Sheet Instruments
In the ordinary course of business, the Association has entered into off-balance-sheet financial instruments, including commitments to extend credit and unfunded commitments. Such financial instruments are recorded in the financial statements when they become payable.
Concentration of Credit Risk
Most of the Association’s loans and off-balance-sheet commitments have been granted to borrowers in the Association’s market area. The concentrations of credit by type are set forth in Note 4.
Legal Contingencies
Various legal claims arise from time to time in the normal course of business. In the opinion of management, any liability resulting from such proceedings would not have a material impact on the financial statements of the Association.
Advertising
Advertising costs are expensed as incurred.
Other Comprehensive Income (Loss)
Other comprehensive income (loss) is shown on the statements of comprehensive income (loss). Accumulated other comprehensive income (loss) consists of unrealized gain (loss) on securities available for sale, net of tax, and is shown on the statements of net worth.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Association, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Association does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 2:   Cash and Due From Banks
In the normal course of business, the Association maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation’s insured limit of $250,000. Management believes these financial institutions have strong credit ratings and that the credit risk related to these deposits is minimal.
Note 3:   Investment Securities
The amortized cost, allowance for credit losses, and estimated fair value of investment securities available for sale with gross unrealized gains and losses at December 31 follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Estimated Fair Value
2024
U.S. government and agency securities	$1,115,983	$—	$(106,677)	$—	$1,009,306
Obligations of states and political subdivisions	3,031,756	1,782	(144,859)	—	2,888,679
Mortgage-backed securities	6,167,684	4,748	(532,385)	—	5,640,047
Total investment securities available for sale	$10,315,423	$6,530	$(783,921)	$—	$9,538,032
2023
U.S. government and agency securities	$1,656,453	$—	$(145,668)	$—	$1,510,785
Obligations of states and political subdivisions	3,254,899	8,665	(147,756)	—	3,115,808
Mortgage-backed securities	7,306,233	261	(629,097)	—	6,677,397
Total investment securities available for sale	$12,217,585	$8,926	$(922,521)	$—	$11,303,990
The following table shows the fair value and gross unrealized losses of investment securities available for sale with unrealized losses at December 31, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2024
U.S. government and agency securities	$—	$—	$1,009,306	$106,677	$1,009,306	$106,677
Obligations of states and political subdivisions	308,493	2,671	1,923,404	142,188	2,231,897	144,859
Mortgage-backed securities	—	—	5,440,324	532,385	5,440,324	532,385
Totals	$308,493	$2,671	$8,373,034	$781,250	$8,681,527	$783,921
2023
U.S. government and agency securities	$—	$—	$1,510,785	$145,668	$1,510,785	$145,668
Obligations of states and political subdivisions	—	—	2,137,439	147,756	2,137,439	147,756
Mortgage-backed securities	455,221	1,649	6,193,734	627,448	6,648,955	629,097
Totals	$455,221	$1,649	$9,841,958	$920,872	$10,297,179	$922,521

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 3:   Investment Securities (continued)
The following table presents the number and aggregate depreciation from the Association’s amortized cost basis of investment securities available for sale in a continuous unrealized loss position by security type at December 31, 2024:
	Number of Securities	Aggregate Depreciation
U.S. government and agency securities	2	9.56%
Obligations of states and political subdivisions	10	6.09
Mortgage-backed securities	18	8.91
These unrealized losses relate principally to the changes in interest rates and are not due to changes in the financial condition of the issuer, the quality of any underlying assets, or applicable credit enhancements. In reaching the conclusion that an allowance for credit losses is unnecessary, management observed that the securities were issued by a government body or agency, the securities continue to be highly rated (AA or better) where applicable, the issuer continues to make contractual payments, and the quality of any underlying assets or credit enhancements has not changed. Since management has the ability to hold investment securities for the foreseeable future, the Association expects to recover the amortized cost basis of these securities before they are sold or mature.
The amortized cost, allowance for credit losses, gross unrealized gains and losses, and estimated fair value of investment securities held to maturity at December 31 follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Estimated Fair Value
2024
U.S. government and agency securities	$128,070	$—	$(5,008)	$—	$123,062
Obligations of states and political subdivisions	974,806	—	(79,000)	—	895,806
Mortgage-backed securities	902,331	6,896	(15,415)	—	893,812
Total investment securities held to maturity	$2,005,207	$6,896	$(99,423)	$—	$1,912,680
2023
U.S. government and agency securities	$168,576	$12	$(7,938)	$—	$160,650
Obligations of states and political subdivisions	1,105,798	236	(11,302)	—	1,094,732
Mortgage-backed securities	1,561,191	6,124	(34,435)	—	1,532,880
Total investment securities held to maturity	$2,835,565	$6,372	$(53,675)	$—	$2,788,262
The Association regularly evaluates various attributes of securities held to maturity to determine the appropriateness of the allowance for credit losses. The credit quality indicators monitored differ depending on the major security type.
The Association evaluates securities issued by the U.S. government and U.S. government-sponsored agencies (e.g., FNMA (“Fannie Mae”), GNMA (“Ginnie Mae”), and FHLMC (“Freddie Mac”) mortgage-backed securities) by considering the creditworthiness and performance of the securities and the strength of guarantees. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies, and have a long history of no credit losses. Based on this analysis, the Association believes it will collect all amounts owed on these securities and has not recognized an allowance for credit losses on these securities.

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 3:   Investment Securities (continued)
Obligations of states and political subdivisions held to maturity are generally evaluated using credit ratings, which are a key indicator of an investment security’s probability of default. The Association uses credit ratings issued by S&P or Moody’s (or both), consisting of the upper- and lower-case letters to identify an investment security’s credit quality rating. “AAA” and “AA” (high credit quality) and “A” and “BBB” (medium credit quality) are considered investment grade. Credit ratings for investment securities below these designations are considered low credit quality. These ratings are updated monthly. The Association may also consider other relevant information that becomes known about the issuer’s or the security’s performance.
Information regarding credit ratings for investment securities held to maturity by major security type as of December 31 follows:
	AAA	AA	A	BBB	Not Rated	Total
2024
Obligations of states and political subdivisions	$—	$548,326	$426,480	$—	$—	$974,806
2023
Obligations of states and political subdivisions	$—	$677,073	$428,725	$—	$—	$1,105,798
No accrued interest was written off during 2024 and 2023. No investment securities held to maturity were past due or on nonaccrual as of December 31, 2024 and 2023.
Fair values of investment securities are generally estimated based on financial models or prices paid for similar securities. It is possible interest rates or other key inputs to the valuation estimate could change considerably, resulting in a material change in the estimated fair value of investment securities.
The following is a summary of amortized cost (or net carrying amount) and estimated fair value of investment securities by contractual maturity as of December 31, 2024. Contractual maturities will differ from expected maturities for mortgage-backed securities because borrowers may have the right to call or prepay obligations without penalties.
	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Net Carrying Amount	Estimated Fair Value
Due in one year or less	$100,421	$99,751	$257,965	$255,396
Due after one year through five years	2,526,550	2,398,645	—	—
Due after five years through ten years	320,402	302,777	292,318	265,864
Due after ten years	1,200,366	1,096,812	552,593	497,608
Subtotal	4,147,739	3,897,985	1,102,876	1,018,868
Mortgage-backed securities	6,167,684	5,640,047	902,331	893,812
Total	$10,315,423	$9,538,032	$2,005,207	$1,912,680
There were no sales of investment securities in 2024 and 2023.
At December 31, 2024, the amortized cost and estimated fair value of investment securities pledged to secure public deposits was $1,000,000 and $897,440, respectively. At December 31, 2023, the amortized cost and estimated fair value of investment securities pledged to secure public deposits was $500,000 and $489,010, respectively.

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 4:   Loans
The following table presents total loans at December 31, by portfolio segment and class of loan:
	2024	2023
Commercial:
Other construction and land/land development	$1,908,672	$831,575
Farmland	—	110,088
Commercial real estate	4,172,909	2,916,186
Agricultural production	15,341	25,653
Commercial and industrial	1,516,403	2,607,880
Municipal	51,310	56,181
Residential real estate:
Residential construction	2,322,492	1,532,018
Revolving, open-end	1,762,701	1,516,435
First liens	74,274,925	71,561,388
Junior liens	706,888	367,907
Consumer	1,207,219	1,033,911
Subtotal	87,938,860	82,559,222
Allowance for credit losses	(1,208,149)	(1,140,550)
Net deferred loan fees	(403,496)	(382,442)
Loans, net	$86,327,215	$81,036,230
Loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balance of mortgage loans serviced for others totaled $851,034 at December 31, 2024 and $690,654 at December 31, 2023. Mortgage servicing rights are not recorded since they would not have a material impact on the financial statements.
Deposit accounts in an overdraft position and reclassified as loans totaled $2,771 at December 31, 2024 and $2,824 at December 31, 2023.
Activity in the allowance for credit losses on loans by portfolio segment follows:
	Commercial	Residential Real Estate	Consumer	Total
Balance at January 1, 2023	$118,074	$1,042,742	$19,174	$1,179,990
Impact of adoption of ASU No. 2016-13 (ASC 326)	(1,661)	(55,873)	—	(57,534)
Provision for (recovery of) credit losses on loans	(51,094)	82,027	(12,839)	18,094
Loans charged off	—	—	(493)	(493)
Recoveries of loans previously charged off	—	—	493	493
Balance at December 31, 2023	65,319	1,068,896	6,335	1,140,550
Provision for (recovery of) credit losses on loans	(1,788)	69,287	100	67,599
Loans charged off	—	—	—	—
Recoveries of loans previously charged off	—	—	—	—
Balance at December 31, 2024	$63,531	$1,138,183	$6,435	$1,208,149

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 4:   Loans (continued)
At December 31, 2024 and 2023, the Association maintained a reserve for unfunded loan commitments totaling $35,041 and $74,409, respectively. The provision for (recovery of) credit losses on unfunded loan commitments totaled ($39,368) during 2024 and $16,875 during 2023.
No accrued interest was written off by reversing interest income during the years ended December 31, 2024 and 2023.
There were no collateral dependent loans as of December 31, 2024 and 2023.
The Association regularly evaluates various attributes of loans to determine the appropriateness of the allowance for credit losses on loans. The credit quality indicators monitored differ depending on the class of loan.
Loans are generally evaluated using the following internally prepared ratings:
•
Pass:   These loans are supported by reliable and current financial statements and the Association is protected by adequate collateral margins. The business may not have secondary means of payment, may be relatively new, but has adequate liquidity, equity and profitability.

•
Special Mention:   These loans are currently protected but show potential financial, operational or other deterioration or weaknesses that need to be corrected. These credits are still strong enough and/or have ample collateral to ensure that liquidation of the loan is not threatened but could reach that point and become further classified. If weaknesses are significant, even though well secured, the loan should be considered for more serious criticism.

•
Substandard:   These loans are no longer protected by the current sound net worth and paying capacity of the obligor. These loans exhibit defined credit weaknesses which, if not corrected, could expose the Association to loss, including all loans which have gone to foreclosure or which have become reliant upon liquidation of collateral for repayment.

•
Doubtful:   These loans have deteriorated to the point where collection or liquidation in full, on the basis of currently existing facts, conditions and values, is highly questionable and improbable. If the loss portion of the loan can be reasonably estimated and there are no pending actions which may strengthen or protect the Association from loss, a partial charge-off should be considered.

Internally prepared ratings for loans are updated at least annually.
Residential real estate and consumer loans are generally evaluated based on whether or not the loan is performing according to the contractual terms of the loan as of the balance sheet date. Loans past due 30 days or more and loans on nonaccrual are considered nonperforming.

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 4:   Loans (continued)
Information regarding the loan portfolio by risk classification and origination year for the year ended December 31, 2024, follows:
	2024	2023	2022	2021	2020	Prior	Revolving	Revolving Loans Converted to Term Loans	Total
Other construction and land/land development
Pass	$808,696	$962,610	$66,546	$54,668	$—	$16,152	$—	$—	$1,908,672
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	808,696	962,610	66,546	54,668	—	16,152	—	—	1,908,672
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Commercial real estate
Pass	1,419,434	—	536,276	1,035,974	116,212	1,065,013	—	—	4,172,909
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	1,419,434	—	536,276	1,035,974	116,212	1,065,013	—	—	4,172,909
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Agricultural production
Pass	—	—	15,341	—	—	—	—	—	15,341
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	—	—	15,341	—	—	—	—	—	15,341
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Commercial and industrial
Pass	32,342	42,761	425,451	—	—	85,109	930,740	—	1,516,403
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	32,342	42,761	425,451	—	—	85,109	930,740	—	1,516,403
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Municipal
Pass	—	—	—	—	—	51,310	—	—	51,310
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	$—	$—	$—	$—	$—	$51,310	$—	$—	$51,310

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 4:   Loans (continued)
	2024	2023	2022	2021	2020	Prior	Revolving	Revolving Loans Converted to Term Loans	Total
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Residential construction
Performing	$2,322,492	$—	$—	$—	$—	$—	$—	$—	$2,322,492
Nonperforming	—	—	—	—	—	—	—	—	—
Totals	2,322,492	—	—	—	—	—	—	—	2,322,492
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Revolving, open-end
Performing	—	—	—	—	—	—	1,732,809	—	1,732,809
Nonperforming	—	—	—	—	—	—	29,892	—	29,892
Totals	—	—	—	—	—	—	1,762,701	—	1,762,701
Current period gross charge offs	—	—	—	—	—	—	—	—	—
First liens
Performing	6,854,182	8,594,110	12,469,066	15,297,093	13,443,873	15,953,716	—	—	72,612,040
Nonperforming	—	1,152,102	270,042	92,118	—	148,623	—	—	1,662,885
Totals	6,854,182	9,746,212	12,739,108	15,389,211	13,443,873	16,102,339	—	—	74,274,925
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Junior liens
Performing	434,442	101,313	136,656	—	—	34,477	—	—	706,888
Nonperforming	—	—	—	—	—	—	—	—	—
Totals	434,442	101,313	136,656	—	—	34,477	—	—	706,888
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Consumer
Performing	593,075	340,547	57,149	94,604	24,570	73,172	—	—	1,183,117
Nonperforming	1,936	16,900	3,407	1,859	—	—	—	—	24,102
Totals	$595,011	$357,447	$60,556	$96,463	$24,570	$73,172	$—	$—	$1,207,219
Current period gross charge offs	—	—	—	—	—	—	—	—	—

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 4:   Loans (continued)
Information regarding the loan portfolio by risk classification and origination year for the year ended December 31, 2023, follows:
	2023	2022	2021	2020	2019	Prior	Revolving	Revolving Loans Converted to Term Loans	Total
Other construction and land/land development
Pass	$382,962	$144,761	$224,653	$27,702	$19,559	$31,938	$—	$—	$831,575
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	382,962	144,761	224,653	27,702	19,559	31,938	—	—	831,575
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Farmland
Pass	—	—	—	—	—	110,088	—	—	110,088
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	—	—	—	—	—	110,088	—	—	110,088
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Commercial real estate
Pass	—	563,973	1,103,189	122,846	75,636	1,050,542	—	—	2,916,186
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	—	563,973	1,103,189	122,846	75,636	1,050,542	—	—	2,916,186
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Agricultural production
Pass	—	25,653	—	—	—	—	—	—	25,653
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	—	25,653	—	—	—	—	—	—	25,653
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Commercial and industrial
Pass	57,023	499,464	—	—	—	309,213	995,384	—	1,861,084
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	746,796	—	—	746,796
Doubtful	—	—	—	—	—	—	—	—	—
Totals	$57,023	$499,464	$—	$—	$—	$1,056,009	$995,384	$—	$2,607,880

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 4:   Loans (continued)
	2023	2022	2021	2020	2019	Prior	Revolving	Revolving Loans Converted to Term Loans	Total
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Municipal
Pass	$—	$—	$—	$—	$56,181	$—	$—	$—	$56,181
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Totals	—	—	—	—	56,181	—	—	—	56,181
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Residential construction
Performing	1,532,018	—	—	—	—	—	—	—	1,532,018
Nonperforming	—	—	—	—	—	—	—	—	—
Totals	1,532,018	—	—	—	—	—	—	—	1,532,018
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Revolving, open-end
Performing	—	—	—	—	—	—	1,516,435	—	1,516,435
Nonperforming	—	—	—	—	—	—	—	—	—
Totals	—	—	—	—	—	—	1,516,435	—	1,516,435
Current period gross charge offs	—	—	—	—	—	—	—	—	—
First liens
Performing	7,423,158	14,366,421	16,418,631	14,245,305	4,880,537	13,643,943	—	—	70,977,995
Nonperforming	—	118,039	99,410	—	—	365,944	—	—	583,393
Totals	7,423,158	14,484,460	16,518,041	14,245,305	4,880,537	14,009,887	—	—	71,561,388
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Junior liens
Performing	124,648	204,329	—	—	23,810	15,120	—	—	367,907
Nonperforming	—	—	—	—	—	—	—	—	—
Totals	124,648	204,329	—	—	23,810	15,120	—	—	367,907
Current period gross charge offs	—	—	—	—	—	—	—	—	—
Consumer
Performing	566,782	109,604	180,986	63,562	17,140	82,283	—	—	1,020,357
Nonperforming	—	8,354	5,200	—	—	—	—	—	13,554
Totals	$566,782	$117,958	$186,186	$63,562	$17,140	$82,283	$—	$—	$1,033,911
Current period gross charge offs	—	493	—	—	—	—	—	—	493

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 4:   Loans (continued)
Loan aging information as of December 31 follows:
	Current Loans	Loans Past Due 30 – 89 Days	Loans Past Due 90+ Days	Total Loans
2024
Other construction and land/land development	$1,908,672	$—	$—	$1,908,672
Commercial real estate	4,172,909	—	—	4,172,909
Agricultural production	15,341	—	—	15,341
Commercial and industrial	1,516,403	—	—	1,516,403
Municipal	51,310	—	—	51,310
Residential construction	2,322,492	—	—	2,322,492
Revolving, open-end	1,732,809	29,892	—	1,762,701
First liens	72,612,038	811,268	851,619	74,274,925
Junior liens	706,888	—	—	706,888
Consumer	1,183,117	20,695	3,407	1,207,219
Total	$86,221,979	$861,855	$855,026	$87,938,860
2023
Other construction and land/land development	$831,575	$—	$—	$831,575
Farmland	110,088	—	—	110,088
Commercial real estate	2,916,186	—	—	2,916,186
Agricultural production	25,653	—	—	25,653
Commercial and industrial	2,607,880	—	—	2,607,880
Municipal	56,181	—	—	56,181
Residential construction	1,532,018	—	—	1,532,018
Revolving, open-end	1,516,435	—	—	1,516,435
First liens	70,977,994	583,394	—	71,561,388
Junior liens	367,907	—	—	367,907
Consumer	1,020,357	13,554	—	1,033,911
Total	$81,962,274	$596,948	$—	$82,559,222
Information regarding nonaccrual loans during the year ended December 31 follows:
	Nonaccrual Loans With No Allowance for Credit Losses	Nonaccrual Loans With an Allowance for Credit Losses	Total Nonaccrual Loans	Total Nonaccrual Loans at Beginning of Year*	Interest Income Recognized on Nonaccrual Loans	Amortized Cost Basis of Loans 90+ Days Past Due Not on Nonaccrual
2024
First liens	$581,576	$—	$581,576	$—	$—	$270,043
Consumer	3,407	—	3,407	—	—	—
Total	$584,983	$—	$584,983	$—	$—	$270,043

*
There were no nonaccrual loans for the year ended December 31, 2023.

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 4:   Loans (continued)
The Association did not have any loan modifications to borrowers experiencing financial difficulty during the years ended December 31, 2024 and 2023.
Directors and executive officers of the Association, including their families and businesses in which they are principal owners, are considered related parties. Substantially all loans to these related parties were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectability or present other unfavorable features.
A summary of loans to directors, executive officers, and their affiliates as of December 31 is as follows:
	2024	2023
Beginning balance	$631,831	$966,537
New loans	35,000	—
Repayments	(59,779)	(334,706)
Ending balance	$607,052	$631,831
Note 5:   Premises and Equipment
An analysis of premises and equipment at December 31 is as follows:
	2024	2023
Land	$417,943	$417,943
Buildings	5,044,003	1,698,858
Equipment	1,164,853	443,182
Auto	45,676	45,676
Subtotal	6,672,475	2,605,659
Accumulated depreciation	(1,554,246)	(1,576,883)
Construction in progress	—	3,686,432
Totals	$5,118,229	$4,715,208
Depreciation and amortization of premises and equipment charged to noninterest expense totaled $313,345 and $76,704 for the years ended December 31, 2024 and 2023, respectively.
Note 6:   Other Investments
Other investments comprise the following as of December 31:
	2024	2023
FHLB Stock	$427,700	$422,100
Mutual funds	301,635	291,020
Total	$729,335	$713,120
The portion of unrealized gains for the period related to mutual funds still held as of December 31, 2024 and 2023 was $2,658 and $5,028, respectively, and was recorded in other noninterest income.

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 7:   Deposits
Deposits consist of the following at December 31:
	2024	2023
NOW accounts	$19,192,462	$22,428,983
Passbook	24,595,697	24,269,016
Insured money market accounts	8,623,187	9,009,597
Individual retirement accounts, certificates of deposit	7,067,970	8,331,061
Certificates of deposit	25,610,266	22,032,756
Totals	$85,089,582	$86,071,413
Time deposits that meet or exceed the FDIC insurance limit of $250,000 totaled $8,105,974 at December 31, 2024 and $6,181,886 at December 31, 2023.
The scheduled maturities of certificates of deposit at December 31, 2024, are summarized as follows:
2025	$27,372,169
2026	4,863,418
2027	293,705
2028	148,944
Total	$32,678,236
Deposits from directors, executive officers, and their affiliates totaled $1,749,851 at December 31, 2024 and $2,116,899 at December 31, 2023.
There was no customer concentration exceeding 5% of total deposits at December 31, 2024 and 2023.
Note 8:   FHLB Advances
FHLB advances consist of the following at December 31:
	2024		2023
	Rates	Amount	Rates	Amount
Federal Home Loan Bank (FHLB):
Fixed rate, fixed term advances	4.30%	$8,000,000	4.30%	$8,000,000
The following is a summary of scheduled maturities of FHLB advances as of December 31, 2024:
	Weighted Average Rate	Amount
2028	4.30%	$8,000,000
Actual maturities may differ from the scheduled principal maturities due to call options on the various advances.
The Association has a master contract agreement with the Federal Home Loan Bank that provides for borrowing up to the maximum of 45% of the book value of the Association’s qualifying loans. The FHLB provides both fixed and floating rate advances. Floating rates are based on, but not directly tied to, short-term market rates of interest, such as Secured Overnight Financing Rate (SOFR), federal funds, or treasury bill rates. Advances with call provisions permit the FHLB to request payment beginning on the call date and quarterly thereafter. FHLB advances are subject to a prepayment penalty if they are repaid prior to maturity. At December 31, 2024, FHLB advances are secured by $44,543,330 of loans and by $427,700 of FHLB stock.

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 8:   FHLB Advances (continued)
At December 31, 2024, the Association’s available and unused portion of this borrowing agreement totaled approximately $36,543,000.
The Association also has a federal funds line of credit with its main correspondent institution up to approximately $4,562,000. Federal funds purchased generally mature within one to four days from the transaction date. There was no amount outstanding related to the line as of December 31, 2024 and 2023.
Note 9:   Income Taxes
The components of the provision for income taxes are as follows:
	2024	2023
Current tax expense:
Federal	$7,434	$177,216
State	50	23,491
Total current	7,484	200,707
Deferred tax expense:
Federal	45,010	(67,076)
State	21,000	(651)
Total deferred	66,010	(67,727)
Totals	$73,494	$132,980
A summary of the sources of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended December 31, is as follows:
	2024		2023
	Amount	% of Pretax Income	Amount	% of Pretax Income
Tax expense at statutory rate	$62,419	21.0%	$81,947	21.0%
Increase (decrease) in taxes resulting from:
Tax-exempt interest	(17,576)	(5.9)	(21,845)	(5.6)
Cash value of life insurance	2,957	1.0	(11,506)	(2.9)
State taxes	16,630	5.6	18,044	4.6
Lobby and meals and entertainment	1,595	0.5	1,884	0.5
Other	7,469	2.5	64,456	16.5
Total	$73,494	24.7%	$132,980	34.1%
Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Association’s assets and liabilities. The major components of the net deferred tax asset as of December 31, are presented below:
	2024	2023
Deferred tax assets:
Allowance for credit losses and reserve for unfunded loan commitments	$327,363	$319,929
Deferred compensation	96,084	104,561
Other	34,169	20,837
Unrealized loss on investment securities available for sale	323,481	359,343
Total deferred tax assets	781,097	804,670

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 9:   Income Taxes (continued)
	2024	2023
Deferred tax liabilities:
Premises and equipment	(108,475)	(16,028)
Deferred loan costs	(24,306)	(25,040)
FHLB stock	(16,352)	(16,352)
Cash basis of accounting	(68,387)	(81,801)
Total deferred tax liabilities	(217,520)	(139,221)
Totals	$563,577	$665,449

Note 10:   Employee Benefit Plan
The Association sponsors a 401(k) plan covering all employees who have at least one year of service and who are age 18. The Association matches 100% of employee contributions up to 8% of their annual compensation. The Association may also make nonelective contributions to the plan at the discretion of the Board of Directors. Expense charged to operations was $145,035 during 2024 and $146,686 during 2023.
Note 11:   Deferred Compensation
The Association adopted a non-qualified, non-funded deferred compensation plan effective March 1, 2000. Qualified participants are key management employees designated by the Association’s Board of Directors annually. Deferred compensation amounts will not be available to the employee except at termination of employment, retirement, death, disability, or financial hardships. Deferred compensation amounts held by the Association will be credited with interest at the same compounding rate as the twenty-two (22) month Individual Retirement Account certificate of deposit issued by the Association. All amounts held for each participant are unsecured obligations of the Association.
The liability outstanding under the agreements was $364,886 at December 31, 2024 and $397,078 at December 31, 2023. The amount charged to operations was $6,352 during 2024 and $12,956 during 2023.
Note 12:   Commitments, Contingencies, and Credit Risk
The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.
The Association’s exposure to credit loss is represented by the contractual, or notional, amount of these commitments. The Association follows the same credit policies in making commitments as it does for on-balance-sheet instruments. Since some of the commitments are expected to expire without being drawn upon and some of the commitments may not be drawn upon to the total extent of the commitment, the notional amount of these commitments does not necessarily represent future cash requirements.
The following commitments were outstanding at December 31:
	2024	2023
Commitments to extend credit and unfunded commitments	$5,774,170	$8,018,527
Commitments to extend credit are agreements to lend to a customer at fixed or variable rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The amount of collateral obtained upon extension of credit is based on management’s evaluation of the customer.

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 12:   Commitments, Contingencies, and Credit Risk (continued)
Unfunded commitments under commercial lines of credit, home equity lines of credit, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit may or may not require collateral and may or may not contain a specific maturity date.
Note 13:   Regulatory Matters
The Association is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Association’s financial statements.
In September 2019, the FDIC finalized a rule that introduced an optional simplified measure of capital adequacy known as the community bank leverage ratio (CBLR) framework. In order to qualify for the CBLR framework, the Association must have a Tier 1 leverage ratio of greater than 9%, less than $10 billion in total consolidated assets, and limited amounts of off-balance-sheet exposures and trading assets and liabilities. Under the final rule, an eligible community banking organization can opt out of the CBLR framework and revert back to a risk-weighting framework without restriction.
As of December 31, 2024 and 2023, the Association qualified for and elected to use the CBLR framework. An institution opting into the CBLR framework and meeting all requirements under the framework will be considered to have met the well-capitalized ratio requirements under the Prompt Corrective Action regulations and will not be required to report or calculate risk-based capital.
As of December 31, 2024, the most recent notification from the regulatory agencies categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum regulatory capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association’s category.
The Association’s actual capital amounts and ratios as of December 31, 2024 and 2023, are presented in the following table:
	Actual		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio
2024
Community Bank Leverage Ratio	$18,857	16.81%	$10,096	≥9.00%
2023
Community Bank Leverage Ratio	$18,518	16.45%	$10,130	≥9.00%
Note 14:   Fair Value Measurements
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an order transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1:   Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:   Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 14:   Fair Value Measurements (continued)
Level 3:   Significant observable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
Some assets and liabilities, such as investment securities available for sale, are measured at fair value on a recurring basis under accounting principles generally accepted in the United States. Other assets and liabilities, such as collateral dependent loans, may be measured at fair value on a nonrecurring basis.
Following is a description of the valuation methodology and significant inputs used for each asset and liability measured at fair value on a recurring or nonrecurring basis, as well as the classification of the asset or liability within the fair value hierarchy.
Investment securities available for sale — Investment securities available for sale may be classified as Level 1, Level 2, or Level 3 measurements within the fair value hierarchy. Level 1 securities include investment securities traded on a national exchange. The fair value measurement of a Level 1 security is based on the quoted price of the security. Level 2 securities include U.S. government and agency securities, obligations of states and political subdivisions, and mortgage-backed securities. The fair value measurement of a Level 2 security is obtained from monthly brokerage account statements and is based on recent sales of similar securities and other observable market data.
Loans — Loans are not measured at fair value on a recurring basis. However, individually evaluated loans (see Note 1) may be measured at fair value on a nonrecurring basis. The fair value measurement of a loan that is collateral dependent is based on the fair value of the underlying collateral. Independent appraisals are obtained that utilize one or more valuation methodologies — typically they will incorporate a comparable sales approach and an income approach. Management routinely evaluates the fair value measurements of independent appraisers and adjusts those valuations based on differences noted between actual selling prices of collateral and the most recent appraised value. Such adjustments are usually significant, which results in a Level 3 classification. All other individually evaluated loan measurements are based on other loss estimation methodologies and, thus, are not fair value measurements.
Mutual funds — Mutual funds are considered equity securities with a readily determinable fair value and are measured at fair value on a recurring basis. The fair value measurement of equity securities with a readily determinable fair value are based on the quoted price of the security and is considered a Level 1 fair value measurement.
Information regarding the fair value of assets and liabilities measured at fair value on a recurring basis as of December 31 follows:
	Recurring Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
2024
Assets:
Investment securities available for sale	$—	$9,538,032	$—	$9,538,032
Other investments – mutual funds	301,635	—	—	301,635
Totals	$301,635	$9,538,032	$—	$9,839,667

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 14:   Fair Value Measurements (continued)
	Recurring Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
2023
Assets:
Investment securities available for sale	$—	$11,303,990	$—	$11,303,990
Other investments – mutual funds	291,020	—	—	291,020
Totals	$291,020	$11,303,990	$—	$11,595,010

There were no assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2024 and 2023.
The Association estimates fair value of all financial instruments regardless of whether such instruments are measured at fair value. The following methods and assumptions were used by the Association to estimate fair value of financial instruments not previously discussed.
Cash and cash equivalents — The carrying value approximates fair value.
Investment securities held to maturity — Fair value of investment securities held to maturity is based on dealer quotations on similar securities near period-end.
FHLB stock — The carrying value approximates fair value.
Accrued interest receivable — The carrying value approximates fair value.
Cash value of life insurance — The carrying value approximates fair value.
Deposits — Fair value of deposits with no stated maturity, such as NOW, passbook, and insured money market accounts, by definition, is the amount payable on demand on the reporting date. Fair value of certificates of deposit is estimated using discounted cash flows applying interest rates currently offered on issue of similar time deposits.
Advance payments by borrowers for taxes and insurance — The carrying value approximates fair value.
Federal Home Loan Bank advances — Federal Home Loan Bank advances are carried at cost, and the fair value is obtained from a third party using actual Association data and current market rates.
Accrued interest payable — The carrying value approximates fair value.

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 14:   Fair Value Measurements (continued)
The carrying value and estimated fair value of financial instruments at December 31 follows:
	Carrying Value	Estimated Fair Value	Fair Value Hierarchy
			Level 1	Level 2	Level 3
2024
Financial assets:
Cash and cash equivalents	$6,433,487	$6,433,487	$6,433,487	$—	$—
Investment securities available for sale	9,538,032	9,538,032	—	9,538,032	—
Investment securities held to maturity	2,005,207	1,912,680	—	1,912,680	—
Loans, net	86,327,215	75,607,000	—	—	75,607,000
FHLB stock	427,700	427,700	—	427,700	—
Mutual funds	301,635	301,635	301,635	—	—
Accrued interest receivable	361,572	361,572	361,572	—	—
Cash value of life insurance	744,112	744,112	—	744,112	—
Total	$106,138,960	$95,326,218	$7,096,694	$12,622,524	$75,607,000
Financial liabilities:
Deposits	$85,089,582	$84,992,581	$52,411,346	$—	$32,581,235
Advance payments by borrowers for taxes and insurance	54,200	54,200	—	54,200	—
Federal Home Loan Bank advances	8,000,000	8,009,000	—	8,009,000	—
Accrued interest payable	105,112	105,112	105,112	—	—
Total	$93,248,894	$93,160,893	$52,516,458	$8,063,200	$32,581,235
	Carrying Value	Estimated Fair Value	Fair Value Hierarchy
			Level 1	Level 2	Level 3
2023
Financial assets:
Cash and cash equivalents	$10,192,920	$10,192,920	$10,192,920	$—	$—
Investment securities available for sale	11,303,990	11,303,990	—	11,303,990	—
Investment securities held to maturity	2,835,565	2,788,262	—	2,788,262	—
Loans, net	81,036,230	70,393,773	—	—	70,393,773
FHLB stock	422,100	422,100	—	422,100	—
Mutual funds	291,020	291,020	291,020	—	—
Accrued interest receivable	323,417	323,417	323,417	—	—
Cash value of life insurance	763,732	763,732	—	763,732	—
Total	$107,168,974	$96,479,214	$10,807,357	$15,278,084	$70,393,773

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 14:   Fair Value Measurements (continued)
	Carrying Value	Estimated Fair Value	Fair Value Hierarchy
			Level 1	Level 2	Level 3
Financial liabilities:
Deposits	$86,071,413	$85,807,415	$55,707,596	$—	$30,099,819
Advance payments by borrowers for taxes and insurance	36,929	36,929	—	36,929	—
Federal Home Loan Bank advances	8,000,000	8,108,000	—	8,108,000	—
Accrued interest payable	33,065	33,065	33,065	—	—
Total	$94,141,407	$93,985,409	$55,740,661	$8,144,929	$30,099,819

Limitations — The fair value of a financial instrument is the current amount that would be exchanged between market participants, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Association’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Consequently, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Association.
Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Association’s entire holdings of a particular instrument. Because no market exists for a significant portion of the Association’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters that could affect the estimates. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business. Deposits with no stated maturities are defined as having a fair value equivalent to the amount payable on demand. This prohibits adjusting fair value derived from retaining those deposits for an expected future period of time. This component, commonly referred to as a deposit base intangible, is neither considered in the above amounts nor is it recorded as an intangible asset on the balance sheet. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
Note 15:   Subsequent Events
The Board of Directors of the Association anticipates approving a plan of conversion to a stock bank (Plan) in the third quarter of 2025. The Plan is subject to the approval of the Federal Deposit Insurance Corporation and the Montana Department of Banking, and it must be approved by the affirmative vote of a simple majority of the total votes eligible to be cast by the voting members of the Association at a special meeting. The Plan, if approved by at least two-thirds of the Board of Directors, will set forth that the Association proposes to convert into a stock bank with the establishment of a bank holding company, as parent of the newly formed stock bank. As part of any plan of conversion, the Association will be required to determine the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. It is anticipated that the Association’s Board of Directors will adopt an employee stock ownership plan (ESOP), which will subscribe for up to approximately 8 – 10% of the common stock sold in the offering.

Pioneer Federal Savings & Loan Association
Notes to Financial Statements
Note 15:   Subsequent Events (continued)
All costs associated with issuing the common stock will be deducted from the sales proceeds of the offering. If the offering is unsuccessful, all costs will be charged to operations. The Association had incurred deferred conversion costs totaling approximately $424,000 as of September 22, 2025.
At the completion of the conversion to stock form, the Association will maintain a liquidation account in the amount of the net worth of the Association prior to conversion. The liquidation accounting will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Association after conversion.
The conversion, if approved, will be accounted for as a change in corporate form with the historic basis of the Association’s assets, liabilities and equity unchanged as a result. Any newly formed company would be an emerging growth company, and, for as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies.”
Management has evaluated subsequent events for recognition and disclosure in the financial statements through September 22, 2025, which is the date the financial statements were available to be issued.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by PSB Financial, Inc., Pioneer Federal Savings and Loan Association or Pioneer State Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of PSB Financial, Inc., Pioneer Federal Savings and Loan Association or Pioneer State Bank since any date as of which information is furnished herein or since the date of this prospectus.
Up to 1,380,000 Shares
(Subject to Increase to up to 1,587,000 Shares)
(Proposed Holding Company for Pioneer State Bank, Successor to Pioneer Federal Savings and Loan Association)
COMMON STOCK
par value $0.01 per share

PROSPECTUS
[                 ], 2025
These securities are not deposits or savings accounts and are not federally insured or guaranteed.

Until [           ], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the shares of common stock being registered. All the amounts shown are estimates except for the SEC registration fee and the OTCQB application fee.
Registrant’s legal fees and expenses	$750,000
Registrant’s accounting fees and expenses	380,000
Marketing agent’s fees	300,000
Marketing agent’s legal fees	125,000
Marketing agent’s expense reimbursement	30,000
Records management fees and expenses	35,000
Printing, postage, mailing and EDGAR expenses	200,000
Transfer agent’s fees and expenses	20,000
Filing fees	30,000
Appraisal fees and expenses	55,000
Business plan fees and expenses	50,000
Miscellaneous	25,000
Total Expenses(1)	$2,000,000

(1)
Assumes 100% of the shares of common stock are sold in the subscription and community offering at the adjusted maximum of the offering range.

Item 14.   Indemnification of Directors and Officers.
Section 2-418 of the Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:
(1)
the act or omission of the director was material to the matter giving rise to such proceeding; and

a.
was committed in bad faith; or

b.
was the result of active and deliberate dishonesty; or

(2)
the director actually received an improper personal benefit in money, property, or services; or

(3)
in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

The MGCL permits a Maryland corporation to indemnify a present and former officer to the same extent as a director. In addition to the foregoing, a court of appropriate jurisdiction: (1) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (2) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer, whether or not involving actions in such individual’s official capacity; provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.
The MGCL also permits a Maryland corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:
(1)
a written affirmation by the director or officer of their good faith belief that they have met the standard of conduct necessary for indemnification by the corporation; and

(2)
a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The indemnification and advancement of expenses provided or authorized may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.
As permitted under the MGCL, the Registrant has adopted indemnification provisions in its charter that closely track the statutory indemnification provisions of the MGCL. The applicable indemnification provision is included in Article X of the Registrant’s charter and reads as follows:
PSB Financial shall indemnify (1) its current and former directors and officers, whether serving PSB Financial or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in the Bylaws with respect to proceedings to enforce rights to indemnification, PSB Financial shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of PSB Financial. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, PSB Financial’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.
The Registrant cannot indemnify its directors or officers unless a determination has been made that indemnification is permissible because the director or officer has met the standard of conduct previously identified above. In accordance with Section 2-418(e)(2) of the MGCL, such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or by a majority vote of a committee of the board consisting solely of one or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the directors who are not parties to the proceeding; (2) by special legal counsel selected by the board of directors or a committee of the board by vote as set forth in hereto in Item (1), or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or (3) by the stockholders.
As permitted under Section 2-418(k) of the MGCL, the Registrant has purchased directors’ and officers’ liability insurance that insures the Registrant’s directors and officers, among other things, against certain liabilities that may arise under the Securities Act.
In accordance with Section 2-418(l) of the MGCL, the Registrant will report in writing to the stockholders any indemnification of, or advance of expenses to, a director if such indemnification or advance arises out of a proceeding by or in the right of the corporation.
Section 8(k) of the Federal Deposit Insurance Act provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the Federal Deposit Insurance Act, to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.
Item 15.   Recent Sales of Unregistered Securities.
Not applicable.
Item 16.   Exhibits and Financial Statement Schedules.
(a)
List of Exhibits.

1.1	Engagement Letter between Pioneer Federal Savings and Loan Association and Keefe, Bruyette & Woods (Financial Advisor Services).
1.2	Engagement Letter between Pioneer Federal Savings and Loan Association and Keefe, Bruyette & Woods (Conversion Agent and Data Processing Records Management Agent).
1.3	Form of Agency Agreement by and among PSB Financial, Inc., Pioneer State Bank and Keefe, Bruyette & Woods.*
2	Plan of Conversion
3.1	Articles of Incorporation of PSB Financial, Inc.
3.2	Bylaws of PSB Financial, Inc.
4	Form of Common Stock Certificate of PSB Financial, Inc.
5.1	Opinion of Godfrey & Kahn, S.C. regarding legality of securities being registered
8.1	Federal Income Tax Opinion of Godfrey & Kahn, S.C.
8.2	State Income Tax Opinion of Wipfli LLP
10.1	Employment Agreement between Pioneer Federal Savings and Loan Association and Phillip K. Willett+
10.2	Form of Supplemental Executive Retirement Plan Agreement between Pioneer State Bank and Phillip K. Willett+
10.3	Form of Change of Control Agreement between Pioneer State Bank and Phillip K. Willett+
10.4	Form of Restrictive Covenant Agreement between Pioneer State Bank and Phillip K. Willett+
16	Letter of Wipfli LLP regarding change in accountants
21	Subsidiaries of PSB Financial, Inc.
23.1	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1 and 8.1)
23.2	Consent of Wipfli LLP (included in Exhibit 8.2)
23.3	Consent of Feldman Financial Advisors, Inc.
23.4	Consent of Elliott Davis, LLC
24	Power of Attorney (set forth on the signature page to this Registration Statement)
99.1	Engagement letter between Pioneer Federal Savings and Loan Association and Feldman Financial Advisors, Inc. with respect to independent appraisal services.
99.2	Letter of Feldman Financial Advisors, Inc. with respect to value of subscription rights.
99.3	Appraisal Report of Feldman Financial Advisors, Inc.
99.4	Marketing Materials*
99.5	Stock Order and Certification Form*

107	Filing Fee Table

+
Management contract

*
To be filed by amendment.

(b)
Financial Statement Schedules

Financial statement schedules are not filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.
Item 9.    Undertakings*
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes:
(1)
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Deer Lodge, State of Montana, on September 22, 2025.
PSB FINANCIAL, INC.
By: /s/ Phillip K. Willett Phillip K. Willett, President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Phillip K. Willett Phillp K. Willett	President and Chief Executive Officer, Director (Principal Executive Officer and Principal Financial Officer)	September 22, 2025
POWER OF ATTORNEY
We, the undersigned directors and officers of PSB Financial, Inc. (the “PSB Financial”) hereby severally constitute and appoint Phillip K. Willett, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said individual may deem necessary or advisable to enable PSB Financial to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of PSB Financial’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said individual shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Jack M. Andersen Jack M. Andersen	Director	September 22, 2025
/s/ Roberta Jean Bergeson Roberta Jean Bergeson	Director	September 22, 2025
/s/ Spencer Hegstad Spencer Hegstad	Director	September 22, 2025
/s/ Debra H. Huber Debra H. Huber	Director	September 22, 2025
/s/ Michael E. Johns Michael E. Johns	Director	September 22, 2025
/s/ William Mosier Jr. William Mosier Jr.	Director	September 22, 2025

Signature	Title	Date
/s/ Tony L. Pfaff Tony L. Pfaff	Director	September 22, 2025
/s/ Mark J. Simkins Mark J. Simkins	Director	September 22, 2025
/s/ Ronald J. Snow Ronald J. Snow	Director	September 22, 2025